As filed with the Securities and Exchange Commission on October 27, 2005

                                                     Registration No. 333-128793

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                SUN BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            New Jersey                     6029                52-1382541
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


                                226 Landis Avenue
                           Vineland, New Jersey 08360
                                 (856) 691-7700
             ------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                                Thomas A. Bracken
                      President and Chief Executive Officer
                                Sun Bancorp, Inc.
                                226 Landis Avenue
                           Vineland, New Jersey 08360
                                 (856) 691-7700
             ------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                John J. Spidi, Esq.                    Ronald H. Janis, Esq.
             Malizia Spidi & Fisch, PC                   Pitney Hardin LLP
     1100 New York Avenue, NW, Suite 340 West             7 Times Square
               Washington, DC  20005                    New York, NY 10036
                  (202) 434-4670                          (212) 297-5800
      ---------------------------------------------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                                     [Logo]
                                 Advantage Bank

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Advantage Bank Shareholders:

         The boards of directors of Sun Bancorp, Inc. and Advantage Bank have each unanimously approved a merger by which Advantage Bank will be merged with and into Sun National Bank.

         Upon completion of the merger, Advantage Bank shareholders shall have the right to elect to receive in exchange for each share of Advantage Bank common stock they own, subject to adjustment or proration under certain circumstances:

         o    $19.00 in cash; or
         o    0.87 shares of Sun Bancorp common stock.

         Advantage Bank shareholders will receive cash for any fractional shares they may be entitled to receive. Sun Bancorp and Advantage Bank have agreed that 50% of the total number of shares of Advantage Bank common stock outstanding will be exchanged for Sun Bancorp common stock, regardless of your election. You may therefore receive a combination of cash and shares of Sun Bancorp common stock for your Advantage Bank shares which differs from that which you elected. Assuming that 50% of Advantage Bank's outstanding shares are converted into Sun Bancorp common stock, immediately following the completion of the merger Advantage Bank shareholders will own approximately 4.2% of the outstanding shares of the combined company. The federal income tax consequences of the merger to you will depend on whether you receive cash, shares of Sun Bancorp common stock or a combination of cash and Sun Bancorp common stock in exchange for your shares of Advantage Bank common stock. Sun Bancorp common stock is traded on the Nasdaq Stock Market under the symbol "SNBC." Advantage Bank common stock is traded on the OTC Bulletin Board under the symbol "ADBK."

         We cannot complete the merger unless we obtain the necessary regulatory approvals and the shareholders of Advantage Bank approve the merger agreement. Advantage Bank will hold a special meeting of its shareholders on November 30, 2005 at 3:00 p.m., local time, at the Bank's offices at 286 Route 206 South, Hillsborough, New Jersey to consider and vote on this merger proposal. The proposal must be approved by the holders of at least two-thirds of the outstanding shares of Advantage Bank. The executive officers and directors of Advantage Bank agreed to vote their shares in favor of the merger. As of the voting record date, Advantage Bank executive officers and directors hold 348,568 shares or 19.3% of the issued and outstanding common stock of Advantage.

         You should read this document and all of the appendices carefully. Before you make a decision on how to vote, you should consider the "Risks Factors" beginning on page 9 of this document.

         YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the shareholders meeting on November 30, 2005, we urge you to complete, sign and return promptly the enclosed proxy card. If your shares are held in "street name," you must instruct your broker to vote. If you fail to vote, the effect will be the same as a vote against the merger.

         The board of directors of Advantage Bank has unanimously approved the merger and recommends that shareholders vote in favor of the merger.

/s/John A. Fallone

John A. Fallone
Chairman of the Board of Directors

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         The securities that Sun Bancorp, Inc. is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Sun Bancorp, Inc., and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

         The date of this proxy statement/prospectus is October 31, 2005, and it is being mailed or otherwise delivered to Advantage Bank shareholders on or about that date.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about Sun Bancorp from documents that are not included in or delivered with this document. This information includes documents incorporated by reference in this proxy statement/prospectus, including exhibits to such documents that are specifically incorporated by reference in this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of these documents by accessing the Securities and Exchange Commission's internet website maintained at www.sec.gov or by requesting them in writing or by telephone from Sun Bancorp at the following address:

                                Sun Bancorp, Inc.
                                226 Landis Avenue
                           Vineland, New Jersey 08360
                             Attention: Dan A. Chila
                            Executive Vice President
                                 (856) 691-7700

         If you would like to request documents, please do so by November 25, 2005, in order to receive them before the meeting. Any documents requested will be mailed promptly by first class mail or similar means.

         See "Where You Can Find More Information" on page 46 for further information.

                                 Advantage Bank
                               3421 Route 22 East
                          Branchburg, New Jersey 08876
                                 (908) 685-5800
                  --------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 30, 2005

                  --------------------------------------------



         Notice is hereby given that a special meeting of shareholders of Advantage Bank will be held on November 30, 2005 at 3:00 p.m. at the Bank's offices at 286 Route 206 South, Hillsborough, New Jersey for the following purposes:

                  1. To approve an Agreement and Plan of Merger, dated as of August 25, 2005, by and among Sun Bancorp, Inc., Sun National Bank and Advantage Bank, which provides for the merger of Advantage Bank with and into Sun National Bank. In the merger, each share of Advantage Bank common stock outstanding on the effective date of the merger (other than shares held by dissenting shareholders) will be converted into the right to elect to receive, subject to adjustment or proration under certain circumstances, either $19.00 in cash or 0.87 shares of Sun Bancorp common stock; and

                  2. To transact other business, if any, that may properly come before the meeting or any adjournments or postponements of the meeting.

         Only those persons who hold shares of Advantage Bank common stock at the close of business on October 26, 2005 are entitled to notice of and to vote at the meeting or at any adjournment or postponement of the meeting. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting. The meeting may be adjourned or postponed more than once without further notice being given to shareholders of Advantage Bank other than an announcement being made at the meeting or at any adjournment or postponement of the meeting. Any business referred to in this notice may be transacted at any adjournment or postponement of the meeting.

         We look forward to seeing you at the meeting. Your vote is important. A failure to vote, a non-vote or an abstention has the same effect as a vote against the merger. Please mark, sign and return your proxy card, whether or not you plan to attend the meeting.

                             By Order of the Board of Directors

                             /s/John A. Fallone

                             John A. Fallone, Chairman of the Board of Directors

Branchburg, New Jersey
October 31, 2005

The enclosed proxy is solicited by and on behalf of the Advantage Bank board of directors. Whether you plan to attend the meeting or not, please sign and return the enclosed proxy so that Advantage Bank may be assured of the presence of a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING AND ELECTING TO RECEIVE CASH OR STOCK..................................   1

SUMMARY...................................................................................................   3

SELECTED FINANCIAL INFORMATION............................................................................   7
         Selected Financial Information About Sun Bancorp.................................................   7
         Selected Financial Information About Advantage Bank .............................................   8

RISK FACTORS..............................................................................................   9

A WARNING ABOUT FORWARD-LOOKING INFORMATION...............................................................  10

THE ADVANTAGE BANK SPECIAL MEETING........................................................................  11
         The Meeting Date; the Record Date; Quorum Requirement............................................  11
         Voting Rights and Votes Required.................................................................  11
         Voting at the Special Meeting; Proxies...........................................................  12
         Stock Certificates...............................................................................  12
         Solicitation of Proxies..........................................................................  13
         Abstentions and Broker Non-Votes.................................................................  13

THE MERGER................................................................................................  13
         General..........................................................................................  13
         Effective Time of the Merger.....................................................................  13
         Background of the Merger.........................................................................  14
         Advantage's Reasons for the Merger; Recommendation of Advantage's
              Board of Directors..........................................................................  16
         Sun Bancorp's Reasons for the Merger.............................................................  18
         Opinion of Advantage Bank's Financial Advisor ...................................................  19
         Interests of Certain Persons in the Merger.......................................................  27
         Merger Consideration.............................................................................  29
         Cash or Stock Election...........................................................................  29
         Election Procedures; Surrender of Stock Certificates.............................................  30
         Effect of the Merger on Advantage Bank Stock Options.............................................  32
         Timing of Completion of the Merger...............................................................  32
         Regulatory Approvals.............................................................................  32
         Conditions to be Satisfied or Waived Before the Merger Can Be Completed..........................  33
         Conduct of Business by Advantage Bank Pending the Merger.........................................  34
         Other Covenants and Agreements...................................................................  35
         Waiver and Amendment.............................................................................  36
         Termination of the Merger Agreement..............................................................  37
         Termination Fee..................................................................................  38
         Dissenters' Rights...............................................................................  39
         Material Federal Income Tax Consequences of the Merger...........................................  39
         Anticipated Accounting Treatment.................................................................  42
         Expenses.........................................................................................  42

COMPARATIVE MARKET PRICES AND DIVIDENDS...................................................................  42
         Market Price.....................................................................................  42
         Dividends........................................................................................  43

COMPARISON OF SHAREHOLDERS' RIGHTS........................................................................  44
         Voting Rights....................................................................................  44
         Rights on Liquidation............................................................................  45
         Rights of Preemption.............................................................................  45
         Rights to Call a Special Meeting of the Shareholders.............................................  45
         Shareholders' Rights to Amend Corporate Governing Documents......................................  45

                                      (i)


         Election and Classification of the Board of Directors............................................  46
         Nomination of Directors by Shareholders..........................................................  46
         Rights to Remove a Director......................................................................  46
         Shareholders' Rights to Reports..................................................................  46
         Preferred Stock..................................................................................  46

WHERE YOU CAN FIND MORE INFORMATION.......................................................................  46
         General..........................................................................................  46
         Advantage Bank Information.......................................................................  47
         Sun Bancorp Information..........................................................................  47

EXPERTS  .................................................................................................  48

LEGAL COUNSEL.............................................................................................  49

APPENDIX A - AGREEMENT AND PLAN OF MERGER.................................................................   A-1

APPENDIX B - FAIRNESS OPINION OF SANDLER O'NEILL & PARTNERS, L.P. ........................................   B-1

APPENDIX C - SECTION 215A OF TITLE 12 OF THE UNITED STATES
                      CODE (RIGHTS OF DISSENTING SHAREHOLDERS) ...........................................   C-1


                                      (ii)

    QUESTIONS AND ANSWERS ABOUT VOTING AND ELECTING TO RECEIVE CASH OR STOCK


Q.   What matters will be considered at the meeting?

A. At the special meeting of shareholders, Advantage Bank shareholders will be asked to vote on the merger.

Q.   What do I need to do now?

A. After you have carefully read this proxy statement/prospectus and decided how to vote, please indicate on your proxy card how you want to vote. Sign and RETURN THE BLUE PROXY CARD IN THE ENCLOSED BLUE ENVELOPE MARKED "PROXY" as soon as possible, so that your shares may be represented and voted at the meeting to be held on November 30, 2005.

Q.   Why is my vote important?

A. The failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger. The merger must be approved by the holders of at least two-thirds of the shares of Advantage Bank outstanding.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. No. Your broker cannot vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger.

Q.   What if I abstain from voting or fail to instruct my broker?

A. If you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting "broker non-vote" will be counted toward a quorum at the special meeting but it will have the same effect as a vote against the merger.

Q.   Can I change my vote after I have mailed my signed proxy card?

A. Yes. You may revoke your proxy prior to the meeting by delivering a later-dated proxy or written notice of revocation to Barbara DeGiulo, Secretary of Advantage Bank. A proxy may be revoked at the meeting by filing a later-dated proxy or written revocation with the Secretary prior to the vote of such proxy.

     You may attend the meeting and vote in person if you are a holder of record. Simply attending the meeting, however, will not revoke your proxy. If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q. Should I send in my stock certificates now - how do I make an election for cash or stock?

A. Yes. An election form has been mailed to you to allow you to elect to receive cash, Sun Bancorp common stock, or a combination of cash and Sun Bancorp common stock or to elect no preference as to the type of consideration you receive for your shares of Advantage common stock.

     Sun Trust Bank will act as Sun Bancorp's exchange agent in the merger and will process the exchange of Advantage stock certificates for either cash, Sun Bancorp common stock or a combination of cash and shares of Sun Bancorp common stock.

     In order for your election to be effective, you must return your properly completed election form, along with your Advantage stock certificates or an appropriate guarantee of delivery to SunTrust Bank at or before 4:00 p.m., local time, on November 25, 2005. Instructions for completing the election form are provided on that form. PLEASE USE THE WHITE ENVELOPE MARKED "ELECTION FORM" THAT YOU RECEIVE WITH THE ELECTION FORM. DO NOT USE THE BLUE ENVELOPE MARKED "PROXY" TO SUBMIT YOUR ELECTION FORM AND ADVANTAGE STOCK CERTIFICATES.

     If you have a preference for receiving either cash, Sun Bancorp common stock or a combination of both Sun Bancorp common stock and cash for your Advantage common stock, you should complete and return the election form. If you elect no preference or do not make an election, you will be allocated Sun Bancorp common stock and/or cash depending on the elections made by other Advantage shareholders. Please remember, however, that even if you do make an election, you might not receive the amount of cash and/or Sun Bancorp common stock that you elect due to the requirement that 50% (subject to increase by Sun to 60% in certain circumstances) of the outstanding shares of Advantage common stock will be exchanged for Sun Bancorp common stock and the remaining shares will be exchanged for cash.

     If you do not make a proper election, you will receive instructions on how to surrender your Advantage stock certificates from the exchange agent after the merger is completed.

Q.   Must my election form cover all of my Advantage Bank shares?

A. Yes. Each holder of Advantage Bank shares may submit only one election form. The only exception is for shareholders who hold shares on behalf of others or shareholders who hold shares in a retirement account. Shareholders who hold Advantage Bank shares as nominees, trustees or in other representative capacities may submit multiple election forms, provided that each such election form covers all the shares of Advantage Bank common stock held by such representative for a particular beneficial owner. Shareholders who hold shares in a retirement account may also submit multiple election forms as long as such election forms cover all shares held by such shareholder individually and in the retirement account.

Q.   What are the tax consequences of the merger to me?

A. We expect that for federal income tax purposes, the merger will be a taxable event to those Advantage Bank shareholders who receive cash in whole or in part in exchange for their Advantage Bank common stock, and the merger will not be a taxable event to those Advantage Bank shareholders who receive solely Sun Bancorp common stock in exchange for their Advantage Bank common stock.

     We each will have no obligation to complete the merger unless tax counsel to Sun Bancorp provides a legal opinion that the common stock exchange portion of the merger (as opposed to the payment of cash) will qualify as a transaction that is generally tax-free for federal income tax purposes. The legal opinion will not bind the Internal Revenue Service, however, and the Internal Revenue Service could take a different view of the transaction.

     We urge you to consult your personal tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

Q.   Do I have the right to dissent from the merger?

A. Yes. You can exercise your right to dissent from the merger by voting against the merger and following the procedures described in this document.

Q.   Is there other information I should consider?

A.   Yes. Much of the business and financial information about
     Sun Bancorp that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Sun Bancorp with the Securities and Exchange Commission. This means that Sun Bancorp may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See "Sun Bancorp Information" on page 47 for a list of documents that Sun Bancorp has incorporated by reference into this proxy statement/ prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q. Why haven't you included a substantial amount of financial information about Advantage Bank in this document?

A. As an Advantage Bank shareholder, you receive annual financial information as distributed by Advantage Bank to its shareholders. In considering the proposed merger, we believe you are in more need of information concerning Sun Bancorp. Due to the size of Sun Bancorp relative to the size of Advantage Bank, financial information about Advantage Bank is not material. Furthermore, financial information about Advantage Bank is not required to be provided in this proxy statement/prospectus by any applicable law or regulation. However, if you require copies of Advantage Bank's most recent annual reports to shareholders, you may obtain them from Advantage Bank.

Q.   What if there is a conflict between documents?

A. You should rely on the LATER FILED DOCUMENT. Information in this proxy statement/prospectus may update information contained in one or more of the Sun Bancorp documents incorporated by reference. Similarly, information in documents that Sun Bancorp may file after the date of this proxy
     statement/prospectus   may  update  information  contained  in  this  proxy
     statement/prospectus   or   information   contained  in  previously   filed
     documents.

Q.   When do you expect the merger to be completed?

A.   We expect the merger to be completed during the first quarter of 2006.

Q. Whom should I call with questions or to obtain copies of this proxy statement/prospectus?

A. You may contact Barbara DeGiulo, Vice President and Corporate Secretary of Advantage Bank, telephone (800) 959-0068.

                                     SUMMARY


         This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire document and other documents to which we refer to fully understand the merger. See "Where You Can Find More Information" on page 46 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

         In this document, we refer to Advantage Bank in some places as "Advantage" and Sun Bancorp, Inc. as "Sun Bancorp" or "Sun."


Information regarding Sun Bancorp, Inc.

Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey 08360
(856) 691-7700

Sun Bancorp is a multi-state bank holding company headquartered in Vineland, New Jersey. Its principal subsidiary is Sun National Bank. At June 30, 2005, Sun Bancorp had total assets of $3.1 billion, total deposits of $2.5 billion and total shareholders' equity of $287.6 million. Sun provides a wide variety of community banking services through 74 full service branches in southern and central New Jersey, Philadelphia, Pennsylvania and New Castle County, Delaware.

Sun Bancorp routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this document, discussions, and in some cases, negotiations and due diligence activities leading to the execution of preliminary or definitive acquisition agreements may occur or be in progress. These transactions may involve Sun Bancorp acquiring such financial institutions in exchange for cash or capital stock, and, depending on the terms of these transactions, may dilute the Sun Bancorp common stock to be issued to Advantage Bank shareholders in the merger.

Information Regarding Advantage Bank

Advantage Bank
3421 Route 22 East
Branchburg, New Jersey 08876
(908) 685-5800

Advantage Bank is a New Jersey chartered commercial bank. As of the date of this document, Advantage has five offices, including three in Somerset County and two in Hunterdon County, New Jersey. As of June 30, 2005, Advantage Bank had consolidated assets of $166.0 million, deposits of $151.6 million and shareholders' equity of $13.9 million.

The Advantage Bank board recommends that Advantage Bank shareholders vote "FOR" approval of the merger. (See page 18)

The Advantage Bank board believes that the merger is in the best interests of Advantage Bank shareholders and has unanimously approved the merger agreement. The Advantage Bank board recommends that Advantage Bank shareholders vote "FOR" approval of the merger.

What Advantage Bank shareholders will receive in the merger.  (See page 29)

When the merger is complete, each share of Advantage Bank common stock will be converted into the right to receive either 0.87 of a share of Sun Bancorp common stock or $19.00 in cash. We refer to this 0.87-to-1 ratio for the stock election as the exchange ratio.

In the case of fractional shares, Advantage Bank shareholders will receive cash instead of a fractional share. The cash payment for a fractional share will be based upon a price of $19.00 a share.

Sandler O'Neill provided an opinion to the Advantage Bank board of directors that the consideration to be received by Advantage shareholders in the merger was fair from a financial point of view. (See page 19)

In deciding to approve the merger, the Advantage board of directors considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that as of the date of its opinion, the per share consideration to be received by Advantage shareholders was fair to them from a financial point of view. The full text of its opinion, dated August 25, 2005, is attached as Appendix B of this proxy statement/prospectus. Advantage shareholders should read this opinion carefully and in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill in rendering its opinion. Sandler O'Neill will be paid a fee in an amount equal to 1.125% of the aggregate transaction value which is contingent, and payable, upon closing of the merger. Such fee is estimated to be $416,100. Advantage paid $25,000 to Sandler O'Neill upon the signing of the merger agreement, which will be credited against this fee. Advantage has also paid Sandler O'Neill $50,000 for rendering its opinion.

Advantage Bank's shareholder meeting will be held on November 30, 2005. (See page 11)

The meeting of Advantage Bank shareholders will be held at 3:00 p.m. on November 30, 2005 at the Bank's offices at 286 Route 206 South, Hillsborough, New Jersey. At the meeting, shareholders will be asked to vote on the approval of the merger agreement, which provides for the merger of Advantage Bank with and into Sun National Bank.

The record date for the shareholder meeting is October 26, 2005; a vote of at least two-thirds of the outstanding shares is required to approve the merger. (See page 11)

Advantage Bank shareholders may vote at the meeting if they owned Advantage Bank common stock at the close of business on October 26, 2005. As of that date, there were 1,807,403 shares of Advantage Bank common stock issued and outstanding and entitled to be voted at the meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Advantage Bank common stock is required. If you do not vote your shares of Advantage Bank common stock, it will have the same effect as a vote against the merger.

As of the close of business on the record date, Advantage Bank's directors and executive officers and their affiliates were entitled to vote approximately 348,568 shares of Advantage Bank common stock, which represents approximately 19.3% of Advantage Bank's stock issued and outstanding on that date. Each of the Advantage directors and executive officers has executed an affiliate and voting agreement with Sun Bancorp in which he agreed to vote the shares of Advantage Bank common stock owned by him "FOR" the merger.

Sun Bancorp will be the surviving corporation and Sun National Bank will be the surviving bank. (See page 13)

Advantage Bank will be merged with and into Sun National Bank, and Sun National Bank will be the surviving bank after that merger. Sun Bancorp will continue to be the parent company of Sun National Bank after the merger. The directors and officers of Sun Bancorp and Sun National Bank before the merger will continue to serve as the directors and officers of Sun Bancorp and Sun National Bank after the merger. At the time of completion of the merger, however, Mr. John Fallone, the chairman of the Advantage Bank board, will become a member of the boards of Sun Bancorp and Sun National Bank. In addition, certain officers of Advantage Bank will become officers of Sun National Bank.

Federal Income Tax Consequences for Advantage Bank Shareholders (See page 39)

The federal income tax consequences of the merger to you will depend primarily on whether you exchange your Advantage common stock for Sun Bancorp common stock (except for cash received instead of a fractional share of Sun Bancorp common stock), cash or a combination of stock and cash. Regardless of whether you elect to receive Sun Bancorp common stock, cash or a combination of stock and cash, the federal income tax consequences will depend on the actual merger consideration that you receive.

If you receive only shares of Sun Bancorp common stock and cash in lieu of a fractional share in exchange for your Advantage common stock, then you generally will not recognize any gain or loss, except with respect to the cash received in lieu of a fractional share. If you receive only cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your basis in your Advantage common stock. The tax treatment of any gain will depend upon your individual circumstances, but generally any gain will result in an increased tax liability while any loss will decrease a tax liability.

If you receive a combination of Sun Bancorp common stock and cash other than cash in lieu of a fractional share in exchange for your Advantage common stock, then you will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

The merger will not be taxable at the corporate level and there will be no tax consequences to Sun Bancorp shareholders.

Advantage Bank shareholders should consult their own tax advisors for a full understanding of the merger's tax consequences for them.

Dissenters' Rights (See page 39)

The shareholders of Advantage Bank have dissenters' rights to obtain an appraised value of their shares in connection with the merger.

Interests of Certain Persons in the Merger (See page 27)

Some of the directors and executive officers of Advantage Bank have interests in the merger beyond their interest as shareholders. Among those interests are employment offers, rights to indemnification for periods of prior service and the rights to participate in the employee benefit plans of Sun

Bancorp. Also, the non-employee directors will become advisory directors of Sun Bancorp. Advantage Bank also may amend its non-employee director stock option plans to allow service on the Sun Bancorp advisory board to constitute service on the Advantage board of directors for purposes of each of the plans. The effect of this change is to allow Advantage directors additional time to exercise their stock options. Advantage's president and chief executive officer will receive a lump sum payment equal to $380,000. He will also be appointed as an executive vice president of Sun National Bank and will receive a grant of 5,000 options for Sun Bancorp common stock and a change in control severance agreement.

There are conditions  that must be satisfied for the merger to occur.  (See page
33)

Completion of the merger is subject to various conditions, which include:

o    approval of the merger agreement by Advantage Bank's shareholders; and

o receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger.

Sun must obtain regulatory approvals for the merger to occur. (See page 32)

We cannot complete the merger unless it is approved by the Office of the Comptroller of the Currency. Sun has filed an application with the Office of the Comptroller of the Currency for approval of the merger. We cannot be certain when or if Sun will obtain the regulatory approval of the Office of the Comptroller of the Currency.

Termination of the Merger Agreement (See page 37)

Advantage Bank and Sun Bancorp can mutually agree at any time to abandon the merger and terminate the merger agreement, even if the Advantage shareholders have approved it. Either the Sun Bancorp board or the Advantage Bank board may decide, without the consent of the other, to abandon the merger if:

o the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach within 30 days of receiving notice of the breach;

o the other party makes an inaccurate representation or warranty and does not, or cannot, correct the inaccuracy within 30 days of giving notice of the inaccuracy;

o    the merger has not been completed by May 31, 2006;

o a governmental authority denies an approval necessary to complete the merger, in a final and nonappealable way;

o    Advantage Bank's shareholders fail to approve the merger agreement; or

o certain conditions to the obligations of Advantage Bank and Sun Bancorp to complete the merger cannot be satisfied.

Under certain circumstances, the exchange ratio could be adjusted upward pursuant to certain provisions of the merger agreement. Pursuant to the merger agreement, Advantage Bank will have the right to terminate the merger agreement if, between the time the merger agreement was entered into and a twenty day measurement period ending ten trading days before the date the merger is completed, there has been both (i) a 17.5% absolute decline in Sun Bancorp's common stock price from the $21.45 starting price established in the merger agreement and (ii) a 20% decline in Sun Bancorp's common stock price relative to the stock price of a selected group of 19 companies, referred to as the Index Group. However, if both of the conditions are met and Advantage Bank makes such an election, Sun Bancorp may prevent the termination of the merger agreement by adjusting the exchange ratio upward (and thereby increasing the number of shares of Sun Bancorp common stock to be received upon exchange of Advantage Bank common stock).

Termination Fee (See page 38)

Advantage Bank shall be required to pay Sun Bancorp for its expenses incurred in connection with the merger agreement up to $375,000 if:

o Sun Bancorp's board of directors terminates the merger agreement due to Advantage Bank having failed to hold a meeting to vote on the merger agreement within the time period prescribed in the merger agreement or because of the Advantage Bank board's failure to recommend approval of the merger agreement or its modification or withdrawal of such recommendation; or

o The Advantage Bank board of directors terminates the merger agreement due to its determination in good faith that it is required to accept an alternative proposal in order to comply with its fiduciary duties (provided it has not otherwise breached the merger agreement);

and if within 18 months thereafter, an "acquisition transaction" is consummated or a definitive agreement is entered into by Advantage Bank relating to an acquisition transaction, then Advantage Bank will be required to pay Sun Bancorp a termination fee equal to $1,480,000 plus up to $250,000 in expenses (less any expenses previously paid).

No Solicitation (See page 36)

Advantage  Bank has  agreed it will not,  directly  or  indirectly,  solicit  or
encourage  an   acquisition   proposal  by  any  other  person.   Under  certain
circumstances it may respond to unsolicited offers.

Shareholders' Rights (See page 44)

Advantage Bank shareholders' rights are governed by New Jersey banking law and by Advantage Bank's certificate of incorporation and bylaws. After the merger, those Advantage Bank shareholders who receive Sun Bancorp stock in the merger will become Sun Bancorp shareholders and their rights as a shareholder will be governed by New Jersey law, as well as Sun Bancorp's amended and restated certificate of incorporation and amended and restated bylaws. There are differences between the rights of Sun Bancorp shareholders and the rights of Advantage Bank shareholders.

Market Price Information (See page 42)

Sun Bancorp common stock is traded on the Nasdaq Stock Market under the symbol "SNBC." Advantage Bank common stock is traded on the OTC Bulletin Board under the symbol "ADBK." The following tables set forth the historical price of Sun Bancorp common stock and Advantage Bank common stock as of the date preceding the first public announcement of the merger and as of the latest practicable date preceding this document.


                                    Sun Bancorp
                                    Common Stock
                                    Last Sales Price
                                    ----------------------------
August 25, 2005                     $ 21.55
October 26, 2005                    $ 19.68

                                    Advantage Bank
                                    Common Stock
                                    Last Sales Price
                                    ----------------------------
August 25, 2005                     $ 18.00
October 26, 2005                    $ 17.95

                         SELECTED FINANCIAL INFORMATION

Selected Financial Information About Sun Bancorp

         The table below presents selected historical consolidated financial information about Sun Bancorp. The balance sheet and results of operations data for the five fiscal years ended December 31, 2000 to 2004 is derived from audited consolidated financial statements of Sun Bancorp. You should read the following table in conjunction with the consolidated financial statements of Sun Bancorp and the notes thereto, which are incorporated into this document by reference. See "Where You Can Find More Information" on page 46.

                                                                 At or for the Years Ended December 31,
                                              ------------------------------------------------------------------------------
                                                   2004            2003           2002            2001            2000
                                                   ----            ----           ----            ----            ----
                                                            (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                        $3,053,587      $2,599,487     $2,112,172      $1,929,425      $2,002,529
  Cash and investments                             952,779       1,058,096        800,425         739,201         848,421
  Loans receivable (net)                         1,847,721       1,364,465      1,217,008       1,089,605       1,031,844
  Deposits                                       2,430,363       2,111,125      1,690,462       1,572,338       1,410,867
  Borrowings and securities sold
   under agreements to repurchase                  254,310         222,398        205,280         160,096         407,279
  Junior subordinated debentures(1)                 77,322          72,167              -               -               -
  Guaranteed preferred beneficial interest
    in Sun Bancorp's subordinated debt(1)                -               -         59,274          57,327          57,327
  Shareholders' equity                             279,220         185,718        145,623         129,960         117,634

Selected Results of Operations:
  Interest income                               $  124,269      $  108,062     $  112,894      $  126,825      $  150,656
  Net interest income                               89,318          72,287         65,038          56,758          61,248
  Provision for loan losses                          2,075           4,825          4,175           7,795           2,580
  Net interest income after
    provision for loan losses                       87,243          67,462         60,863          48,963          58,668
  Non-interest income                               19,119          17,356         13,178          10,516           8,183
  Non-interest expense                              81,152          66,036         58,965          57,695          54,447
  Net income                                        17,629          13,336         10,378           1,328           8,780

Per Share Data(2):
  Earnings Per Share
    Basic                                       $     1.08      $     0.98     $     0.74      $     0.11      $     0.71
    Diluted                                     $     1.01      $     0.91     $     0.72      $     0.10      $     0.70
  Book Value                                    $    15.53      $    12.67     $    11.24      $    10.13      $     9.36

Selected Ratios:
  Return on average assets                            0.63%           0.59%          0.50%           0.07%           0.43%
  Return on average equity                            7.80%           8.71%          7.63%           1.05%           8.85%
  Ratio of equity to assets                           9.15%           6.79%          6.55%           6.42%           4.86%

--------------
(1) Effective December 31, 2003, Sun Bancorp adopted new accounting standards which required the deconsolidation of Sun Bancorp's wholly-owned trusts which issued capital securities.
(2) The per share data contained in the table above has been adjusted to reflect stock dividends, including the 5% stock dividend declared in March 2005.

Selected Financial Information About Advantage Bank

         The table below presents selected historical financial information about Advantage Bank. The balance sheet and results of operations data for the five fiscal years ended December 31, 2000 to 2004 is derived from audited financial statements of Advantage Bank. You should read the following table in conjunction with the financial statements of Advantage Bank and the notes thereto. See "Where You Can Find More Information" on page 46.

                                                                 At or for the Years Ended December 31,
                                                 -------------------------------------------------------------------
                                                    2004         2003          2002           2001          2000
                                                    ----         ----          ----           ----          ----
                                                           (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                          $146,820      $128,340      $101,482       $76,406       $66,011
  Cash and cash equivalents                          9,102        11,833        15,340         5,463        16,700
  Investment securities                             26,141        20,051         8,150         8,090        10,946
  Loans receivable (net)                           108,553        93,498        75,260        60,476        37,156
  Deposits                                         132,820       115,201        90,810        65,992        57,940
  Shareholders' equity                              13,550        12,587        10,412        10,171         7,799

Selected Results of Operations:
  Interest income                                 $  7,140      $  6,110      $  5,166       $ 5,019       $ 3,790
  Net interest income                                5,481         4,547         3,675         3,024         2,327
  Provision for loan losses                            183           190           151           228           212
  Net interest income after
    provision for loan losses                        5,298         4,357         3,524         2,796         2,115
  Non-interest income                                  423           400           408           257           148
  Non-interest expense                               4,338         4,015         3,679         2,908         2,245
  Net income                                           858           619           228           145            18

Per Share Data(1):
  Earnings Per Share:
    Basic                                            $0.48         $0.36         $0.15         $0.10         $0.01
    Diluted                                          $0.45         $0.34         $0.14         $0.10         $0.01
  Book Value                                         $7.50         $7.07         $6.67         $6.52         $6.26
  Cash dividend                                      $0.05         $0.00         $0.00         $0.00         $0.00

Selected Ratios:
  Return on average assets                            0.61%         0.52%         0.26%         0.20%         0.04%
  Return on average equity                            6.59%         5.32%         2.22%         1.59%         0.23%
  Ratio of equity to assets                           9.23%         9.81%        10.26%        13.31%        11.81%


------------
(1) The per share data contained in the table above has been adjusted to reflect stock dividends, including the 5% stock dividend declared in January 2005.

                                  RISK FACTORS

         If you make an election to receive Sun Bancorp common stock in exchange for your Advantage Bank common stock, you should be aware that investing in Sun Bancorp common stock involves risks, including the risks described in this proxy statement/prospectus and in the other Sun Bancorp documents that are incorporated by reference into this document. You should carefully consider the risk factors together with all other information and data included and incorporated by reference in this proxy statement/prospectus before you make a stock election.

Sun's loan portfolio includes a substantial amount of commercial and industrial loans and commercial real estate loans. The credit risk related to these types of loans is greater than the risk related to residential loans.

         Sun's commercial and industrial and commercial real estate loan portfolios totaled $1.7 billion at June 30, 2005, comprising 86% of total loans. Commercial and industrial loans generally carry larger loan balances and involve a greater degree of risk of nonpayment or late payment than home equity loans or residential mortgage loans. Any significant failure to pay or late payments by Sun's customers would hurt Sun's earnings. The increased credit risk associated with these types of loans is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. A significant portion of Sun's commercial real estate and commercial and industrial loan portfolios includes a balloon payment feature. A number of factors may affect a borrower's ability to make or refinance a balloon payment, including the financial condition of the borrower, the prevailing local economic conditions and the prevailing interest rate environment.

         Furthermore, the repayment of these loans is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, Sun may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may to a greater extent than residential loans be subject to adverse conditions in the real estate market or economy.

The concentration of Sun's commercial and industrial loans and commercial real estate loans in specific business sectors and geographic areas exposes it to the risk of a possible economic downturn affecting those sectors and areas.

         A significant portion of Sun's commercial and industrial loans and commercial real estate loans are concentrated in the hospitality, entertainment and leisure industries. Many of these industries are dependent upon seasonal business and other factors beyond the control of the industries, such as weather and beach conditions along the New Jersey seashore. Any significant or prolonged adverse weather or beach conditions along the New Jersey seashore could have an adverse impact on the borrowers' ability to repay loans. In addition, because these loans are concentrated in southern and central New Jersey, a decline in the general economic conditions of southern or central New Jersey could have a material adverse effect on Sun's financial condition, results of operations and cash flows.

Sun may not be able to achieve its growth plans or effectively manage its growth.

         Sun's ability to successfully grow will depend on a variety of factors including the continued availability of desirable acquisition and business opportunities, the competitive responses from other financial institutions in its market areas and its ability to integrate acquisitions and otherwise manage its growth. There can be no assurance that growth opportunities will be available or that growth will be successfully managed.

The amount of common stock held by Sun's executive officers and directors gives them significant influence over the election of Sun's board of directors and other matters that require shareholder approval.

         As of October 26, 2005, a total of 5.3 million shares, or approximately 29% of Sun's outstanding common stock, are beneficially owned by its directors and executive officers, not including exercisable options. Therefore, if they vote together, Sun's directors and executive officers have the ability to exert significant influence over the election of the board of directors and other corporate actions requiring shareholder approval, including a tender offer, business combination or other transaction, or, the adoption of proposals made by shareholders. As a result, shareholders who might desire to participate in a takeover transaction may not have an opportunity to do so. The effect of these provisions could be to limit the trading price potential of Sun's common shares.

If Sun has failed to provide an adequate allowance for loan losses, there could be a significant negative impact on its earnings.

         The risk of loan losses varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value of the collateral for the loan. Based upon factors such as historical experience, an evaluation of economic conditions and a regular review of delinquencies and loan portfolio quality, Sun's management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses. At June 30, 2005, Sun's allowance for loan losses was $22.5 million which represented 1.17% of total loans and 176.32% of nonperforming loans. If management's assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future credit losses, or if the bank regulatory authorities require Sun to increase its allowance for loan losses, its earnings could be significantly and adversely affected.

Future changes in interest rates may reduce Sun's profits.

         Sun's ability to make a profit largely depends on its net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

o the interest income it earns on interest-earning assets, such as loans and investment securities; and

o the interest expense it pays on its interest-bearing liabilities, such as deposits and borrowed funds.

         If more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining, then Sun's net interest income may be reduced. If more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising, then Sun's net interest income may be reduced. At June 30, 2005, total interest-earning assets maturing or repricing within one year exceeded interest-bearing liabilities maturing or repricing during the same time period by $186.6 million. As a result, the yield on its interest-earning assets should adjust to changes in interest rates at a faster rate than the cost of its interest-bearing liabilities and its net interest income may be reduced when interest rates decrease significantly for long periods of time.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         This document contains information about possible or assumed future results of operation or the performance of Sun Bancorp and Advantage Bank after the merger is completed. These forward-looking statements may be made directly in this document or may be contained in documents that are incorporated by reference from other documents into this document. You can identify many of these forward-looking statements by looking for statements that are preceded by, followed by or include the words "believes", "expects", "anticipates", "estimates" or similar expressions.

         These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Many possible events and factors could affect the future financial results and performance of Sun Bancorp and Advantage Bank. This could cause actual results and performance to differ materially from those expressed in the forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date it is made, and you should consider the risks of inaccuracies when you consider and decide on the merger.

         Listed below are events and factors that may cause the forward-looking statements to be inaccurate:

          o    Sun  Bancorp  may  have   trouble  or  be  delayed  in  obtaining
               regulatory approvals for the merger;

          o Sun Bancorp may experience lower than expected revenues after the merger, higher than expected operating costs after the merger or higher than expected losses of deposits, customers and business after the merger;

          o after the merger, Sun Bancorp may experience lower than expected cost savings from the merger, or delays in obtaining, or an inability to obtain, cost savings from the merger;

          o Sun Bancorp may have trouble integrating the two businesses or retaining key personnel;

          o    technological   changes  and  systems  integration  may  be  more
               difficult or expensive than Sun Bancorp expects;

          o    changes in the securities markets;

          o a significant increase in competitive pressures among depository and other financial institutions;

          o    changes  in  the  banking  industry   including  the  effects  of
               consolidation   resulting  from  possible  mergers  of  financial
               institutions;

          o    legislative  or  regulatory   changes  adversely   affecting  the
               businesses in which Advantage Bank and Sun Bancorp and its subsidiaries engage;

          o changes in the interest rate environment resulting in reduced margins; and

          o general economic or business conditions, either nationally or in New Jersey, Delaware or Pennsylvania, being less favorable than expected, which would result in, among other things, a deterioration in credit quality and/or a reduced demand for credit.


                       THE ADVANTAGE BANK SPECIAL MEETING

The Meeting Date; the Record Date; Quorum Requirement

         The meeting will be held on November 30, 2005 at 3:00 p.m., local time at the Bank's offices at 286 Route 206 South, Hillsborough, New Jersey.

         Shareholders of record of shares of Advantage Bank common stock as of the close of business on October 26, 2005 are entitled to notice of and entitled to vote at the Advantage Bank special meeting.

         Before any business may be transacted at the meeting, a quorum must be present. The presence in person or by proxy of at least a majority of the issued and outstanding shares of Advantage Bank common stock entitled to vote at the meeting must be present to constitute a quorum at the meeting. As of the record date, there were 1,807,403 shares of Advantage Bank common stock issued and outstanding. Accordingly, at least 903,702 shares of Advantage Bank common stock must be present at the meeting to constitute a quorum for the conduct of business.

Voting Rights and Votes Required

         Each share of Advantage Bank common stock is entitled to one vote on every matter to be considered at the meeting. Approval of the merger requires the affirmative vote of at least two-thirds of the outstanding shares of Advantage Bank common stock entitled to vote at the meeting (i.e., 1,204,936 shares of Advantage Bank common stock). If you do not vote your shares, it will have the same effect as a vote AGAINST the merger agreement.

         As of the close of business on the record date Advantage Bank's directors and executive officers and their affiliates were entitled to vote approximately 348,568 shares of Advantage Bank common stock, which represents approximately 19.3% of the shares of Advantage Bank common stock issued and outstanding on that date. Each of the Advantage directors and executive officers has executed an affiliate and voting agreement with Sun Bancorp in which he agreed to vote the shares of Advantage Bank common stock owned by him FOR the proposal to approve the merger at the special meeting.

Voting at the Special Meeting; Proxies

         Shareholders of record can vote in person at the meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee in order to vote in person at the meeting. If you wish to vote on the merger proposal you may either attend the meeting and vote your shares of Advantage Bank common stock in person, or you may appoint the Advantage Bank board of directors to act as your proxy and they will vote your shares at the meeting in accordance with your instructions. If you wish to vote your shares by way of a proxy, please complete, sign and date the proxy card enclosed with this document and mail it to us in the enclosed envelope. If you properly complete a proxy and we receive the proxy before or at the meeting, your shares of Advantage Bank common stock will be voted in accordance with the voting instructions you completed on the proxy. If you grant a proxy by signing and returning to us the enclosed proxy card without completing the voting instructions, your shares of Advantage Bank common stock will be voted "FOR" the proposal to approve the merger.

         Advantage Bank's board of directors does not know of any matters to be presented for consideration at the meeting other than the proposal to approve the merger agreement. If any other matters properly come before the meeting for consideration, it is the intention of the board of directors to vote the shares of Advantage Bank common stock in accordance with their best judgment with respect to such other matters.

         In the event a quorum is not present at the time the meeting is convened, or if for any other reason Advantage Bank's board of directors believes that additional time should be allowed for the solicitation of proxies, it may postpone the meeting or may adjourn the meeting.

                                                           ---------------------------------------------------------

         You may revoke your proxy at any time prior                All written notices of revocation and other
to its exercise at the meeting by:                         communications about your proxy should be addressed
                                                           to Advantage Bank as follows:
      o  writing to Barbara DeGiulo and .
         notifying Ms. DeGiulo that you                                        Advantage Bank
         wish to revoke your written proxy,                                  3421 Route 22 East
                                                                         Branchburg, New Jersey 08876
      o  properly completing, signing and                      Attention: Barbara DeGiulo, Corporate Secretary
         returning to us another proxy that is
         dated after any proxy or proxies                  All notices of revocation of proxies must be received as
         previously granted by you, or                     originals sent by hand delivery, U.S. mail or overnight
                                                           courier.  You may not revoke your proxy by sending
      o  attending the meeting and voting in person.       your written notice by any other means, including
                                                           facsimile, telex or any form of electronic
                                                           communication.
                                                           ---------------------------------------------------------

         If you grant a proxy by completing, signing and returning the enclosed proxy card, you are not prevented from attending the special meeting and voting in person. However, your attendance at the meeting will not by itself revoke a proxy that you have previously granted; you must also vote in person at the meeting. If you instructed your broker to vote your shares of Advantage Bank common stock, you must contact your broker and follow your broker's directions in order to change your vote.

Stock Certificates

         You should NOT submit your election form or stock certificates in the same envelope as your proxy cards. An election form and a special return envelope have been mailed to you. Please use the WHITE envelope marked "Election Form" that you receive with the election form to submit your election form and stock certificates and use the BLUE envelope marked "Proxy" to return your BLUE proxy cards. The election form allows you to elect to receive cash, Sun Bancorp common stock, or a combination of cash and stock. If the merger is completed, Advantage shareholders who did not make a timely or proper election will be mailed a letter of transmittal promptly following the completion of the merger with instructions on how to exchange their Advantage stock certificates for the merger consideration. Until you surrender your Advantage stock certificates for exchange, you will not be paid dividends or other distributions declared after the merger with respect to any Sun Bancorp common stock into which your Advantage shares have been converted. No interest will be paid or accrued to Advantage shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends, if any. After the completion of the merger, there will be no further transfers of Advantage common stock. Advantage stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If the merger is not completed, your Advantage stock certificates will be returned.

Solicitation of Proxies

         This proxy solicitation of Advantage Bank shareholders is being made by Advantage Bank's board of directors. The cost of solicitation of proxies from Advantage Bank shareholders will be borne by Advantage Bank. Proxies may also be solicited personally or by telephone, fax, or telegraph by Advantage Bank's directors, officers, and employees, without additional compensation. Advantage Bank will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of Advantage Bank common stock. Advantage Bank has engaged D.F. King & Co., Inc. as a proxy solicitor in connection with the special meeting for an expense of approximately $10,000.

Abstentions and Broker Non-Votes

         Abstentions and broker non-votes (i.e., shares for which a broker indicates on the proxy that it does not have discretionary authority to vote on such matter) will have the same effect as a vote against a proposal.

--------------------------------------------------------------------------------
Advantage Bank's board of directors has unanimously approved the merger and recommends that the Advantage Bank shareholders do the same. The board encourages all of the Advantage Bank shareholders to vote FOR the proposal to approve the merger.
--------------------------------------------------------------------------------

                                   THE MERGER

         The following discussion describes the material aspects of the merger. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to read this entire document and the merger agreement completely and carefully. A copy of the merger agreement without any exhibits or schedules is attached as Appendix A to this document and is incorporated by reference herein.

General

         The boards of directors of Sun Bancorp, Sun National Bank and Advantage Bank have unanimously adopted the merger agreement and approved the merger. If the merger is completed:

o Advantage Bank will be merged with and into Sun National Bank and will cease to exist as a separate entity;

          o the surviving entity will be Sun National Bank and, as the surviving entity, it will succeed to all of Advantage Bank's assets and liabilities;

          o    Sun  National  Bank  will  continue  to be  wholly-owned  by  Sun
               Bancorp;

          o each share of Advantage Bank common stock will be converted into the right to receive either 0.87 shares of Sun Bancorp common stock or $19.00 in cash; and

          o the operations of Advantage Bank will be merged into the operations of Sun National Bank.

Effective Time of the Merger

         We will consummate the merger if it is approved by Advantage Bank's shareholders, all required regulatory approvals and actions are obtained and taken and all other conditions to the merger have been met. See "Regulatory Approvals" on page 32 for a description of the nature of the approvals to be obtained and how the timing of the merger may be affected by the approval process.

         Unless Advantage and Sun Bancorp agree to another date and subject to the satisfaction or waiver of all conditions to closing, the merger will become effective on the 10th business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date on which the shareholders of Advantage Bank approve the merger agreement.

         Advantage and Sun anticipate that the merger will be completed in the first quarter of 2006.

Background of the Merger

         Over the past few years, Advantage's performance and prospects have been affected by several developments in the commercial banking market in New Jersey. As a result of the recent wave of consolidation in the marketplace and other factors, competition for both customers and qualified personnel has become extremely intense. While Advantage continued to perform well financially, the board of directors of Advantage believed that in such an environment it was extremely difficult for a financial institution of Advantage's size to effectively compete against its larger competitors. Accordingly, the board decided to conduct a strategic evaluation of its operations.

         In May 2005, Advantage selected Sandler O'Neill & Partners, L.P. as its financial advisor. Advantage's management and Sandler O'Neill commenced a review of Advantage and its businesses. The board, with the advice of Sandler O'Neill, decided at this time that it would be in Advantage's best interests to conduct a survey of the market to identify a possible strategic partner. On June 3, 2005, Advantage and Sandler O'Neill executed an engagement letter with regard to the potential sale of Advantage.

         In June 2005, Sandler O'Neill contacted approximately fifteen financial institutions in the New Jersey/New York area on a confidential basis regarding a strategic combination with Advantage. Twelve of the institutions contacted executed a confidentiality agreement and were provided with a confidential offering memorandum about Advantage.

         On June 20, 2005, the board of directors held a meeting at which representatives of Sandler O'Neill and Pitney Hardin LLP, Advantage's counsel, were present. At the meeting, representatives from Pitney Hardin distributed memoranda to the board members regarding their fiduciary duties to Advantage's shareholders and regarding the confidentiality of negotiations and provided an oral summary of those memoranda. Representatives of Sandler O'Neill gave the board a summary of the process, including the identities of the parties who had received an offering memorandum, and the parties whom it believed would be the best candidates to acquire Advantage. Sandler O'Neill representatives also distributed a binder to the board containing various financial analyses and discussed what they believed to be the possible pricing range. At the conclusion of the meeting, the board authorized Peter Schoberl, the President and CEO of Advantage and John Fallone, the Chairman, with the assistance of Sandler O'Neill, to continue to solicit bids from the various financial institutions contacted.

         On or about July 20, 2005, five financial institutions responded to Sandler O'Neill with written preliminary indications of interest. Each of these indications of interest were subject to further due diligence on Advantage. After presenting the proposed offers to the Advantage Bank board at a July 22, 2005 meeting of the board of directors, Sandler O'Neill received permission from the board to invite three potential partners back for due diligence on Advantage Bank.

         The remaining three bidders, including Sun, conducted additional, extensive due diligence between July 28, 2005 and August 5, 2005, which included interviews with Mr. Schoberl and other members of Advantage's senior management. On August 10, 2005 Sun submitted a letter proposal offering a fixed exchange ratio of 0.8694 shares of Sun common stock or $18.50 in cash. Sun's proposal offered Advantage shareholders the opportunity to elect to receive all cash consideration, all stock consideration or a mixed election of cash and stock, subject to an overall mix of 50% stock and 50% cash. A cash election would have a fixed value of $18.50 in cash, and a stock election would entitle the shareholder to 0.8694 shares of Sun common stock, which as of August 10, 2005 had a value of $18.50, based on Sun's average closing price of $21.28 for the 10-day period ended on August 9, 2005. Thereafter, Sandler, with the concurrence of Mr. Schoberl, instructed the remaining two institutions to submit their final bids, along with any comments to a draft merger agreement which had previously been prepared by Pitney Hardin, no later than August 15, 2005.

         On August 15, 2005 another remaining bidder submitted a letter indicating that while it was still interested in pursuing a transaction with Advantage, it would like to conduct a one-on-one negotiation with Advantage. The third bidder indicated that it could not pursue an acquisition of Advantage at that time.

         The Advantage board met on August 15, 2005 to consider the Sun offer. Also present at the meeting were representatives from Sandler O'Neill and Pitney Hardin. At the beginning of the meeting, representatives of Pitney Hardin again reminded the board of its fiduciary duties and its duties of confidentiality. Sandler O'Neill representatives then took the board through an extensive discussion of the history of the process and the status of negotiations with regard to each of the institutions making a preliminary indication of interest. They then distributed a binder containing an extensive financial analysis of the price offered by Sun, including a comparison of the offer with recent comparable transactions. Sandler O'Neill representatives then made a detailed presentation to the board regarding the financial aspects of the proposal. Representatives of Pitney Hardin then made a presentation regarding the draft merger agreement which they had received from Sun, and outlined the major open issues with regard to the agreement. The board asked several questions regarding the contents of the draft merger agreement.

         The board engaged in a lengthy discussion regarding the Sun proposal and questioned Sandler O'Neill representatives extensively. After excusing representatives of Sandler from the meeting, the board concluded that Sun's offer of a fixed exchange ratio of 0.8694 shares of Sun common stock or $18.50 in cash was not a sufficient price for Advantage, and discussed the possibility that Advantage would remain an independent entity. After returning to the meeting, Sandler O'Neill representatives were instructed to inform Sun that its offer was not sufficient. The board further instructed Sandler O'Neill representatives that if Sun increased its offer to a value of $19.00 per share or above, they would be in a position to accept the offer subject to the negotiation of a satisfactory merger agreement.

         Following the board meeting, on August 16, 2005, a representative of Sandler O'Neill spoke with the president of Sun via telephone regarding the board's dissatisfaction with the offer of a fixed exchange ratio of 0.8694 shares of Sun common stock or $18.50 in cash. Later that day, Sun's president, after conferring with the merger and acquisition committee of Sun's board, telephoned the Sandler O'Neill representative and increased Sun's offer to a fixed exchange ratio of 0.87 shares of Sun common stock or $19.00 in cash, subject to an overall mix of 50% stock and 50% cash, but giving Sun the option to increase the percentage of stock to up to 60% if Advantage's shareholders oversubscribed for stock. Sandler O'Neill's representative telephoned Mr. Fallone, Advantage's Chairman, with this revised offer, and, consistent with the board's prior instructions, Mr. Fallone authorized Sandler O'Neill to inform Sun that Advantage would accept the offer subject to the negotiation of a satisfactory merger agreement and satisfactory due diligence.

         On August 23, 2005, a representative of Pitney Hardin and a representative of Advantage conducted a due diligence examination of Sun at Sun's offices. Concurrently, representatives of Sandler O'Neill conducted a due diligence interview with Sun's chief financial officer.

         The board met again on August 24, 2005. Also in attendance were representatives from Sandler O'Neill and Pitney Hardin. Representatives from Pitney Hardin again reminded the directors of their fiduciary duties and distributed a memorandum regarding these duties. The board was given memoranda summarizing the merger agreement and the shareholders agreement, along with a copy of each document. The board also received a memorandum outlining the due diligence investigation conducted with respect to Sun. Pitney Hardin representatives then summarized the draft merger agreement and a draft shareholders agreement, and the status of the negotiations, including the open issues. The board asked several questions regarding the merger agreement, including questions regarding Advantage's walkaway rights, the conversion of outstanding options, and the termination fee payable to Sun if Advantage were to receive a superior offer from a third party.

         Representatives of Sandler O'Neill then reviewed with the board again the financial terms of the transaction, including comparable banking transactions. The board then authorized Mr. Schoberl, with the assistance of Pitney Hardin, to negotiate the final terms of the merger agreement.

         On August 25, 2005, the board held a telephone conference call meeting with representatives of Sandler O'Neill and Pitney Hardin. Pitney Hardin representatives once again reminded the board members of their fiduciary duties. Pitney Hardin representatives updated the board on their negotiations with regard to the merger agreement and shareholders agreement. The board asked a number of specific questions about how the open issues had been resolved. Representatives from Sandler O'Neill then gave the board its oral opinion that the consideration offered by Sun was fair from a financial point of view to the shareholders of Advantage. The board then discussed various issues regarding the final terms of the merger agreement. Thereafter, upon motion duly made, the board unanimously approved the merger agreement and resolved to recommend that the shareholders of Advantage vote to adopt the merger agreement.

         Later that evening the merger agreement was executed by Advantage, Sun, and Sun National Bank. Prior to the opening of trading on the Nasdaq Stock Market on August 26, 2005, Advantage and Sun jointly issued a press release announcing the execution of the merger agreement.

Advantage's Reasons For The Merger; Recommendation of Advantage's Board of Directors

         Advantage's board believes that the merger presents a unique opportunity to merge with a leading financial institution and work within a combined company that will have significantly greater financial strength and earnings power than Advantage would have on its own. In reaching its conclusion to approve the merger agreement, Advantage's board considered a number of factors, including those discussed below.

         Financial Considerations

         Merger Consideration to Advantage Shareholders. Advantage's board took into account the proposed merger consideration for Advantage shareholders. Advantage's board assessed the merger consideration in light of the following factors:

          o    the historical stock price performance of both Advantage and Sun;

          o the cash portion of the aggregate consideration, which would serve to reduce the impact of fluctuations in Sun's stock price prior to the closing;

          o the right to terminate the merger agreement in the event Sun's stock price dropped below certain levels and in relation to an index of stock prices of similar financial institutions;

          o    the  option  of  Advantage   shareholders,   subject  to  certain
               limitations, to choose to receive cash, stock or a combination thereof;

          o the multiples, including price to book value, price to earnings and price to tangible book value, implied by Sun's proposal compare favorably to those realized in comparable transactions; and

          o the tax-free nature of the transaction to Advantage shareholders with respect to any consideration they receive in shares of Sun common stock.

         Growth prospects. Advantage's board considered the benefit to Advantage shareholders from increased growth prospects associated with the Sun proposal and the belief that the merger represented superior prospects when compared to a stand-alone strategy.

         Financial strength. Advantage's board considered the expected financial strength of the combined company following the merger, including its ability to realize enhanced returns on capital and to take advantage of various business opportunities with greater financial resources.

         Sandler O'Neill opinion. Advantage's board evaluated the financial analyses and financial presentation of Sandler O'Neill as well as its oral opinion, which opinion was confirmed by delivery of a written opinion dated August 25, 2005, the date of the merger agreement, that, as of such date and based on and subject to the considerations set forth in such opinion, the merger consideration was fair from a financial point of view to holders of Advantage common stock.

         Strategic Considerations

         Comparison of prospects of the merged entity and a stand alone strategy. Advantage's board considered what it believes to be a number of strategic advantages of the merger in comparison to a stand alone strategy.

         Additional banking products. Advantage's board considered that the merger with Sun would allow Sun to bring its array of banking products to existing Advantage customers.

         Attractive markets. Advantage's board noted the complementary nature of Advantage's and Sun's geographic markets for consumer and commercial banking products, which it believed to present a desirable strategic opportunity for geographic expansion and diversification.

         Integration Considerations

         Ability to integrate. Advantage's board took note of the integration record of Sun. In this regard, Advantage's board evaluated several key factors, including:

          o that customer and employee disruption from consolidations in the transition phase should not be significant due to the complementary nature of the markets served by Advantage and Sun; and

          o the strong records of Sun managers in integrating acquisitions smoothly while retaining profitability.

         Similarity of business strategy, philosophy and culture. Advantage's board noted that Advantage and Sun share a similar commitment to their shareholders, customers, employees and the communities they serve and are both focused on maintaining strong profitability with high asset quality, which Advantage's board believed would facilitate the process of integration of these two organizations. Advantage's board also took note of Sun's ongoing desire, similar to its own, to foster a sense of community well-being throughout the various neighborhoods in which they do business.

         Other Strategic Alternatives

         Continued Independence. Advantage's board considered the substantial consolidation that is occurring among depository institutions, the high level of competition in banking, mortgage banking and financial services generally, and the increasing importance of scale in the industry. Advantage's board further considered that a number of Advantage's major competitors are substantially larger than Advantage and have substantially greater market share in Advantage's market area.

         Limited Interest. Advantage's board considered the limited number of parties which expressed an interest in acquiring Advantage in response to its examination of strategic alternatives in 2005.

         Alternative Strategic Transactions. Advantage's board also noted that, while the merger agreement prohibits Advantage from seeking alternative transactions, it permits Advantage to consider and react appropriately to alternative combination proposals made on an unsolicited basis.

         General Considerations

         In addition to the foregoing, Advantage's board also took into consideration the following factors:

          o Advantage's knowledge of Sun's business, operations, financial condition, earnings, asset quality and prospects.

          o Advantage's board's review of the reports of management and outside legal advisors concerning the operations, financial condition and prospects of Sun.

          o Advantage's board's review with its legal advisors of the provisions of the merger agreement. Some of the features of the merger agreement that Advantage's board considered are:

               o    the right to  terminate  the merger  agreement  in the event
                    Sun's stock price dropped below certain levels and in relation to the stock prices of an index of similar financial institutions.

               o    the  ability  of  Advantage's   board  to  comply  with  its
                    fiduciary   duties  if   Advantage   receives   a   superior
                    acquisition proposal; and

               o Sun's agreement to add one current director of Advantage to the board of directors of Sun upon the completion of the merger.

         Advantage's board also considered potentially adverse factors in connection with the merger, including the following:

               o the possibility that anticipated transaction synergies, including anticipated cost savings, revenue enhancements and growth prospects, would not be achieved or would be achieved later than planned;

               o the possibility that Sun's stock price falls, which, notwithstanding the cash component and the right to terminate the merger agreement under certain circumstances, may result in a decline in the value of the merger consideration to be received by Advantage shareholders;

               o the risks associated with possible delays in obtaining necessary regulatory and shareholder approvals and the terms of such regulatory approvals; and

               o    the possibility that merger integration would occupy more of
                    management's   time  and  attention  than   anticipated  and
                    therefore impact other strategic and business priorities.

         Advantage's board realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded that the potential positive factors outweighed the potential risks of consummating the merger.

         This discussion of information and factors considered by Advantage's board is not intended to be exhaustive, but includes all material factors considered by it. Advantage's board did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors.

         After consideration of these factors, Advantage's board concluded that the merger and the merger agreement are in the best interests of Advantage and its shareholders, and they authorized and approved the merger agreement and recommended that Advantage shareholders adopt the merger agreement. It should be noted that this explanation of Advantage's board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "A Warning About Forward-Looking Information" on page 10.

         ADVANTAGE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADVANTAGE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

Sun Bancorp's Reasons for the Merger

         Sun Bancorp is engaging in the merger because the merger is consistent with Sun Bancorp's expansion strategy within New Jersey. The acquisition of Advantage Bank will augment Sun Bancorp's existing market share in New Jersey and will enhance its competitive position.

         Sun Bancorp views the continued consolidation of the banking industry and the customer disruption caused by recent out of state acquisitions in this market as presenting an opportunity to expand operations and increase its market share through branch and whole bank acquisitions as well as from internal growth and de novo branching.

         The acquisition of Advantage Bank, which has a valuable franchise in Somerset and Hunterdon Counties, two of the most affluent and fastest growing counties in New Jersey, increases Sun's deposit market share in Hunterdon County and provides it with an entry into Somerset County. Sun believes it will be an excellent geographic fit within Sun's branch system and bridge the gap between Sun's Holland, New Jersey branch and its Mercer Country branches. Sun believes this acquisition is consistent with its strategic direction and its mission to be the premier community bank in every area it serves.

Opinion of Advantage Bank's Financial Advisor

         By letter agreement dated June 3, 2005, Advantage Bank engaged Sandler O'Neill to provide financial advisory services to Advantage Bank's board of directors in connection with the consideration of a possible business combination involving Advantage Bank and a third party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler  O'Neill  acted  as  financial  advisor  to  Advantage  Bank in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the August 24 and 25, 2005 meetings at which the Advantage Bank board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of August 25, 2005, the merger consideration was fair to Advantage Bank shareholders from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Advantage Bank shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

         Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Advantage Bank board and is directed only to the fairness of the merger consideration to Advantage Bank shareholders from a financial point of view. It does not address the underlying business decision of Advantage Bank to engage in the merger or any other aspect of the merger and is not a recommendation to any Advantage Bank shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter or the form of consideration such shareholder should elect in the merger.

         In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

          (1)  the merger agreement;

          (2)  certain  publicly  available   financial   statements  and  other
               historical financial information of Advantage Bank that Sandler O'Neill deemed relevant;

          (3)  certain  publicly  available   financial   statements  and  other
               historical financial information of Sun Bancorp that Sandler O'Neill deemed relevant;

          (4) internal financial projections for Advantage Bank for the year ending December 31, 2005 prepared by and reviewed with management of Advantage Bank and financial projections for the year ending December 31, 2006 approved by management of Advantage Bank;

          (5) earnings per share estimates for Sun Bancorp for the years ending December 31, 2005 and 2006 published by I/B/E/S and discussed with the management of Sun Bancorp;

          (6) the pro forma financial impact of the merger on Sun Bancorp, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Advantage Bank;

          (7) the publicly reported historical price and trading activity for Advantage Bank's and Sun Bancorp's common stock, including a comparison of certain financial and stock market information for Advantage Bank and Sun Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded;

          (8) the financial terms of certain recent business combinations in the commercial bank industry, to the extent publicly available;

          (9)  the  current  market   environment   generally  and  the  banking
               environment in particular; and

          (10) such  other   information,   financial   studies,   analyses  and
               investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

         Sandler O'Neill also discussed with certain members of senior management of Advantage Bank the business, financial condition, results of operations and prospects of Advantage Bank and held similar discussions with certain members of senior management of Sun Bancorp regarding the business, financial condition, results of operations and prospects of Sun Bancorp.

         In performing its review, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information and other information that was available from public sources, that was provided to it by Advantage Bank or Sun Bancorp or their respective representatives or that was otherwise reviewed by it, and have assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill was not asked to and did not independently verify any such information and it did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Advantage Bank or Sun Bancorp or any of their respective subsidiaries, or the ability to collect on any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Advantage Bank or Sun Bancorp, nor did it review any individual credit files relating to Advantage Bank or Sun Bancorp. With Advantage Bank's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both Advantage Bank and Sun Bancorp were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections of Advantage Bank and Sun Bancorp and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the management of Advantage Bank and Sun Bancorp and used by Sandler O'Neill in its analyses, Advantage Bank's and Sun Bancorp's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Advantage Bank and Sun Bancorp and Sandler O'Neill assumed that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. Sandler O'Neill also assumed that there has been no material change in Advantage Bank's or Sun Bancorp's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O'Neill assumed in all respects material to its analysis that Advantage Bank and Sun Bancorp will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. With Advantage Bank's consent, Sandler O'Neill has relied upon the advice Advantage Bank has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

         Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion herein as to what the value of Sun Bancorp's common stock will be when issued to Advantage Bank' shareholders pursuant to the merger agreement or the prices at which Advantage Bank's or Sun Bancorp's common stock may trade at any time.

         In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler

O'Neill's comparative analyses described below is identical to Advantage Bank or Sun Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Advantage Bank or Sun Bancorp and the companies to which they are being compared.

         The earnings projections used and relied upon by Sandler O'Neill for Advantage Bank in its analyses were based upon internal financial projections for Advantage Bank prepared by and reviewed with management. The earnings projections used and relied upon by Sandler O'Neill for Sun Bancorp in its analyses were based upon public earnings estimates. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, the managements of the respective institutions confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Advantage Bank and Sun Bancorp, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections and estimates provided by senior management of Advantage Bank and Sun Bancorp were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and, accordingly, actual results could vary materially from those set forth in such projections.

         In  performing  its  analyses,   Sandler  O'Neill  also  made  numerous
assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Advantage Bank, Sun Bancorp and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Advantage Bank board at the board's August 24th and 25th meetings. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Advantage Bank's common stock or Sun Bancorp's common stock or the prices at which Advantage Bank's or Sun Bancorp's common stock may be sold at any time.

         Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction, based upon a transaction in which 50% of Advantage Bank shares receive 0.8700x shares of Sun Bancorp common stock and 50% of Advantage Bank shares receive $19.00 in cash. Based upon Sun Bancorp's closing price of $21.43 on August 23, 2005, 1,807,403 shares of Advantage Bank common stock outstanding and 249,553 options to purchase Advantage Bank stock at a weighted average strike price of $6.93, Sandler O'Neill calculated a per share transaction price of $18.82 and a total consideration of $37.0 million.

         Based upon Advantage Bank's financial information as of and for the period ending June 30, 2005, Sandler O'Neill calculated the following ratios:

-------------------------------------------------------------------------------------------------------------------------

                                                                              Transaction Ratios
                                                 ------------------------------------------------------------------------
                                                       Sun Bancorp/               Nationwide                NJ & PA
                                                      Advantage Bank           Transactions (1)          Transactions(2)
                                                      --------------           ----------------          ---------------
Transaction Price / LTM EPS                                 42.8x                      22.2x                 23.4x
Transaction Price / Mgmt Est. 2005 EPS (3)                  33.5x                      20.6x                 22.0x
Transaction Price / Mgmt Est. 2006 EPS (3)                  28.1x
Transaction Price / Book Value                             244.5%                     241.7%                261.9%
Transaction Price / Tangible Book Value                    244.5%                     249.5%                266.5%
Tangible Book Premium / Core Deposits (4)                   18.8%                      21.4%                 23.1%
Premium to Market (Month Prior) (5)                         34.4%                      31.4%                 30.1%
Premium to Market (6)                                       10.7%                      26.4%                 27.4%

          (1) Based on 66 nationwide commercial bank transactions announced since January 1, 2005, with a deal value greater than $15 million.
          (2) Based on 6 New Jersey and Pennsylvania commercial bank transactions announced since January 1, 2005, with a deal value greater than $15 million.

          (3) Based on management estimates for the fiscal years ending December 31, 2005 and December 31, 2006.
          (4) Tangible Book Premium / Core Deposits is equal to (Total consideration - tang. book value)/(core deposits). Core deposits exclude brokered CDs and time deposits greater than $100k.
          (5) Calculated based on the closing price of Advantage as of July 22, 2005.
          (6) Calculated based on the closing price of Advantage as of August 23, 2005.

         For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share.

         Stock Trading History. Sandler O'Neill reviewed the reported closing per share market prices and volume of the common stock of each of Advantage Bank and Sun Bancorp for the one-year and three-year periods ended August 23, 2005 and the relationship between the movements in the closing prices of Advantage Bank common stock and Sun Bancorp common stock, respectively, during those periods to movements in certain stock indices, including the Standard & Poor's 500 Index, Standard & Poor's Bank Index, the Nasdaq Bank Index and to the weighted average (by market capitalization) performance of a peer group of publicly-traded commercial bank institutions headquartered in the Mid-Atlantic selected by Sandler O'Neill. The institutions included in the peer group are identified in the section "Comparable Company Analysis" below.

         During the one-year period ended August 23, 2005 Advantage Bank common stock outperformed the indices to which it was compared, but underperformed the peer group. During the three-year period ended August 23, 2005, Advantage Bank common stock outperformed all of the indices and the peer group to which it was compared.

         During the one-year period ended August 23, 2005, Sun Bancorp common stock outperformed the Standard & Poor's Bank Index, the Nasdaq Bank Index and the peer group to which it was compared, but underperformed the Standard & Poor's 500 Index. During the three-year period ended August 23, 2005, Sun Bancorp outperformed all the indices and the peer group to which it was compared.

         Sandler O'Neill also noted that the total shares traded for Advantage Bank over the one-year and three-year periods ended August 23, 2005 were 216,833 shares and 640,113 shares, respectively, and that the total shares traded for Sun Bancorp were 3.37 million shares and 10.59 million shares, respectively, for the same one and three-year periods.

                                [GRAPHIC OMITTED]


         Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Advantage Bank and a group commercial banks headquartered in the

Mid-Atlantic selected by Sandler O'Neill. This peer group consisted of the following publicly traded commercial banks with total assets between $150 million and $200 million:

     Absecon Bancorp                        Fleetwood Bank Corporation
     Bay National Corporation               FNB Financial Corporation
     Christiana Bank & Trust Company        Frederick County Bancorp, Inc.
     Community Capital Bank                 Hopewell Valley Community Bank
     County First Bank                      Muncy Bank Financial, Incorporated
     Damascus Community Bank                National Bank of Coxsackie
     Delaware Bancshares, Incorporated      PSB Holding Corporation
     Delhi Bank Corp.

         The analysis compared financial information for Advantage Bank and the median data for commercial banks in the peer group as of and for the twelve months ended June 30, 2005. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2005, with pricing data as of August 23, 2005:

                            Comparable Group Analysis
--------------------------------------------------------------------------------
                                                            Peer Group
                                          Advantage Bank      Median
--------------------------------------------------------------------------------
Total Assets (in millions)                    $166.0        $159.8
--------------------------------------------------------------------------------
Tangible Equity/Tangible Assets                  8.38%         8.65%
--------------------------------------------------------------------------------
Intangible Assets/Total Equity                   0.00%         0.00%
--------------------------------------------------------------------------------
Net Loans/Total Assets                          69.87%        63.51%
--------------------------------------------------------------------------------
Gross Loans/Total Deposits                      77.25%        74.85%
--------------------------------------------------------------------------------
Total Borrowing/Total Assets                     0.00%         1.61%
--------------------------------------------------------------------------------
NPAs/Assets                                      0.69%         0.13%
--------------------------------------------------------------------------------
LLR/Gross Loans                                  1.00%         1.08%
--------------------------------------------------------------------------------
Net Interest Margin                              3.96%         4.13%
--------------------------------------------------------------------------------
Non-Interest Income/Average Assets               0.26%         0.52%
--------------------------------------------------------------------------------
Fees/Revenues (NonII / NonII+NII)                6.44%        12.80%
--------------------------------------------------------------------------------
Non-Interest Expense/Average Assets              2.99%         2.77%
--------------------------------------------------------------------------------
Efficiency Ratio (NonIE / NonII+NII)            74.25%        68.00%
--------------------------------------------------------------------------------
LTM Return on Average Assets                     0.57%         0.89%
--------------------------------------------------------------------------------
LTM Return on Average Equity                     6.41%         9.99%
--------------------------------------------------------------------------------
EPS CAGR (2001 - 2004)                          64.97%        10.31%
--------------------------------------------------------------------------------
Price/Book Value                               220.89%       149.52%
--------------------------------------------------------------------------------
Price/Tangible book value                      220.89%       153.54%
--------------------------------------------------------------------------------
Price/LTM Earnings Per Share                    38.64x        20.95x
--------------------------------------------------------------------------------
Dividend Payout Ratio                           11.36%        26.24%
--------------------------------------------------------------------------------
Dividend Yield                                   0.29%         2.07%
--------------------------------------------------------------------------------
Market Capitalization (in millions)            $30.7         $24.1
--------------------------------------------------------------------------------

         Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Sun Bancorp and a group of commercial banks headquartered in New Jersey and Pennsylvania selected by Sandler O'Neill. This peer group consisted of the following publicly traded commercial banks with total assets between $1,175 million and $7,400 million:

    Harleysville National Corporation                        Royal Bancshares of Pennsylvania, Inc.
    Interchange Financial Services Corporation               Sterling Financial Corporation
    Lakeland Bancorp, Incorporated                           Susquehanna Bancshares, Inc.
    National Penn Bancshares, Inc.                           Yardville National Bancorp
    Peapack-Gladstone Financial Corporation

         The analysis compared financial information for Sun Bancorp and the median data for commercial banks in the peer group as of and for the twelve months ended June 30, 2005. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2005, with pricing data as of August 23, 2005:


                            Comparable Group Analysis
--------------------------------------------------------------------------------
                                                                  Peer Group
                                          Sun Bancorp               Median
--------------------------------------------------------------------------------
Total Assets (in millions)               $3,141                    $2,823
--------------------------------------------------------------------------------
Tangible Equity/Tangible Assets               5.01%                     7.08%
--------------------------------------------------------------------------------
Intangible Assets/Total Equity               47.65%                    31.34%
--------------------------------------------------------------------------------
Net Loans/Total Assets                       61.00%                    63.74%
--------------------------------------------------------------------------------
Gross Loans/Total Deposits                   76.28%                    85.08%
--------------------------------------------------------------------------------
Total Borrowing/Total Assets                  6.76%                    15.22%
--------------------------------------------------------------------------------
NPAs/Assets                                   0.45%                     0.25%
--------------------------------------------------------------------------------
LLR/Gross Loans                               1.16%                     1.04%
--------------------------------------------------------------------------------
Net Interest Margin                           3.58%                     3.80%
--------------------------------------------------------------------------------
Non-Interest Income/Average Assets            0.54%                     0.88%
--------------------------------------------------------------------------------
Fees/Revenues (NonII / NonII+NII)            14.39%                    22.35%
--------------------------------------------------------------------------------
Non-Interest Expense/Average Assets           2.77%                     2.50%
--------------------------------------------------------------------------------
Efficiency Ratio (NonIE / NonII+NII)         74.47%                    57.23%
--------------------------------------------------------------------------------
LTM Return on Average Assets                  0.63%                     1.24%
--------------------------------------------------------------------------------
LTM Return on Average Equity                  7.01%                    13.55%
--------------------------------------------------------------------------------
EPS CAGR (2001 - 2004)                        5.04%                     9.72%
--------------------------------------------------------------------------------
Price/Book Value                            135.14%                   202.97%
--------------------------------------------------------------------------------
Price/Tangible book value                   258.16%                   248.94%
--------------------------------------------------------------------------------
Price/LTM Earnings Per Share                 21.65x                    16.66x
--------------------------------------------------------------------------------
Price/2005 Estimated EPS                     20.22x                    15.93x
--------------------------------------------------------------------------------
Price/2006 Estimated EPS                     17.57x                    14.03x
--------------------------------------------------------------------------------
Dividend Payout Ratio                         0.00%                    43.77%
--------------------------------------------------------------------------------
Dividend Yield                                0.00%                     2.54%
--------------------------------------------------------------------------------
Market Capitalization (in millions)        $389                      $372
--------------------------------------------------------------------------------

         Terminal Value Analysis of Advantage Bank. Sandler O'Neill performed an analysis that estimated terminal values of Advantage Bank common stock at December 31, 2009. To approximate the terminal value Sandler O'Neill applied price/LTM earnings multiples ranging from 12x to 22x and multiples of tangible book value ranging from 150% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Advantage Bank common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Advantage Bank common stock of $8.51 to $17.25 when applying the price/LTM earnings per share multiples and $10.42 to $21.08 when applying multiples of tangible book value. Sandler O'Neill also considered and discussed with the Advantage Bank board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income.

                                              Earnings Per Share Multiples
------------------------------------------------------------------------------------------------------------------------------
Discount Rate              12x               14x               16x               18x              20x               22x
------------------------------------------------------------------------------------------------------------------------------
       10.0%              9.58              11.11             12.65             14.18            15.71             17.25
       11.0%              9.21              10.68             12.15             13.62            15.09             16.56
       12.0%              8.85              10.26             11.67             13.09            14.50             15.91
       13.0%              8.51               9.86             11.22             12.58            13.94             15.30

                                         Tangible Book Value Per Share Multiples
------------------------------------------------------------------------------------------------------------------------------
Discount Rate             150%               175%              200%              225%             250%              275%
------------------------------------------------------------------------------------------------------------------------------
       10.0%              11.74             13.60             15.47             17.34            19.21             21.08
       11.0%              11.27             13.07             14.86             16.66            18.45             20.25
       12.0%              10.83             12.56             14.28             16.01            17.73             19.45
       13.0%              10.42             12.07             13.73             15.38            17.04             18.70
------------------------------------------------------------------------------------------------------------------------------

         Terminal Value Analysis of Sun Bancorp. Sandler O'Neill performed an analysis that estimated terminal values of Sun Bancorp common stock at December 31, 2009. To approximate the terminal value Sandler O'Neill applied price/LTM earnings multiples ranging from 13x to 23x and multiples of tangible book value ranging from 150% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sun Bancorp common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Sun Bancorp common stock of $12.79 to $25.54 when applying the price/LTM earnings per share multiples and $14.30 to $29.60 when applying multiples of tangible book value. Sandler O'Neill also considered and discussed with the Advantage Bank board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income.

                                              Earnings Per Share Multiples
------------------------------------------------------------------------------------------------------------------------------
Discount Rate              13x               15x               17x               19x              21x               23x
------------------------------------------------------------------------------------------------------------------------------
       10.0%              14.44             16.66             18.88             22.10            23.32             25.54
       11.0%              13.86             15.99             18.12             20.26            22.39             24.52
       12.0%              13.31             15.36             17.41             19.45            21.50             23.55
       13.0%              12.79             14.76             16.72             18.69            20.66             22.63
------------------------------------------------------------------------------------------------------------------------------

                                         Tangible Book Value Per Share Multiples
------------------------------------------------------------------------------------------------------------------------------
Discount Rate              150%              175%              200%              225%             250%              275%
------------------------------------------------------------------------------------------------------------------------------
       10.0%              16.15             18.84             21.53             24.22            26.91             29.60
       11.0%              15.50             18.08             20.67             23.25            25.83             28.42
       12.0%              14.89             17.37             19.85             22.33            24.81             27.29
       13.0%              14.30             16.69             19.07             21.46            23.84             26.22
------------------------------------------------------------------------------------------------------------------------------

         Sandler O'Neill noted that terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 66 acquisitions announced nationwide from January 1, 2005 through August 23, 2005 involving commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price at announcement to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for the nationwide transactions. The multiples were applied to Advantage Bank financial information as of and for the twelve months ended June 30, 2005. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Advantage Bank common stock of $9.86 to $20.27 based upon the median multiples for nationwide commercial bank transactions.

--------------------------------------------------------------------------------
                                                Nationwide Transaction Multiples
                                              ----------------------------------
                                                Median                Implied
                                               Multiple                Value
                                              ----------              ----------
Transaction price/LTM EPS (1)                    22.17x                  $9.86
Transaction price/Estimated 2005 EPS (1) (2)     20.63x                 $11.55
Transaction price/Book value (3)                241.73%                 $18.60
Transaction price/Tangible book value (3)       249.47%                 $19.20
Tangible book premium/Core deposits (4)          21.40%                 $20.27
--------------------------------------------------------------------------------

(1) Based on 1,932,493 LTM average diluted shares outstanding as of June 30, 2005.
(2)  Based on  management  estimates of 2005  earnings  per share.
(3)  Based on 1,807,403 common shares outstanding as of June 30, 2005.
(4)  Assumes 16.38% of total deposits are non-core deposits.

         Similarly, Sandler O'Neill reviewed six acquisitions announced in the Mid-Atlantic from January 1, 2005 through August 23, 2005 involving commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price at announcement to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for the nationwide transactions. The multiples were applied to Advantage Bank financial information as of and for the twelve months ended June 30, 2005. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Advantage Bank common stock of $10.43 to $21.85 based upon the median multiples for Mid-Atlantic commercial bank transactions.

--------------------------------------------------------------------------------
                                              Mid-Atlantic Transaction Multiples
                                              ----------------------------------
                                                Median                Implied
                                               Multiple                Value
                                              ----------              ----------
Transaction price/LTM EPS (1)                    23.44x                $10.43
Transaction price/Estimated 2005 EPS (1) (2)     21.97x                $12.30
Transaction price/Book value (3)                261.92%                $20.16
Transaction price/Tangible book value (3)       266.49%                $20.51
Tangible book premium/Core deposits (4)          23.12%                $21.85
--------------------------------------------------------------------------------

(1) Based on 1,932,493 LTM average diluted shares outstanding as of June 30, 2005.
(2)  Based on management estimates of 2005 earnings per share.
(3)  Based on 1,807,403 common shares outstanding as of June 30, 2005.
(4)  Assumes 16.38% of total deposits are non-core deposits.

         Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) that 50% of the Advantage Bank shares are exchanged for shares of Sun Bancorp common stock at an exchange ratio of 0.8700x and that 50% of the Advantage Bank shares are exchanged for cash of $19.00 per share, (2) all outstanding options to purchase Advantage Bank common stock are converted to options at an exchange ratio of 0.8700x to purchase shares of Sun Bancorp; (3) earnings per share projections consistent with internal projections as discussed with management in the case of Advantage Bank and earnings per share projections consistent with those published by I/B/E/S and discussed with management in the case of Sun Bancorp, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Sun Bancorp and Advantage Bank. The analysis indicated that for the year ending December 31, 2006, the merger would be 1.32% accretive to Sun Bancorp's projected earnings per share and 6.2% dilutive to Sun Bancorp's projected tangible book value per share. The analysis also indicated that for the year ending December 31, 2006, the merger would be 56.8% accretive to Advantage Bank's projected earnings per share and 1.2% accretive to Advantage Bank's projected tangible book value per share. Additionally, Sandler O'Neill noted that Advantage Bank shareholders would own 4.2% of the combined company at closing.

         The analysis also compared pro forma capital ratios for the combined company. The table below sets forth the data:

                            Pro Forma Capital Ratios
------------------------------------------------------------------------------------------------------------------------
                                     Standalone        Closing (1)
                                     12/31/2005        12/31/2005       12/31/2006        12/31/2007        12/31/2008
------------------------------------------------------------------------------------------------------------------------
   Tang. Equity / Tang. Assets          5.2%              4.8%               5.2%              5.5%             5.9%
      Tier 1 Leverage Ratio             7.9%              8.0%               8.2%              8.3%             8.4%
   Intangibles / Total Equity          44.9%             50.3%              44.8%             39.9%            35.5%
------------------------------------------------------------------------------------------------------------------------

(1)  Includes the issuance of $15 million in trust preferred financing.

         In connection with its analyses, Sandler O'Neill considered and discussed with the Advantage Bank board how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each of Advantage Bank and Sun Bancorp. Sandler O'Neill noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

         Sandler O'Neill also performed an analysis of liquidity available to Advantage Bank through Sun Bancorp common stock. Based on the average stock price and volume for the five days, one month and three months ended August 23, 2005, the average number of days to trade out of Advantage Bank shareholders' total position in Sun Bancorp ranged from twenty-one to twenty-three days (based on a 50% stock deal).

         Advantage Bank has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of approximately $417,229 based on the closing price of Sun Bancorp's stock on August 25, 2005 of $21.55, $25,000 of which was payable upon signing of the definitive agreement and the balance of which is contingent and payable upon consummation of the merger. Advantage Bank has also agreed to pay Sandler O'Neill fees of $50,000 for rendering its opinion, which will be credited against the portion of the transaction fee payable upon consummation of the merger. Advantage Bank has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Sandler O'Neill has in the past provided certain other investment banking services to Advantage Bank and has received compensation for such services. Sandler O'Neill also has provided certain investment banking services to Sun Bancorp in the past and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Advantage Bank and Sun Bancorp and their respective affiliates and may actively trade the debt or equity securities of Advantage Bank and Sun Bancorp and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

         General. Certain members of the management and the board of directors of Advantage Bank have interests in the merger that are in addition to, and may be different from, any interests they may have as shareholders of Advantage Bank generally. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers of Advantage
Bank,   certain  employee   benefits  and  payments  under
certain employment agreements, as described below. The Advantage Bank board was aware of these interests in approving the merger agreement and the merger.

         Sun Bancorp has agreed in the merger agreement that for a period of six years after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Advantage Bank against all liabilities arising out of actions or omissions occurring at or prior to completion of the merger to the maximum extent permitted by law (including advancement of expenses). In addition, Sun Bancorp has agreed that after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Advantage Bank against all liabilities arising out of actions or omissions occurring after completion of the merger to the same extent and subject to the same conditions as officers, directors and employees of Sun Bancorp as set forth in the amended and restated certificate of incorporation and bylaws of Sun Bancorp, under such directors' and officers' liability insurance policies as Sun Bancorp may then make available and by applicable law. Subject to certain conditions, Sun Bancorp has further agreed in the merger agreement to use its best efforts to maintain in effect for three years after completion of the merger Advantage Bank's existing directors' and officers' liability insurance policy.

         Board Seats. Sun Bancorp has agreed to appoint Mr. John Fallone to the boards of directors of Sun Bancorp and Sun National Bank upon completion of the merger. He will not serve on the advisory board.

         Advisory Board. Sun Bancorp has agreed to establish an advisory board, the Sun Advisory Board for Somerset and Hunterdon Counties, to assist in and advise with respect to the integration of the operations of Advantage Bank with and into Sun National Bank. The non-employee members of the Advantage Bank board serving at the effective time, other than Mr. John Fallone who will be appointed to the boards of directors of Sun Bancorp and Sun National Bank, will be invited to become advisory directors. The advisory board will be established for an initial period of two years following the completion of the merger. Advisory board members shall be awarded $2,500 in Sun Bancorp common stock at each advisory board meeting attended. Each award will vest two years from the date of the award during continued service as an advisory director. An advisory director must attend at least 75% of advisory board meetings in order to remain qualified as a member of the advisory board. An advisory director who does not meet the attendance requirement forfeits any unvested shares and ceases to be an advisory director. It is expected that the advisory board will meet quarterly. Advantage Bank also may amend its non-employee director stock option plans to allow service on the Sun Bancorp advisory board to constitute service on the Advantage board of directors for purposes of each of the plans. The effect of this change is to allow Advantage directors additional time to exercise their stock options.

         Payment and Employment Offer to Advantage Bank's President. Advantage Bank previously entered into an employment agreement with its president and chief executive officer, Mr. Peter Schoberl. Upon completion of the merger, Mr. Schoberl will receive a lump sum payment equal to $380,000 representing twenty-four months of severance pay at his current annual base salary of $190,000 in return for cancellation of his existing employment agreement.

         Additionally, the merger agreement provides that as soon as practicable following completion of the merger, Sun National Bank will appoint Mr. Schoberl as an Executive Vice President and Area Executive for the Hunterdon and Somerset markets. Furthermore, on the date of such appointment, Sun will (i) grant Mr.
Schoberl 5,000 stock options for Sun Bancorp common stock, on terms and conditions consistent with Sun's existing stock option plan in effect on the date of the award, and (ii) offer him a change in control severance agreement on terms and conditions substantially similar to those agreements in effect at the time for executive officers of Sun National Bank in comparable positions.

         Employee Benefit Plans. Following completion of the merger and subject to certain conditions described below, Sun Bancorp has agreed that the officers and employees of Advantage Bank whom Sun Bancorp or any of its affiliates employ will be eligible to participate in the employee benefit plans of Sun Bancorp, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices on the same basis and subject to the same conditions as are applicable to any newly-hired employee of Sun Bancorp, except that:

          o with respect to each Sun Bancorp group health plan, Sun Bancorp will credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of Advantage Bank during the current calendar year for purposes of satisfying the deductible provisions under Sun Bancorp's group health plan for such current year, and Sun Bancorp will waive all waiting periods under those plans for pre-existing conditions;

          o credit for each such employee's past service with Advantage Bank prior to the completion of the merger will be given by Sun Bancorp to each such employee, as if such service had been performed for Sun Bancorp, for purposes of determining vacation, severance, sick leave and other leave benefits and accruals in accordance with the established policies of Sun Bancorp; and

          o prior service credit will be given for purposes of establishing eligibility for participation in and vesting under Sun Bancorp's welfare and fringe benefit plans and for purposes of determining the scheduling of vacations and other determinations that are made based on length of service.

Merger Consideration

         If the merger becomes effective, each share of Advantage common stock issued and outstanding immediately prior to the completion of the merger (other than shares the holders of which have perfected dissenters' rights of appraisal) will automatically be converted into the right to receive, at the holder's election and subject to certain restrictions:

          o    $19.00 in cash (without interest); or

          o 0.87 shares of Sun Bancorp common stock and cash in lieu of fractional shares.

         The market value of Sun Bancorp common stock to be received in the merger is subject to fluctuation. Fluctuations in the market price of Sun Bancorp common stock would generally result in an increase or decrease in the value of the Sun Bancorp shares to be received by Advantage Bank shareholders in the merger. An increase in the market value of Sun Bancorp common stock would generally increase the value of the Sun Bancorp shares to be received by Advantage Bank shareholders in the merger. A decrease in the market value of Sun Bancorp common stock would have the opposite effect. On October 26, 2005, the closing price of Sun Bancorp common stock was $19.68 per share. For purposes of illustration only, the value of 0.87 shares of Sun Bancorp common stock on that date would be $17.12.

         Under certain circumstances, the exchange ratio could be adjusted upward pursuant to certain provisions of the merger agreement. Pursuant to the merger agreement, Advantage Bank will have the right to terminate the merger agreement if, during a five day period shortly before the closing date of the merger there has been both (i) a 17.5% absolute decline in the value of Sun Bancorp's common stock price from the $21.45 starting price established in the merger agreement and (ii) a 20% decline in the value of Sun Bancorp's common stock price relative to the change in value of a selected group of companies, referred to as the Index Group. However, if both of these conditions are met and Advantage Bank makes such an election, Sun Bancorp may prevent the termination of the merger agreement by adjusting the exchange ratio upward (and thereby increasing the number of shares of Sun Bancorp common stock to be received upon exchange of Advantage Bank common stock). For a description of the upward adjustment see "Termination of the Merger Agreement" on page 37.

         The exchange ratio is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by Sun Bancorp. No fractional shares of Sun Bancorp common stock will be issued in the merger, and in lieu thereof, each Advantage Bank shareholder that otherwise would have been entitled to receive a fractional share of Sun Bancorp common stock will be entitled to receive a cash payment. The cash payment for a fractional share will be based upon a price of $19.00 per share.

Cash or Stock Election

         Under the terms of the merger agreement, Advantage shareholders may elect to exchange their shares for cash, shares of Sun Bancorp common stock or may elect to receive cash for some shares and shares of Sun Bancorp common stock for others. All elections of Advantage shareholders are further subject to the allocation and proration provisions described in the merger agreement. These provisions are designed to ensure that 50% of the total number of shares of Advantage common stock issued and outstanding on the date of the merger will be converted into the right to receive shares of Sun Bancorp common stock and the remaining outstanding shares of Advantage common stock will be converted to cash. In addition, the merger agreement provides that the stock portion of the merger consideration may at Sun's discretion be increased only if the number of shares of Advantage common stock for which a stock election has been made exceeds 50% of the issued and outstanding shares of Advantage common stock. However, in no event shall the number of Advantage shares converted to Sun Bancorp common stock exceed 60% of the issued and outstanding shares of Advantage. We are not making any recommendation as to whether Advantage shareholders should elect to receive cash or Sun Bancorp common stock in the merger. Each holder of Advantage common stock must make his or her own decision with respect to such election.

         It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Advantage shareholders in the aggregate elect to receive more or less of the Sun Bancorp common stock than Sun Bancorp has agreed to issue. These procedures are summarized below.

          o If Sun Bancorp Common Stock Is Oversubscribed: If Advantage shareholders elect to receive more Sun Bancorp common stock than Sun Bancorp has agreed to issue in the merger, then all Advantage shareholders who have elected to receive cash, or who have made no election, will receive cash for their Advantage shares and all shareholders who elected to receive Sun Bancorp common stock will receive a pro rata portion of the available Sun Bancorp common stock plus cash for those shares not converted into Sun Bancorp common stock.

          o If Sun Bancorp Common Stock Is Undersubscribed: If Advantage shareholders elect to receive fewer shares of Sun Bancorp common stock than Sun Bancorp has agreed to issue in the merger, then all Advantage shareholders who have elected to receive Sun Bancorp common stock will receive Sun Bancorp common stock and those shareholders who elected to receive cash, or who have made no election, will be treated in the following manner:

               o If the number of shares held by Advantage shareholders who have made no election is sufficient to make up the shortfall in the number of Sun Bancorp shares that Sun Bancorp is required to issue, then all Advantage shareholders who elected cash will receive cash, and those shareholders who made no election, will receive a combination of cash and shares of Sun Bancorp common stock in whatever proportion is necessary to make up the shortfall; or

               o If the number of shares held by Advantage shareholders who have made no election is insufficient to make up the shortfall, then all Advantage shareholders who made no election will receive shares of Sun Bancorp common stock and those Advantage shareholders who elected to receive cash will receive a pro rata portion of cash plus Sun Bancorp common stock for those shares not converted into cash.

         No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Sun Bancorp common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

         An election form has been mailed to you separately from this proxy statement/prospectus. The election form allows you to elect to receive cash, Sun Bancorp common stock, or a combination of cash and Sun Bancorp common stock, or elect no preference with respect to the merger consideration you wish to receive. Please submit your completed election form and Advantage stock certificates in the WHITE envelope marked "Election Form" that you receive with the election form.

         SunTrust Bank, Sun Bancorp's transfer agent, will act as exchange agent in the merger and will process the exchange of Advantage stock certificates for cash and/or Sun Bancorp common stock. To make a valid election, you must submit a properly completed election form, along with your Advantage stock certificates representing all shares of Advantage common stock covered by the election form (or an appropriate guarantee of delivery) to Sun Trust Bank on or before 4:00 p.m., local time, on November 25, 2005. Shortly after the merger, the exchange agent will allocate cash and Sun Bancorp common stock among Advantage shareholders, consistent with their elections and the allocation and proration procedures set forth in the merger agreement. If you do not submit an election form, you will receive instructions from the exchange agent on how to surrender your Advantage stock certificates after the merger is completed. Do not forward your Advantage stock certificates in the BLUE envelope with your BLUE proxy cards but rather in the WHITE envelope with your election form.

         You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed revised election form received by the exchange agent prior to the election deadline. In addition, you may revoke your election by written notice received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates by written notice prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either Sun Bancorp stock and/or cash for your Advantage stock, you should complete and return the election form. If you do not make an election, you will be allocated Sun Bancorp common stock and/or cash depending on the elections made by other shareholders.

         If stock certificates for Advantage common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline a valid election may be made, if:

          o elections are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

          o the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, overnight courier, telex or facsimile transmission); and

          o the exchange agent receives, prior to the third business day after the election deadline, the certificates for all exchanged Advantage shares, or confirmation of the delivery of all such certificates into the exchange agent's account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

         Advantage shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Advantage common stock designated as non-election shares.

         Advantage shareholders who hold their shares of common stock in "street name" through a bank, broker or other financial institution, and who wish to make an election, should seek instruction of how to make an election from the institution holding their shares.

         Sun Bancorp will deposit with the exchange agent the shares of Sun Bancorp common stock and cash to be issued to Advantage shareholders in exchange for the shares of Advantage common stock. Promptly after completion of the merger, the exchange agent will mail to Advantage shareholders who did not submit election forms or revoked such forms, a letter of transmittal, together with instructions for the exchange of their Advantage stock certificates for the merger consideration. Until you surrender your Advantage stock certificates for exchange, you will not be paid dividends or other distributions declared after the merger with respect to any Sun Bancorp common stock into which your Advantage shares have been converted. No interest will be paid or accrued to Advantage shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends, if any. After the completion of the merger, there will be no further transfers of Advantage common stock. Advantage stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

         If your Advantage stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. You must call the exchange agent at (800) 568-3476 to receive additional documentation (an affidavit of lost certificate(s) and an indemnity agreement) that you must complete and return with your election form prior to the election deadline or your shares will be designated as non-election shares. In addition to agreeing to indemnify and hold Sun Bancorp harmless in respect of such certificate(s), you will be required to purchase an indemnity bond for such certificate(s).

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

         Any portion of the cash and shares of Sun Bancorp common stock made available to the exchange agent that remains unclaimed by Advantage shareholders for one year after the completion of the merger will be returned to Sun Bancorp upon written request. Any Advantage shareholders who have not exchanged shares of Advantage common stock in accordance with the merger agreement before that time may look to Sun Bancorp for the merger consideration for their shares and any unpaid dividends or other distributions after that time. None of Sun Bancorp, Advantage, the exchange agent or any other person will be liable to any Advantage shareholder for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Effect of the Merger on Advantage Bank Stock Options

         At the effective time of the merger, all rights with respect to Advantage Bank shares issuable upon the exercise of outstanding Advantage Bank stock options granted by Advantage Bank under Advantage Bank's stock option plans will be exchanged for options to acquire Sun Bancorp common stock. The number of shares of Sun Bancorp common stock that may be purchased pursuant to any such option will be equal to the number of shares covered by the option multiplied by the exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the exchange ratio. All such options shall be subject to the same terms and conditions as were applicable under the Advantage Bank stock option plans.

Timing of Completion of the Merger

         We are working toward completing the merger as soon as possible. Assuming that the merger is approved by the Advantage shareholders and by all applicable regulatory authorities, we anticipate that completion of the merger will occur in the first quarter of 2006. The merger cannot be completed unless and until:

          o    shareholders of Advantage Bank approve the merger agreement;

          o    all conditions to the merger have been waived or satisfied; and

          o the merger has been approved by the Office of the Comptroller of the Currency.

         The merger timing may be affected by the timing of the regulatory review of any application for approval of the merger. For a more detailed discussion of the regulatory procedures and any potential effects on the timing of the completion, see "Regulatory Approvals" immediately following.

Regulatory Approvals

         In addition to approval of the merger agreement by the Advantage shareholders, completion of the merger and the transactions contemplated by the merger agreement is subject to Sun Bancorp's receipt of all requisite regulatory approvals. The bank merger requires the approval of the Office of the Comptroller of the Currency (the "OCC") under the Bank Merger Act. Sun Bancorp has received a waiver from the Federal Reserve Board of the application requirements that would otherwise apply to the merger under the Bank Holding Company Act.

         In reviewing Sun National Bank's application for approval of the bank merger under the Bank Merger Act, the OCC is required to consider, among other factors, the financial and managerial resources and future prospects of the merging institutions and the resulting bank, and the convenience and needs of the communities to be served. In addition, the OCC may not approve a merger if it will result in a monopoly or otherwise be anti-competitive.

         Under the Community Reinvestment Act of 1977, the OCC must take into account the record of performance of Sun National Bank and Advantage Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Sun National Bank and Advantage Bank each received a "satisfactory" rating during their respective most recent Community Reinvestment Act examinations.

         In addition, a period of not less than 15 days must expire following approval by the OCC, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although we believe that the likelihood of such action by the Department of Justice is remote in this merger, there

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

can be no assurance that the Department of Justice will not initiate such a proceeding. If such a proceeding is instituted or a challenge is made, we cannot ensure a favorable result.

         Neither Advantage Bank nor Sun Bancorp is aware of any other material governmental or regulatory approvals or actions that are required to complete the merger, other than those described above. Should any other approval or action be required, it is the current intention of both parties to obtain those approvals or actions. Any approval received from the OCC or any other governmental agency reflects only that agency's view that the merger does not contravene the competitive standards imposed by applicable law and regulation, and that the merger is consistent with applicable regulatory policies relating to the safety and soundness of the banking industry. The approval of the merger by the OCC and other regulatory authorities is not an endorsement or recommendation of the merger.

Conditions to be Satisfied or Waived Before the Merger Can Be Completed

         Neither Advantage Bank nor Sun Bancorp is required to complete the merger unless various conditions have either been satisfied or, where appropriate, waived by the party in whose favor the condition is granted. These conditions include, among others, the following:

          o    the approval of the merger by the shareholders of Advantage Bank;

          o    the  receipt  and   effectiveness  of  all  required   regulatory
               approvals and the expiration of all related waiting periods;

          o there are no actual or threatened causes of action, investigations or proceedings that (i) challenge the validity or legality of the merger agreement or the merger, (ii) seek damages in connection with the merger or (iii) seek to restrain or invalidate the merger, and which would be expected to have a material adverse effect on either of the parties;

          o the registration statement with respect to the shares of Sun Bancorp common stock to be issued in the merger shall have been declared effective and no stop orders suspending the effectiveness of such registration shall have been issued or proceedings to do so initiated and all "blue sky" permits or authorizations shall have been received;

          o the representations and warranties of each of the parties are accurate in all material respects and the obligations and agreements made by all parties have been fully performed;

          o receipt by Advantage of an opinion of Sun's counsel regarding the tax effects of the merger and the exchange of various closing certificates;

          o Advantage Bank shall have obtained all necessary third party consents to the merger except for those consents which in Sun's opinion would not have a material adverse effect on Sun or the completion of the merger;

          o there shall not have been any determination by Sun Bancorp that any fact, event or condition existing or has occurred that, in its judgment, would have a material adverse effect or may be foreseen to have a material adverse effect on the condition of Advantage Bank or the completion of the merger;

          o the absence of any action, statute, rule, regulation or order made applicable to the merger by any regulatory authority or in connection with any required regulatory consent which, in the judgment of Sun, imposes any material adverse requirement upon Sun.

          o Advantage Bank shall have given a certificate to Sun Bancorp stating that, other than as set forth in such certificate, it is not aware of any pending or threatened claims under its fidelity bond or director and officer liability insurance policy;

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

          o the holders of not more than 10% of the issued and outstanding shares of Advantage Bank's common stock shall have dissented from the merger; and

          o the shares issued by Sun Bancorp in connection with the merger shall have been approved for listing on Nasdaq.

Conduct of Business by Advantage Bank Pending the Merger

         Advantage Bank has agreed that until the merger is completed it will take no action that will adversely affect or delay Sun Bancorp's or its ability to obtain any consents required to complete the merger or to perform any of either company's obligations under the merger agreement except as required by law. In addition, Advantage Bank has also agreed that until the merger is completed it will operate its business only in the usual, regular and ordinary course in a manner consistent with past practice and prudent banking principles, and that it will maintain and preserve its current assets and business relationships and retain the services of its key employees and officers. Advantage Bank has agreed that it will not, without first obtaining Sun Bancorp's written consent:

          o amend its organizational documents or issue any additional shares of Advantage Bank common stock except pursuant to outstanding options;

          o issue or grant any options, warrants or other rights to purchase shares of Advantage Bank capital stock;

          o declare dividends or other distributions on shares of Advantage Bank common stock, except that Advantage Bank may declare and pay a one-time special cash dividend of up to $0.07 per share prior to completion of the merger;

          o except for deposit liability or short-term borrowings in the ordinary course of business, incur any material liability or indebtedness, directly or as guarantor;

          o make any capital expenditures individually in excess of $10,000 other than as necessary to maintain its assets in good repair;

          o sell or otherwise dispose of any real property (including other real estate owned) or any interest in real property;

          o except as otherwise provided in the merger agreement, pay any bonuses to officers, directors and employees or increase the compensation of officers, directors and employees other than for ordinary course salary increases;

          o enter into any new or amend any existing employment, consulting, non-competition or independent contractor agreement, amend any incentive bonus or commission plan, or adopt or amend in any material respect any existing employee benefit plan, except that Advantage Bank may amend its directors' stock option plans to allow service on the Sun advisory board to constitute service on the board for purposes of each of the plans;

          o enter into or extend any agreement, lease or license relating to property or services that involves an aggregate of $10,000 or more;

          o acquire five percent (5%) or more of the assets or equity securities of any entity or acquire direct or indirect control of any entity;

          o originate, purchase, extend or grant any loan in an amount in excess of $1.0 million;

          o engage in any lending activities other than in the ordinary course of business;

          o file any applications or make any contracts for new branch offices;

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

          o    acquire or construct any interest in real property;

          o    form any subsidiaries;

          o change the interest paid on time deposits or on certificates of deposit, except in accordance with past practices;

          o with respect to its investment portfolio, purchase or sell or acquire any investment securities;

          o commence or settle any action or proceeding, legal, governmental, or otherwise, involving Advantage Bank that involves material money damages or a restriction upon any of its operations; or

          o take any action that is intended or may reasonably be expected to result in any of the conditions to be met before the merger can be completed not being satisfied.

Other Covenants and Agreements

         Mutual Agreements. Both Advantage Bank and Sun Bancorp have agreed that each will:

          o use its best efforts to take all actions required under the merger agreement to permit the merger to be completed at the earliest possible date;

          o cooperate in furnishing information for the preparation and filing of this document;

          o cooperate in the preparation and filing of any regulatory application required to be filed with respect to the merger and to file such applications within 60 days after the date of the merger agreement;

          o not publish any news release or other public announcement or disclosure about the merger without the consent of the other;

          o if the merger is not completed, for a period of two years after the merger agreement is terminated, keep as confidential all information relating to, and provided by the other, except as may be required by law and with respect to information that is already in the public domain;

          o    provide each other with access to information and employees;

          o promptly notify the other of any event, condition or occurrence which may cause any of its representations and warranties in the merger agreement to not be true and correct in all material respects;

          o promptly notify the other of any event, condition or occurrence which, individually or in the aggregate has or is reasonably likely to have a material adverse effect on such parties; and

          o promptly notify the other of any communication from a third party alleging that the consent of such third party is or may be required in connection with the merger.

         Agreements of Sun Bancorp. Sun Bancorp has agreed to take all actions necessary to register, or obtain valid exemptions from registration, pursuant to applicable federal and state securities laws all shares of Sun Bancorp common stock it will issue in the merger. In addition, Sun Bancorp has agreed to cause these additional shares of Sun Bancorp common stock to be listed on Nasdaq.

         Sun Bancorp has also agreed that all of the Advantage Bank employees and officers who are employed by Sun Bancorp after the merger is completed will be eligible to participate in Sun Bancorp's employee benefit plans on the same basis and subject to the same conditions as are applicable to any newly-hired employee of Sun Bancorp, provided, however, that any waiting periods for pre-existing conditions under the health insurance plan shall be waived to the extent that such conditions were previously covered under Advantage's plan and credit for deductibles paid in the current calendar year shall be given. Such employees and officers will receive credit for their period of service as employees of Advantage Bank for purposes of determining vacation, severance, sick leave and other leave benefits and accruals and for establishing eligibility for participation in and vesting under Sun's welfare and fringe benefit plans.

         Agreements of Advantage Bank. Advantage Bank has agreed that from the date the merger agreement was entered into until the completion of the merger, it will keep Sun informed of current information as follows:

          o confer on a regular basis with Sun and report the general status of its ongoing operations;

          o    promptly  notify Sun of any material  change in the normal course
               of  its  business  or  operations   or  its   properties  or  the
               institution or threat of material litigation;

          o promptly notify Sun of any known or contemplated governmental complaints, investigations or hearings affecting Advantage; and

          o provide Sun with copies of its unaudited monthly and quarterly financial statements and call reports.

         Advantage has agreed to take the necessary steps to call a special meeting of its shareholders to vote on approval of the merger and use its best efforts to obtain shareholder approval of the merger, including the board of directors' recommendation to the Advantage shareholders that the merger be approved.

         Advantage has agreed to maintain its properties and assets in satisfactory condition and repair, ordinary wear and tear excepted, pending the completion of the merger. Advantage has also agreed to provide an environmental audit, a commitment to issue owner's title insurance and a survey for each parcel of real property it owns if requested by Sun, at Sun's expense. With respect to its leased properties, Advantage has agreed that it will obtain consents to transfer and assign such leases to Sun and enable Sun to use and operate the leased premises upon completion of the merger.

         Additionally, Advantage has agreed to take all steps reasonably requested by Sun to cure any deficiencies in its regulatory compliance; provided, however, that Sun is not responsible for discovering deficiencies and shall have no liability resulting from deficiencies or attempts to cure them. Advantage has agreed that if all conditions to completion of the merger have been satisfied or waived, it will immediately before completion of the merger make such reserves and accruals as reasonably requested by Sun in order to conform Advantage's loan, accrual, reserve and other accounting policies to Sun's policies.

         No Solicitation. Advantage Bank has agreed that it will not directly, nor ask anyone to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any proposal for a merger or other business combination involving Advantage Bank or for the acquisition of a significant equity interest in Advantage Bank or for the acquisition of a significant portion of its assets or liabilities. Advantage Bank is permitted, however, to respond to unsolicited proposals to the extent necessary to comply with the fiduciary duties of its board of directors. Advantage Bank has agreed to promptly advise Sun Bancorp of any inquiries or proposals it receives.

Waiver and Amendment

         Prior to or at the effective time, either party may: (1) waive any default in the performance of any term of the merger agreement by the other; and
(2) waive or extend the time for compliance or fulfillment by the other of any and all of the other's obligations, except with respect to any condition that, if not satisfied, would result in the violation of any law or any applicable governmental regulation. The merger agreement may be amended if Sun Bancorp and Advantage Bank execute a written document that amends the existing terms of the merger agreement.

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

Termination of the Merger Agreement

         The merger agreement may be terminated and the merger may be abandoned any time prior to the effective time if the parties mutually consent to the termination. The merger agreement may also be terminated and the merger abandoned at any time before the merger is completed by either Sun Bancorp or Advantage Bank if:

          o the merger has not been completed by May 31, 2006; provided the failure to complete it by such date is not caused by a breach of any of the representations, warranties, covenants or agreements under the merger agreement by the party seeking to terminate;

          o any of the representations and warranties of the other party are not true and correct in all material respects and the inaccuracy cannot be, or has not been, cured within thirty days after written notice to breaching party of such inaccuracy has been given; provided the party wishing to terminate is not also in material breach of any representation or warranty or covenant or agreement;

          o the other party materially breaches any of its covenants, obligations or agreements and the breach cannot be, or has not been, cured within thirty days after written notice to breaching party has been given; provided the party wishing to terminate is not also in material breach of any representation or warranty or covenant or agreement;

          o any of the conditions required to be satisfied before the merger can be completed cannot be satisfied by May 31, 2006; provided the party wishing to terminate is not also in breach of any representation or warranty or covenant or agreement;

          o a regulatory authority denies approval of the merger by final nonappealable action or if any action taken by a regulatory authority is not appealed within the time limit for appeal;

          o    Advantage  Bank's   shareholders   fail  to  approve  the  merger
               agreement;

          o by Sun Bancorp if Advantage Bank fails to hold a shareholders' meeting to vote on the approval of the merger agreement within 45 days of the registration statement being declared effective by the Securities and Exchange Commission;

          o by Sun Bancorp if Advantage Bank's board of directors fails to recommend approval of the merger agreement or withdraws or changes such recommendation in any manner adverse to Sun Bancorp; or

          o by Advantage Bank, prior to the merger being approved by the Advantage shareholders, if it receives an unsolicited takeover proposal and determines in good faith based on the advice of its counsel that it must accept such takeover proposal to comply with the board's fiduciary duties under applicable law, provided that Advantage is not then in breach of any provisions of the merger agreement.

         Additionally, Advantage Bank will have the right to terminate the merger agreement at any time during the five day period commencing two days after the Determination Date (which is defined as the 10th trading day prior to the date the merger is completed) if there is both (i) a 17.5% absolute decline in the value of Sun Bancorp's common stock price from the $21.45 starting price established in the merger agreement and (ii) a 20% decline in the value of Sun Bancorp's common stock price relative to the change in value of a group of 19 companies, referred to as the Index Group.

         Specifically, the merger agreement provides that Advantage Bank may elect to terminate the merger agreement if both of the following occur:

          (1) The average closing price of Sun Bancorp's common stock for the 20 consecutive trading days ending on the 10th trading day prior to the closing date (this is referred to as the "Average Sun Price") is less than $17.70; and

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

          (2) The ratio of the Average Sun Price to the August 22, 2005 Sun closing price of $21.45 (such ratio is referred to as the "Sun Ratio") is 20% less than the Index Ratio. The Index Ratio is defined as the ratio of (a) the average closing prices for the 19 companies in the Index Group on the 10th trading day prior to the closing date (weighted in accordance with the respective market capitalizations of the 19 companies) to (b) the average closing prices for the 19 companies in the Index Group on August 22, 2005 (weighted in accordance with the respective market capitalizations of the 19 companies).

         However, if both of the conditions are met and Advantage Bank makes such an election, Sun Bancorp may prevent the termination of the merger agreement by increasing the per share stock consideration (and thereby increasing the number of shares of Sun Bancorp common stock to be received upon exchange of Advantage Bank common stock). If Advantage Bank elects to terminate the merger agreement pursuant to the provision described above, it must give notice to Sun Bancorp within the aforementioned five day period. During the five day period commencing with its receipt of such notice, Sun Bancorp shall have the option of increasing the per share stock consideration to the lesser of :

          (i)  the price equal to $15.40 divided by the Average Sun Price, or

          (ii) the price equal to the Index Ratio multiplied by 0.87 divided by the Sun Ratio.

         If the merger agreement is terminated, it will become void and have no effect, except that some of the provisions of the merger agreement may continue after the termination. Provisions requiring the parties to keep confidential any information they have obtained, other than through publicly available sources, about the other party will also continue after termination of the merger agreement. In the event the merger agreement is terminated, each party will still remain liable for any uncured willful breach of any of its representations, warranties, covenants or other agreements that gave rise to the termination.

Termination Fee

         Advantage Bank may be obligated to reimburse Sun Bancorp for its expenses up to $375,000 incurred in connection with the merger agreement if the merger is not completed if:

          o Sun Bancorp terminates the merger agreement due to Advantage Bank having failed to hold a meeting to vote on the merger agreement within the time period prescribed in the merger agreement or because  of the  Advantage  Bank  board's  failure  to  recommend approval of the merger agreement or its modification or withdrawal of such recommendation; or

          o Advantage Bank terminates the merger agreement if it determines in good faith based on the advice of its counsel that it is required to accept an alternative proposal in order for the Advantage Bank board to comply with its fiduciary duties (provided it has not otherwise breached the merger agreement).

         In addition, if within 18 months thereafter an "acquisition transaction" is consummated or a definitive agreement is entered into by Advantage Bank relating to an acquisition transaction, then Advantage Bank may be obligated to pay Sun Bancorp a $1,480,000 termination fee and reimburse Sun Bancorp for its expenses up to $250,000 incurred in connection with the merger agreement (with credit given for any expenses previously reimbursed).

         The "acquisition transactions" that could trigger Advantage Bank's obligation to pay the termination fee to Sun Bancorp are defined in the merger agreement and generally include:

          o    a merger or  consolidation  of any other  company with  Advantage
               Bank;

          o a purchase, lease or other acquisition of all or substantially all of the assets of Advantage Bank;

          o the acquisition by any person or group of beneficial ownership of 10% of more of the voting power of Advantage Bank; or

          o a tender or exchange offer to acquire 10% or more of the voting power of Advantage Bank.

Dissenters' Rights

         Pursuant to U.S.C. ss. 215a(b), the full text of which is attached hereto as Appendix C, any shareholder of Advantage Bank who has (i) voted against the merger at the special meeting of shareholders or (ii) given written notice to Advantage Bank at or prior to the meeting that he dissents from the merger shall be entitled to receive the appraised value of his shares of Advantage Bank common stock in lieu of the per share merger consideration, provided that such shareholder makes a written request to Sun National Bank for payment of the appraised value of his stock within 30 days after the completion of the merger and surrenders to Sun National Bank his certificates representing shares of Advantage Bank common stock at the time the written request is made.

         The value of the Advantage Bank common stock owned by any dissenting shareholder shall be ascertained, as of the date of the completion of the merger, by an appraisal made by a committee of three persons composed of (i) one person selected by a majority vote of the holders of dissenting shares, (ii) one person selected by the directors of Sun National Bank, and (iii) one person selected by the two persons selected under (i) and (ii). The valuation agreed upon by any two of the three appraisers shall govern. If the value is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his Advantage Bank common stock, appeal to the Comptroller of the Currency, who may cause a reappraisal to be made and which reappraisal shall be final and binding as to the value of the shares of the dissenting shareholder.

         If, for any reason, 90 days after the completion of the merger, one or more of the appraisers is not selected, or if the appraisers fail to determine a value, the Comptroller must, upon the written request of any interested party, cause an appraisal to be made, and that appraisal shall be final and binding on all of the parties.

         The value, once ascertained, shall be promptly paid to the dissenting shareholders by Sun National Bank. The shares of Sun Bancorp common stock that would have been delivered to such dissenting shareholders had they not requested payment shall be sold at an advertised public auction, and if such shares are sold at a price greater than the amount paid to such dissenting shareholders, the excess of such sale price shall be paid to such dissenting shareholders. Sun Bancorp may bid for and purchase such shares in the auction.

         The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, would be paid by Sun National Bank.

         No notification of the beginning or end of any statutory period will be given by Sun Bancorp to any dissenting shareholder. Shareholders who are considering dissenting should consult their own legal counsel.

Material Federal Income Tax Consequences of the Merger

         The following is a discussion of the material federal income tax consequences of the merger to Sun Bancorp, Sun National Bank, Advantage and holders of Advantage common stock (each, an "Advantage shareholder"). The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), IRS Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this document. This discussion assumes that Advantage common stock is generally held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.

         No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of Advantage shareholders, including but not limited to:

          (a)  certain  corporations,  certain  foreign  trusts,  mutual  funds,
               dealers   in   securities   or  foreign   currencies,   financial
               institutions, insurance companies or tax exempt organizations;

          (b) persons who are not United States citizens, resident aliens of the United States or domestic entities (partnerships or trusts);

          (c) persons who are subject to alternative minimum tax (to the extent such tax affects the income tax consequences of the merger), who elect to apply a mark-to-market method of accounting or who are subject to the "golden parachute" provisions of the Code (to the extent such provisions affect the tax consequences of the merger);

          (d) holders of options granted by Advantage, or persons who acquired Advantage stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restrictions related to employment;

          (e)  persons who do not hold their Advantage shares as capital assets;
               or

          (f) persons who hold their Advantage shares as part of a "hedge," "constructive sale," "straddle," or "conversion transaction" or other "integrated transaction."

         Below is a summary of certain material United States federal income tax consequences of the merger.

         Classification as a Reorganization. The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

         Federal Income Tax Consequences to Sun Bancorp, Sun National Bank, Advantage and Shareholders of Sun Bancorp. No gain or loss will be recognized by either Sun Bancorp, Sun National Bank, Advantage or any shareholders of Sun Bancorp, Inc. as a result of the merger.

         Federal Income Tax Consequences to Advantage Shareholders. The United States federal income tax consequences of the merger to an Advantage shareholder, generally, will depend on whether such Advantage shareholder exchanges its Advantage common stock for cash, Sun Bancorp common stock or a combination of cash and Sun Bancorp common stock.

          o Exchange Solely for Sun Bancorp Stock. An Advantage shareholder will not recognize taxable gain or loss upon the exchange of Advantage common stock solely for Sun Bancorp common stock, except in respect of cash received instead of a fractional share of Sun Bancorp common stock (as discussed below).

          o Exchange for Part Cash and Part Sun Bancorp Common Stock. An Advantage shareholder who receives part cash (not including cash received instead of a fractional share of Sun Bancorp common stock) and part Sun Bancorp common stock in exchange for Advantage common stock will recognize taxable gain (but not loss) in an amount, if any, equal to the lesser of: (i) the excess of the sum of the amount of cash and the fair market value of Sun Bancorp common stock received in the merger over the holder's adjusted tax basis in the shares of Advantage common stock (not including any tax basis allocable to any fractional shares of Sun Bancorp common stock for which an Advantage shareholder is paid in cash) surrendered by the holder, or (ii) the amount of cash received by the holder in the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any taxable gain to an Advantage shareholder on the exchange of Advantage common stock will generally be treated as capital gain (either long-term or short-term capital gain depending on the shareholder's holding period for the Advantage common stock). If, however, the cash received has the effect of the distribution of a dividend (as discussed below), the gain will be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits of Advantage as calculated for United States federal income tax purposes.

          o Exchange Solely for Cash. An Advantage shareholder who receives solely cash in exchange for Advantage common stock will recognize gain or loss in an amount, if any, equal to the difference between the cash received and the holder's adjusted tax basis in the shares of Advantage common stock surrendered by the holder. Any taxable gain to an Advantage shareholder on the exchange of Advantage common stock will generally be treated as capital gain, either long-term or short-term capital gain, depending on the shareholder's holding period for the Advantage common stock.

          o Exchange of Cash in Lieu of Fractional Share. An Advantage shareholder who receives cash instead of a fractional share of Sun Bancorp common stock will generally be treated as having received such fractional share and then having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the Advantage shareholder's aggregate adjusted tax basis of the Advantage shares exchanged in the merger which is allocable to the fractional share of Sun Bancorp common stock. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Advantage common stock is more than one year at the effective time of the merger.

          o Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the Advantage shareholder's deemed percentage stock ownership in Sun Bancorp. For purposes of this determination, the Advantage shareholder is treated as if it first exchanged all of its shares of Advantage common stock solely for Sun Bancorp common stock and then Sun Bancorp immediately redeemed, which we refer to in this document as the "Deemed Redemption," a portion of the Sun Bancorp common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as a capital gain if the deemed redemption is (1) "substantially disproportionate" with respect to the Advantage shareholder or
(2) "not essentially equivalent to a dividend."

         The Deemed Redemption will generally be "substantially disproportionate" with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether a Deemed Redemption is "not essentially equivalent to a dividend" with respect to a Advantage shareholder will depend upon the Advantage shareholder's particular circumstances. At a minimum, however, in order for the Deemed Redemption to be "not essentially equivalent to a dividend," the Deemed Redemption must result in a "meaningful reduction" in the Advantage shareholder's deemed percentage stock ownership of Sun Bancorp. In general, that determination requires a comparison of: (1) the percentage of the outstanding stock of Sun Bancorp that the Advantage shareholder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (2) the percentage of the outstanding stock of Sun Bancorp that is actually and constructively owned by the Advantage shareholder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase such stock in addition to the stock actually owned by the holder. Advantage shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Advantage common stock will be treated as a dividend.

         The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a meaningful reduction.

          o Backup Withholding. Payments of cash to a holder surrendering shares of Advantage common stock will be subject to information reporting and backup withholding (whether or not the holder also receives Sun Bancorp common stock) at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Any amounts withheld from payments to a holder under the backup withholding rules may be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Each holder of Advantage common stock should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedures for claiming such exemption.

         The merger agreement permits Advantage to pay a special cash dividend on the Advantage common stock of up to $0.07 per share immediately prior to the effective date. It is anticipated that such payment will constitute a dividend from current or accumulated earnings and profits of Advantage. Generally, individual holders of Advantage stock will be taxed on such dividend income at the current rate of 15%.

         It is a condition to the obligation of Sun Bancorp, Sun National Bank and Advantage to complete the merger that Sun Bancorp and Sun National Bank and Advantage Bank will have received an opinion of Malizia Spidi & Fisch, PC, special counsel to Sun Bancorp, dated as of the completion of the merger with respect to certain conditions. Such opinion will state that:

          (1) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

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

          (2) no taxable gain or loss will be recognized by Sun Bancorp, Sun National Bank or Advantage as a result of the merger; and

          (3) any gain (but not loss) realized in the merger will be recognized by the shareholders of Advantage only to the extent of cash or other property (other than Sun Bancorp common stock) received by the shareholders of Advantage in the merger, including cash received in lieu of fractional share interests.

         In rendering its opinion, counsel has relied upon representations contained in certificates of officers of Sun Bancorp, Sun National Bank and Advantage, which certificates will be updated at the time the merger is completed. No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger.

         Although the merger agreement allows us to waive the condition that we receive a tax opinion from counsel, we currently do not anticipate doing so.

--------------------------------------------------------------------------------
Tax matters are complicated and the tax consequences of the merger to each holder of Advantage common stock will depend on the facts of each such shareholder's particular situation. The United States federal income tax discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder and may not be applicable to all holders' special situations. Advantage shareholders are urged to consult their own tax advisor about the federal income tax consequences under their own particular facts and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the merger.
--------------------------------------------------------------------------------

Anticipated Accounting Treatment

         Sun Bancorp will account for the merger as a purchase, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Advantage will be recorded on Sun Bancorp's consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by Sun Bancorp exceeds the fair value of the net tangible and identifiable intangible assets acquired by Sun Bancorp through the merger will be recorded as goodwill. Financial statements of Sun Bancorp issued after the effective date of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of Advantage.

Expenses

         Sun Bancorp and Advantage Bank will be responsible and pay for their own expenses incurred by them in connection with completing the merger.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

Market Price

         Sun Bancorp common stock is quoted on Nasdaq under the symbol "SNBC." Advantage Bank common stock is traded on the OTC Bulletin Board under the symbol "ADBK." The following table sets forth, for the periods indicated, the high and low sales prices per share of Sun Bancorp common stock and Advantage Bank common stock. All prices for Sun Bancorp and Advantage Bank are adjusted to reflect stock dividends.

                                        Sun Bancorp             Advantage Bank
                                         Price(1)                  Price(1)
                                 ---------------------      --------------------
                                   High          Low         High          Low
                                 --------     --------     --------      -------
     2003:
         First Quarter.........   $ 13.22      $ 11.66     $ 10.81       $  7.66
         Second Quarter .......     18.01        12.01       12.46          7.12
         Third Quarter.........     21.02        17.34       11.39          7.12
         Fourth Quarter........     24.67        19.56       13.80         11.30

                                        Sun Bancorp             Advantage Bank
                                         Price(1)                  Price(1)
                                 ---------------------      --------------------
                                   High          Low         High          Low
                                 --------     --------     --------      -------
     2004:
         First Quarter.........   $ 24.76      $ 22.68     $ 14.52       $ 12.24
         Second Quarter........     22.86        18.10       14.57         12.62
         Third Quarter.........     21.67        18.70       14.29         12.29
         Fourth Quarter........     23.95        20.90       13.81         11.81
     2005:
         First Quarter.........   $ 23.91      $ 21.18     $ 17.00       $ 13.10
         Second Quarter........     21.88        19.79       17.00         13.30
         Third Quarter.........     22.00        20.30       18.75         13.01
         Fourth Quarter(2).....     21.60        19.33       18.50         17.95

-------------------------
(1) The information listed above reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.
(2) Through October 26, 2005, the most recent date practicable preceding the date of this document.

         On October 26, 2005, the most recent date practicable preceding the date of this document, the last reported sale price of Sun Bancorp's common stock was $19.68, and the last reported sale price for Advantage Bank's common stock was $17.95. On August 25, 2005 (the trading day immediately before the first public announcement of the merger), the last sale prices of Sun Bancorp's common stock and Advantage Bank's common stock were $21.55 and $18.00, respectively. Not including persons or entities that hold stock in nominee or "street" name through various brokerage firms, as of October 26, 2005, there were 557 holders of record of Sun Bancorp's common stock and there were 315 holders of record of Advantage's common stock

Dividends

         Sun Bancorp. Historically, Sun Bancorp has not paid cash dividends on its common stock. Currently, the Sun Bancorp board of directors does not intend to pay cash dividends, but it may consider such a policy in the future. No decision, however, has been made as to the amount or timing if cash dividends will be paid. Sun Bancorp paid 5% stock dividends on October 30, 1996, June 25, 1997, May 26, 1998, June 21, 1999, June 21, 2000, June 13, 2001, May 23, 2002,
April 21, 2003, April 20, 2004 and April 20, 2005. Sun Bancorp declared three for two common stock splits effected by means of 50% stock dividends paid in September 1997 and March 1998. Future declarations of dividends by the Sun Bancorp board of directors will depend upon a number of factors, including the following:

     o    Sun Bancorp's consolidated financial condition;
     o    Sun Bancorp's consolidated results of operations;
     o    investment opportunities available to Sun Bancorp;
     o    capital requirements;
     o    regulatory limitations;
     o    tax considerations; and
     o    general economic conditions.

         Sun Bancorp makes no assurances, however, that any dividends will be paid or, if payment is made, that dividends will continue to be paid.

         Sun Bancorp's ability to pay dividends is dependent upon the ability of Sun National Bank to pay dividends to it. Because Sun National Bank is a depository institution insured by the Federal Deposit Insurance Corporation ("FDIC"), it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. In addition, regulations of the OCC impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the bank. Under Federal Reserve policy, Sun Bancorp is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to Sun National Bank and to commit resources to support Sun National Bank in circumstances where Sun Bancorp might not do so absent such a policy. This policy could have the effect of reducing the amount of dividends Sun Bancorp is allowed to declare.

         Sun Bancorp's ability to pay dividends is subject to its continued payment of interest that Sun Bancorp owes on its junior subordinated debentures. As of June 30, 2005, Sun Bancorp had $77.3 million of junior subordinated debentures outstanding, and Sun Bancorp anticipates issuing additional junior subordinated debentures to fund the cash portion of the merger consideration for the acquisition of Advantage. Sun Bancorp has the right to defer payment of interest on the junior subordinated debentures for a period not exceeding 20 consecutive quarters. If Sun Bancorp defers interest payments on the junior subordinated debentures, it will be prohibited, subject to certain exceptions, from paying cash dividends on the Sun Bancorp common stock until it pays all deferred interest and resumes interest payments on the junior subordinated debentures.

         At June 30, 2005, under applicable regulations, the amount available to be paid as dividends from Sun National Bank to Sun Bancorp without prior regulatory approval was approximately $37.8 million.

         Advantage Bank. Advantage Bank paid a special cash dividend of $0.05 per share on February 28, 2005 to shareholders of record as of February 14, 2005. This was the first cash dividend paid by Advantage. The merger agreement provides that Advantage Bank may declare and pay a one-time special cash dividend of up to $0.07 per share prior to completion of the merger.

         Other than the dividend paid in February, 2005, Advantage has not paid cash dividends on its common stock. To date, Advantage has paid 6 stock dividends. Advantage paid 5% stock dividends on March 31, 2000 and February 28, 2001, a 6% stock dividend on February 28, 2002, 7% stock dividends on February 28, 2003 and February 29, 2004 and a 5% stock dividend on February 28, 2005.

         Dividends paid by Advantage Bank are at the discretion of Advantage Bank's board of directors and are dependent upon the restrictions on the payment of dividends by New Jersey-chartered banks, Advantage Bank's earnings and financial condition and other relevant factors.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

         The rights of Sun Bancorp shareholders are governed by New Jersey law and Sun Bancorp's amended and restated certificate of incorporation and bylaws. The rights of Advantage Bank shareholders are governed by New Jersey banking law and its certificate of incorporation and bylaws. There are differences between the respective chartering documents of Sun Bancorp and Advantage Bank that will affect the relative rights of Sun Bancorp shareholders and Advantage Bank shareholders.

         The following discussion describes and summarizes the material differences between the rights of Sun Bancorp shareholders and Advantage Bank shareholders. With respect to each issue described below, the information set forth in the left column describes the rights Advantage Bank shareholders currently enjoy, while the information set forth in the right column describes the rights enjoyed by Sun Bancorp's shareholders. If the merger is completed, any Advantage Bank shareholder who becomes a shareholder of Sun Bancorp will be entitled and become subject to all of the rights described in the right column. The following discussion is not a complete discussion of all of the differences. For a complete understanding of all of the differences, you should review the amended and restated certificate of incorporation and bylaws of Sun Bancorp, the certificate of incorporation and bylaws of Advantage Bank and the New Jersey statutes. Copies of the respective chartering documents of both Sun Bancorp and Advantage Bank may be obtained from the corporate secretary of each company.

                ADVANTAGE BANK                                           SUN BANCORP
                                               Voting Rights
Holders of shares of Advantage Bank common                Holders of shares of Sun Bancorp common stock
stock are entitled to one vote for each share of          are entitled to one vote for each share of common
common  stock held.                                       stock held.


                                       44


                ADVANTAGE BANK                                           SUN BANCORP
                                           Rights on Liquidation

In the event of liquidation, Advantage Bank               In the event of liquidation, Sun Bancorp
shareholders are entitled to receive pro-rata any         shareholders are entitled to receive pro-rata any
assets distributable to shareholders with respect to      assets distributable to shareholders with respect to
the shares of Advantage Bank common stock held            the shares of Sun Bancorp common stock held by
by them, after payment of indebtedness.                   them, after payment of indebtedness.



                                           Rights of Preemption

Advantage Bank may issue shares of authorized but         Holders of shares of Sun Bancorp common stock do
unissued shares of stock without first offering such      not have any preemptive rights to subscribe to or
shares to existing shareholders.  However, shares of      acquire additional shares of Sun Bancorp common
newly authorized stock upon an increase in the            stock that may be issued. .An increase in the
authorized capital stock of Advantage must be             authorized amount of capital stock would require an
offered first to existing shareholders.  An increase in   amendment to the certificate of incorporation
the authorized amount of capital stock would also         approved by a majority of the votes cast on such
offered the affirmative vote of the holders of at least   amendment.  The shares of newly authorized stock
two-thirds of the outstanding shares.                     may be issued without offering them first to existing
                                                          shareholders.

                            Rights to Call a Special Meeting of the Shareholders

Special meetings of Advantage Bank's shareholders         Holders of shares of Sun Bancorp common stock do
may be called at any time by the holders of not less      not have any rights to call a special meeting of Sun
than 20% of all outstanding shares of the Bank            Bancorp's shareholders or to require that Sun
entitled to vote at the meeting.                          Bancorp's board of directors call a special meeting.


                        Shareholders' Rights to Amend Corporate Governing Documents

No amendment to Advantage Bank's certificate of           Holders of a majority of Sun Bancorp's capital
incorporation may be made unless it is adopted by         stock who are entitled to vote may by affirmative
the board of directors and approved by at least two-      vote amend Sun Bancorp's certificate of
thirds of the  outstanding stock of the Bank.             incorporation. However, certain provisions of Sun
                                                          Bancorp's certificate of incorporation concerning
The board of directors has the power to make,  alter      limitation of director liability; preemptive rights;
and repeal the bylaws of the bank, subject to             repurchase of shares; special meetings; cumulative
alteration or repeal by the holders of a majority of      voting; advance notice for nominations and new
the outstanding common stock entitled to vote at          business; business combinations; abusive takeovers;
any meeting of shareholders.                              bylaws amendments and supermajority vote
                                                          requirements to amend certain certificate of
                                                          incorporation provisions may only be amended by
                                                          the holders of at least 80% of the issued and
                                                          outstanding shares of Sun Bancorp capital stock.

                                                          Holders of 80% of the outstanding shares of Sun
                                                          Bancorp capital stock who are entitled to vote may
                                                          by affirmative vote amend the bylaws of Sun
                                                          Bancorp.

                                       45


                ADVANTAGE BANK                                           SUN BANCORP
                        Election and Classification of the Board of Directors

The board of directors of Advantage Bank is not           The board of directors of Sun Bancorp is not
classified; all directors stand for election annually,    classified; all directors stand for election annually.
Holders of shares of Advantage Bank common                Holders of shares of Sun Bancorp common stock do
stock do not have the right to cumulate their votes in    not have the right to cumulate their votes in the
the election of directors.                                election of directors.

                                  Nomination of Directors by Shareholders

Advantage Bank's governing documents and                  In addition to the right of the board of directors to
applicable law are silent on the nomination of            make nominations for the election of directors, any
directors by shareholders.                                voting shareholder may nominate a person to stand
                                                          for election at an annual meeting of the shareholders
                                                          of Sun Bancorp, provided the shareholder complies
                                                          with special advance notice requirements.  Notice of
                                                          nominations must be given 90 days prior to the
                                                          anniversary of the prior year's annual meeting.


                                        Rights to Remove a Director

Advantage Bank shareholders do not have the               A director may be removed with or without cause
ability  to remove directors.                             by the affirmative vote of Sun Bancorp shareholders
                                                          who hold at least a majority of the voting power of
                                                          Sun Bancorp's issued and outstanding capital stock
                                                          that is entitled to vote for the election of directors.

                                      Shareholders' Rights to Reports

The Advantage Bank common stock is exempt from            Shares of Sun Bancorp common stock are registered
the registration requirements of the Securities           under the Securities Exchange Act of 1934.
Exchange Act of 1934.  However, Advantage Bank            Accordingly, Sun Bancorp is required to provide
provides an annual report containing audited              annual reports containing audited consolidated
financial statements to its shareholders.  Advantage      financial statements to shareholders.  Sun Bancorp
Bank also reports to its shareholders on an               also files reports on a quarterly basis that contain
interim basis that contain unaudited financial            unaudited financial information and makes copies of
information.                                              such reports available on its website.

                                              Preferred Stock

Advantage Bank's authorized capital stock consists        Sun Bancorp's board of directors is authorized to
of 5,000,000 shares of capital stock, $5.00 par value     issue up to 1,000,000  shares of preferred stock and
per share.  The bank currently has only common            can determine  the class and rights to be attached to
stock outstanding, but is permitted under New             any share of preferred stock.
Jersey law to issue preferred stock if an amendment
to the certificate of incorporation authorizing the       No series or classes of preferred stock have been
issuance of preferred stock is approved by the            created and no shares of preferred stock have been
holders of at least two-thirds of the outstanding         issued yet.
shares of common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

General

         You should rely only on the information contained in this document or contained in the documents that are incorporated by reference into this document. Neither Advantage Bank nor Sun Bancorp have authorized anyone to provide you with any information that differs from, or adds to, the information in this document. Therefore, if anyone does give you different or additional information, you should not rely on it. The information contained in this document is correct as of the date of this document. It may not continue to be correct after this date. Advantage Bank has supplied all of the information contained in this document about Advantage Bank and Sun Bancorp has supplied all of the information contained in this document about Sun Bancorp, Inc. and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

Advantage Bank Information

         You may obtain more information about Advantage Bank from its web site at www.AdvantageBankNJ.com. Available on this website are the most recent annual reports, quarterly reports and proxy statement of Advantage Bank. The information in the documents available on the Advantage Bank website includes, among other things, information about its products and services, results of operations and financial condition, executive compensation and other information about its management. Advantage Bank is exempt from the registration requirements of the Securities Exchange Act of 1934 and thus does not file information with the SEC.

--------------------------------------------------------------------------------
           You can request copies of documents from Advantage Bank by requesting them in writing or by telephone from:

                               Ms. Barbara DeGiulo
                     Vice President and Corporate Secretary
                                 Advantage Bank
                               3421 Route 22 East
                          Branchburg, New Jersey 08876
                        Telephone Number: (800) 959-0068
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      If you have any questions about the merger or would like additional copies of this proxy statement/prospectus, you should contact:

                      D.F. King & Co., Inc. 48 Wall Street
                            New York, New York 10005
                Banks and Brokers Call: (212) 269-5550 (collect)
                    All others call toll free: (800) 628-8532
----------------------------------------------------------------------------

Sun Bancorp Information

         You may obtain more information about Sun Bancorp from its web site at www.sunnb.com. In addition, you can also obtain more information about Sun Bancorp by reviewing the information that it is required by the Securities Exchange Act of 1934 to file with the SEC. The information that Sun Bancorp is required to file includes, among other things, information about its business, operations and financial condition, executive compensation and other information about its management. You may read and copy this information at the Public Reference Room, United States Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

------------------------------------------------------      ---------------------------------------------------
You may also obtain by mail copies of any                   The SEC also maintains an internet world wide
document filed with the SEC by Sun Bancorp from             web site that contains reports, proxy statements
the SEC.  You may call the SEC at 1-800-SEC-0330            and other information about issuers, including Sun
for further other  information on the public                Bancorp, who file information electronically with
reference rooms.                                            the SEC.  The web site address is www.sec.gov.
------------------------------------------------------      ---------------------------------------------------

         Sun Bancorp "incorporates by reference" into this document the information it files with the SEC, which means that Sun Bancorp can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document. Some information contained in this document updates the information incorporated by reference, and information that Sun Bancorp files subsequently with the SEC will automatically update this document. In other words, in the case of a conflict or inconsistency between information set forth in this document and information incorporated by reference into this document, you should rely on the information contained in the document that was filed later. Sun Bancorp incorporates by reference the documents listed below and also incorporates any filings it makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this document and up to and including the final adjournment of the shareholder meeting at which Advantage Bank shareholders consider and vote on the merger:

         Sun Bancorp, Inc. documents incorporated by reference:
         ------------------------------------------------------

          (1)  Annual Report on Form 10-K for the year ended December 31, 2004;

          (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

          (3) Current Reports on Form 8-K for the events dated January 20, 2005, January 24, 2005, March 17, 2005, April 13, 2005, May 17,
               2005,  June 15, 2005, July 18, 2005,  August 8, 2005,  August 26,
               2005 and October 18, 2005; and

          (4) the description of the Sun Bancorp common stock contained in Sun Bancorp's Registration Statement on Form 10 declared effective by the SEC in August 1996 and any amendment or report filed for the purpose of updating such description.

--------------------------------------------------------------------------------
     You can request copies of the Sun Bancorp, Inc. documents incorporated by reference in this document by requesting them in writing or by telephone from:

                                Mr. Dan A. Chila
                            Executive Vice President
                                Sun Bancorp, Inc.
                                226 Landis Avenue
                           Vineland, New Jersey 08360
                        Telephone Number: (856) 691-7700
--------------------------------------------------------------------------------

         Copies of exhibits to the documents incorporated by reference will not be provided to you unless the exhibits themselves are specifically incorporated into the documents incorporated by reference.

                                     EXPERTS

         The Sun Bancorp, Inc. consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference from Sun Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph concerning the adoption of Financial Accounting Standards Board Interpretation No. 46 (R) and the change in the method of accounting for stock-based compensation to adopt the fair value recognition provisions of Statements of Financial Accounting Standards Nos. 123 and 148 in 2003 and the change in the method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 147 in 2002, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL COUNSEL

         Malizia Spidi & Fisch, PC, a law firm located in Washington, D.C. and counsel for Sun Bancorp, will give an opinion as to the legality of the shares of Sun Bancorp common stock to be issued in connection with the merger and an opinion as to the material federal income tax consequences of the merger.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                               SUN BANCORP, INC.,
                                SUN NATIONAL BANK

                                       And

                                 ADVANTAGE BANK

                           Dated as of August 25, 2005

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                                SUN BANCORP, INC.

                                SUN NATIONAL BANK

                                       AND

                                 ADVANTAGE BANK


         This AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of August, 2005 (this "Agreement"), by and between Sun Bancorp, Inc., a New Jersey corporation ("Sun"), Sun National Bank, a national banking association ("Sun Bank") and Advantage Bank, a New Jersey-chartered commercial bank ("Advantage") collectively, the ("Parties").

                                WITNESSETH THAT:

         WHEREAS, the Boards of Directors of Sun and Advantage deem it in the best interests of Sun and Advantage, respectively, and of their respective shareholders, that Sun Bank and Advantage merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the "Code");


         WHEREAS, Sun owns all of the issued and outstanding capital stock of Sun National Bank, a national bank ("Sun Bank"), and it is contemplated that, in connection with the consummation of this Agreement, Advantage will be merged with and into Sun Bank (the "Merger");

         WHEREAS, as an inducement and condition to Sun's entering into this Agreement, each of the directors and executive officers of Advantage have entered into Affiliate and Voting Agreements with Sun pursuant to which they have agreed to vote their Advantage Shares (as defined herein) in favor of approval of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Advantage will be merged with and into Sun Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Advantage, $5.00 par value per share, into shares of common stock of Sun, par value of $1.00 per share (the "Sun Shares") and cash, shall be as hereinafter set forth.

                                   ARTICLE 1


                                   THE MERGER

         Section 1.1 Consummation of Merger; Closing Date.
                     ------------------------------------

         (a) Subject to the provisions hereof,  including,  without  limitation,
Section 2.5 hereof respecting the possible restructuring of the transaction under certain circumstances, Advantage shall be merged with and into Sun Bank (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to the National Bank Act, as amended (the "National Bank Act"), the New Jersey Banking Act of 1948, as amended (the "New Jersey Banking Act"), as well as the applicable regulations of the Office of the Comptroller of the Currency (the "OCC") and the New Jersey Department of Banking and Insurance (the "Department"), and Sun Bank shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation").

         (b) The Merger shall become effective on the date and at the time specified in the certificate to be issued by the OCC approving the Merger (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by Sun and Advantage, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement and (ii) the date on which the shareholders of Advantage approve the transactions contemplated by this Agreement, or such other time as the Parties may agree.

         (c) The closing of the Merger (the "Closing") shall take place at the principal offices of Sun at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

         Section  1.2 Effect of Merger.  At the  Effective  Time of the  Merger,
                      ----------------
Advantage shall be merged with and into Sun Bank and the separate existence of Advantage shall cease. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Sun Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a national banking association and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. The Merger shall have the effects set forth in the National Bank Act and the New Jersey Banking

Act. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all chooses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

         Section 1.3 Further  Assurances.  From and after the Effective  Time of
                     -------------------
the Merger, as and when requested by the Surviving Corporation, the officers and directors of Advantage last in office shall execute and deliver or cause to be executed and delivered in the name of Advantage such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Advantage.

         Section 1.4  Directors  and  Officers.  Except as  otherwise  set forth
                      ------------------------
herein, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Sun Bank immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as Sun Bank, at or prior to the Effective Time of the Merger, shall designate in writing.

         Section 1.5 Capital Stock. As of June 30, 2005, Sun Bank had capital of
                     -------------
$3,037,885 divided into 607,577 issued and outstanding shares of $5.00 par value common stock (no treasury shares) ("Bank Common Stock"), $367,688,841 of surplus, and undivided profits of $83,561,661. As of June 30, 2005, Advantage had capital of $ 9,036,095, divided into 1,807,219 issued and outstanding shares of $5.00 par value common stock (no treasury shares) ("Advantage Common Stock"), $4,337,406 of surplus, and undivided profits of $340,805. At the Effective Time, the amount of capital stock of Sun Bank shall be $3,037,885, divided into 607,577 shares of $5 par value common stock, and Sun Bank shall have a surplus of approximately $401,122,841 and undivided profits of $83,561,661, including capital reserves, which when combined with the capital and surplus of Advantage will be equal to the combined capital structures of Sun Bank and Advantage as stated in the preceding two sentences, adjusted however, for earnings and dividends declared and paid by Sun Bank and Advantage between June 30, 2005 and the Effective Time.

                                   ARTICLE 2

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES

         Section 2.1 Manner of  Conversion of Advantage  Shares.  Subject to the
                     ------------------------------------------
provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Sun, Sun Bank, Advantage or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

                 (a)  Each    share   of   capital   stock  of Sun or  Sun  Bank
outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

                 (b) Each share of common stock of Advantage (the "Advantage Shares") held by Advantage or by Sun (or any of their subsidiaries), or such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

                 (c) Except  with  regard to  Advantage  Shares  excluded  under
Section 2.1(b) above and shares held by Advantage shareholders exercising dissenters rights under Section 2.8 ("Dissenting Shares"), each Advantage Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive, at the election of the holder thereof:

                         (i) 0.8700 Sun Shares (such number of Sun Shares, as may be adjusted as provided herein, is hereinafter referred to as the "Per Share Stock Consideration"); or

                         (ii) a  cash   amount   equal  to   $19.00   (the  "Per
     Share Cash Consideration").

Thereafter, subject to Sections 2.2, 2.3, 2.5 and 2.7, each outstanding certificate representing a Advantage Share shall represent solely the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration or a combination thereof.

                 (d) If Sun declares a change in the number of Sun Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, or announces a special extraordinary cash dividend with a record date prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted (to the nearest one tenthousandth).

         Section 2.2 Election and Proration Procedures.
                     ---------------------------------

                 (a) An election form in such form as Sun and Advantage shall mutually agree (an "Election Form") shall be mailed on the same date as the Proxy Statement/Prospectus (as defined herein) is mailed to each holder of record of Advantage Shares as of the record date which shall be the same date as the record date for eligibility to vote on the Merger. Sun shall make available as many Election Forms as may be reasonably requested by all persons who become holders of Advantage Shares after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Advantage shall provide to the Exchange Agent (as defined herein) all information reasonably necessary for it to perform its obligations as specified herein.

                 (b) Each Election Form shall entitle the holder of Advantage Shares (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Per Share Stock Consideration for all of such holder's shares (a "Stock Election"), (ii) elect to receive the Per Share Cash Consideration for all of such holder's shares (a "Cash Election"),
(iii) elect to receive the Per Share Stock Consideration for some of such holder's shares and the Per Share Cash Consideration for the remainder of such holder's shares (a "Mixed Election") or (iv) make no election (a "Non-election"). Holders of record of Advantage Shares who hold such shares as nominees, trustees or in other representative capacity (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all of the shares of Advantage Shares held by that Representative for a particular beneficial owner. The Advantage Shares as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares" and the aggregate number thereof is referred to herein as the "Stock Election Number." The Advantage Shares as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares" and the aggregate number thereof is referred to as the Cash Election Number. Shares of Advantage Shares as to which no election has been made are referred to as "Non-election Shares."

                 (c) To be effective, a properly completed Election Form must be received by an independent agent appointed by Sun (the "Exchange Agent") on or before 4:00 p.m., local time on the third business day immediately preceding Advantage's stockholders' meeting to consider the Merger or on such other date or time as the parties may mutually agree (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing all shares of Advantage Shares covered by such Election Form, or the guaranteed delivery of such certificates (or customary affidavits and, if required by Sun, indemnification regarding the loss or destruction of such certificates), together with duly completed transmittal materials. Any Advantage stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Advantage stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates. All elections shall be revoked automatically if the exchange agent is notified in writing by either party that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Advantage Shares held by such stockholder shall be designated as Non-election Shares. Subject to the terms of this

Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

                (d) Ratio  of  Parent  Common  Stock  to  Cash.  The  number  of
                    ------------------------------------------
shares of Advantage Common Stock to be converted into the right to receive the Per Share Cash Consideration shall be equal to 50% of the number of shares of Advantage Common Stock outstanding immediately prior to the Effective Time (the "Aggregate Cash Limit") and the number of shares of Advantage Common Stock to be converted into the right to receive the Per Share Stock Consideration shall be equal to 50% of the number of shares of Advantage Common Stock outstanding immediately prior to the Effective Time (the "Aggregate Stock Limit"); provided, however, that the Aggregate Stock Limit may be increased by Sun in its sole discretion if the Stock Election Number exceeds the Aggregate Stock Limit, but in no event shall the Aggregate Stock Limit exceed 60% of the aggregate number of shares of Advantage Common Stock outstanding immediately prior to the Effective Time (the "Adjusted Aggregate Stock Limit").

                 (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, Sun shall cause the Exchange Agent to effect the allocation among holders of Advantage Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration and to distribute such as follows:

                         (i) if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by
     (2) a fraction, the numerator of which is the Aggregate Stock Limit or, if applicable, the Adjusted Aggregate Stock Limit and the denominator of which is the Stock Election Number and (B) the Per Share Cash Consideration in respect of the remaining number of such Stock Election Shares;

                         (ii) if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Per Share Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying
     (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number and (B) the Per Share Stock Consideration in respect of the remaining number of such Cash Election Shares; and

                         (iii) if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive either the Per Share Cash Consideration or the Per Share Stock Consideration such that the aggregate number of Advantage Shares entitled to receive the Per Share Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of Advantage Shares entitled to receive the Per Share Stock Consideration is equal to the Aggregate Stock Limit.

         Section 2.3 Advantage Stock Options. As of and immediately prior to the
                     -----------------------
Effective Time of the Merger, all rights with respect to Advantage Shares issuable pursuant to the exercise of stock options ("Advantage Options") granted by Advantage under the Advantage Stock Option Plans set forth in Schedule 2.3 (the "Advantage Stock Option Plans"), each of which are listed and described on
Schedule 2.3 and which are outstanding at the Effective Time of the Merger, shall be exchanged as follows: such Advantage Options held by each individual as detailed on Schedule 2.3 shall have all of his or her Advantage Options assumed by Sun and such Advantage Options shall be converted into an option to purchase a number of Sun Shares (rounded down to the nearest whole share) equal to (i) the number of Advantage Shares subject to such option immediately prior to the Effective Time multiplied by (ii) the Per Share Stock Consideration, and the per share exercise price for Sun Shares issuable upon the exercise of such assumed stock options shall be equal to (i) the exercise price per share of Advantage Shares at which such option was exercisable immediately prior to the Effective Time divided by (ii) the Per Share Stock Consideration (rounded to the nearest whole cent); provided, however, that in the case of any stock option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with section 424(a) of the Code. Except as otherwise provided herein, the assumed stock options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Advantage Stock Options immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration thereof, provided for in the Advantage Stock Option Plans by reason of this Agreement or the transactions contemplated hereby); provided, however, that thereafter references to Advantage shall be deemed to be references to Sun.

         Section 2.4 Fractional Shares.  Notwithstanding  any other provision of
                     -----------------
this Agreement, each holder of Advantage Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Sun Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part (to the nearest thousandth) of the Per Share Cash Consideration. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section 2.5 Effectuating Conversion.
                     -----------------------

                 (a) At the Effective Time of the Merger, Sun will deliver or cause to be delivered to the Exchange Agent the number of Sun Shares issuable and the amount of cash payable by Sun for Advantage Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Advantage Shares who did not previously submit a properly completed Election Form (other than holders of Dissenting Shares) transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Advantage Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing Advantage Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Advantage Shares to transfer good and marketable title to such Advantage Shares to Sun, free and clear of all liens, claims and encumbrances.

                 (b) At the Effective Time of the Merger, the stock transfer books of Advantage shall be closed as to holders of Advantage Shares immediately prior to the Effective Time of the Merger and no transfer of Advantage Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Advantage Shares shall, without any action on the part of any holder thereof, no longer represent Advantage Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates (other than Dissenting Shares) shall be exchanged for the consideration contemplated by this Agreement into which Advantage Shares represented thereby were converted in the Merger.

                 (c) In the event that any holder of record as of the Effective Time of the Merger of Advantage Shares (other than Dissenting Shares) is unable to deliver the certificate which represents such holder's Advantage Shares, Sun, in the absence of actual notice that any Advantage Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional Sun Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                         (i) An affidavit or other evidence to the reasonable satisfaction of Sun that any such certificate has been lost, wrongfully taken or destroyed;

                         (ii) Such security or indemnity as may be reasonably requested by Sun to indemnify and hold Sun harmless in respect of such stock certificate(s); and

                         (iii) Evidence to the satisfaction of Sun that such holder is the owner of Advantage Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                 (d) If the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Advantage Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of Sun that such tax has been paid or is not applicable.

                 (e) No holder of Advantage Shares shall be entitled to receive any dividends or distributions declared or made with respect to the Sun Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement nor any dividend or other distribution with respect to Sun Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing Advantage Shares, and Sun shall not be obligated to deliver any of the consideration contemplated by this Agreement or any such dividend or other distribution with respect to Sun Shares until such holder shall surrender the certificate or certificates representing Advantage Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing Sun Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement and the amount of any dividends or other distributions with respect to Sun Shares to which such holder is entitled as a holder of Sun Shares.

         Section 2.6 Determination of Alternative  Structures.  Advantage hereby
                     ----------------------------------------
agrees that Sun and Sun Bank may at any time change the method of effecting the combination (including by providing for the merger of Advantage with a wholly-owned subsidiary of Sun other than Sun Bank); provided, however, that no such changes shall (i) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Advantage as provided for in this Agreement (the "Merger Consideration"), (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely affect the tax treatment of Advantage's shareholders as a result of receiving the Merger Consideration or the tax treatment of either party pursuant to this Agreement.

         Section 2.7 Laws of Escheat.  If any of the  consideration due or other
                     ---------------
payments to be paid or delivered to the holders of Advantage Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Sun or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Advantage, Sun, Sun Bank, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of Advantage Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

         Section 2.8 Dissenting Shares.
                     -----------------

                 (a) Any holder of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of 12 U.S.C. ss.215a(b); provided, however, that if, in accordance with 12 U.S.C. ss.215a(b), any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Cash Consideration without interest from Sun. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to 12 U.S.C. ss.215a(b).

                 (b) Advantage shall give Sun (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to 12 U.S.C. ss.215a(b) received by Advantage and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under 12 U.S.C. ss.215a(b). Advantage shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Sun, settle or offer to settle any such demands.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF ADVANTAGE

         Advantage hereby represents and warrants to Sun as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1 Corporate Organization.
                     ----------------------

                 (a) Advantage is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. Advantage has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in New Jersey and in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary. True and correct copies of the Certificate of Incorporation and the Bylaws of Advantage, each as amended to the date hereof, have been delivered to Sun.

                 (b) Advantage has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of Advantage.

                 (c) The minute books of Advantage contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

                 (d) Advantage has no subsidiaries.

         Section 3.2  Capitalization.  The authorized capital stock of Advantage
                      --------------
consists of 5,000,000 Advantage Shares, of which 1,807,403 are issued and outstanding as of the date hereof (of which none are held in the treasury of Advantage). All of the issued and outstanding Advantage Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Advantage, or any securities or rights convertible into or exchangeable for shares of capital stock of Advantage, except for options to purchase 248,754 Advantage Shares (which are described in more detail in Schedule 2.3).

         Section 3.3 Financial Statements; Filings.
                     -----------------------------

                 (a) Advantage has previously delivered to Sun copies of the audited financial statements of Advantage as of and for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 and unaudited financial statements for the quarters ended March 31, 2005 and June 30, 2005, and Advantage shall deliver to Sun, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Advantage, the additional financial statements of Advantage as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Advantage").

                 (b) Advantage has previously delivered to Sun copies of the call reports of Advantage as of and for each of the years ended December 31, 2004, December 31, 2003 and December 31, 2002 and call reports for the quarters ended March 31, 2005 and June 30, 2005, and Advantage shall deliver to Sun, as soon as practicable following the preparation of additional call reports for each subsequent calendar quarter (or other reporting period) or year, the call reports of Advantage as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Regulatory Reports of Advantage").

                 (c) Each of the Financial Statements of Advantage and each of the Financial Regulatory Reports of Advantage (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Advantage have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Advantage and each of the Financial Regulatory Reports of Advantage (including the related notes, where applicable) fairly present or will fairly present the financial position of Advantage, as applicable, as of the respective dates thereof and fairly present or will fairly present the results of operations of Advantage, as applicable, for the respective periods therein set forth.

                 (d) To the extent not prohibited by law, Advantage has heretofore delivered or made available, or caused to be delivered or made available, to Sun all reports and filings made or required to be made by Advantage with the Regulatory Authorities, and will from time to time hereafter furnish to Sun, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (e) Except as set forth in Schedule 3.3(e), since December 31, 2004, Advantage has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business, prospects, operations, earnings, assets or financial condition (collectively, the

"Condition") of Advantage except obligations and liabilities which are accrued or reserved against in the Financial Statements of Advantage or the Financial Regulatory Reports of Advantage, or reflected in the notes thereto. Since December 31, 2004, Advantage has not incurred or paid any obligation or liability which would be material to the Condition of Advantage, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

         Section 3.4 Loan  Portfolio;  Reserves.  All evidences of  indebtedness
                     --------------------------
reflected as assets in the Financial Statements of Advantage were (or will be, as the case may be) as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; and (ii) the allowances for possible loan losses shown on the Financial Statements of Advantage and the Financial Regulatory Reports of
Advantage were, and the allowance for possible loan losses to be shown on the Financial Statements of Advantage and the Financial Regulatory Reports of Advantage as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Advantage and other extensions of credit (including letters of credit or commitments to make loans or extend credit);

         Section 3.5 Certain Loans and Related  Matters.  Except as set forth in
                     ----------------------------------
Schedule 3.5, Advantage is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Advantage or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned," "special mention," "credit risk assets," "classified," "criticized," "watch list," "concerned loans" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Advantage or any five percent (5%) shareholder of Advantage, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Advantage including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority, which such violation would be reasonably expected to have a Material Adverse Effect on the Condition of Advantage.

         Section 3.6 Authority; No Violation.
                     -----------------------

                 (a) Advantage has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Advantage and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Advantage has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to Advantage's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders and the execution and filing of the Certificate of Merger, no other corporate proceeding on the part of Advantage is necessary to consummate the transactions so contemplated. This Agreement (assuming due authorization, execution and delivery by Sun), constitutes a valid and binding obligation of Advantage, and will be enforceable against Advantage in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                 (b) Neither the execution and delivery of this Agreement by Advantage nor the consummation by Advantage of the transactions contemplated hereby, nor compliance by Advantage with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Advantage, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Advantage or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Advantage under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Advantage is a party, or by which it or any of its properties or assets may be bound or affected, except in the case of clauses
(ii) and (iii) as would not constitute a Material Adverse Effect.

         Section 3.7 Consents and Approvals.  Except for (i) the approval of the
                     ----------------------
shareholders of Advantage pursuant to the proxy statement of Advantage relating to the meeting of the shareholders of Advantage at which the Merger is to be considered (the "Proxy Statement/Prospectus"); (ii) the Consents of the
Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Advantage of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. Except for Sandler O'Neill & Partners,  L.P.
                     -------------
("Sandler"),  whose  engagement  letter is set forth in  Schedule  3.8,  neither
Advantage nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.9 Absence of Certain  Changes or Events.  Except as set forth
                     -------------------------------------
in Schedule 3.9, since December 31, 2004, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Advantage Shares or (b) any change or any event involving a prospective change in the Condition of Advantage, or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Advantage, including, without limitation any change in the administration or supervisory standing or rating of Advantage with any Regulatory Authority, and to the knowledge of Advantage, no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 3.10 Legal  Proceedings;  Etc. Advantage is not a party to any,
                      ------------------------
and there are no pending or, to the knowledge of Advantage, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Advantage challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Advantage as of the date hereof, there is no proceeding, claim, action or governmental investigation against Advantage; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Advantage which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Advantage; there is no default by Advantage under any material contract or agreement to which Advantage is a party; and Advantage is not a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Advantage, and Advantage has not been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns.
                      ---------------------

                 (a) Advantage has previously delivered or made available to Sun copies of the federal, state and local income tax returns of Advantage for the years 2002, 2003 and 2004 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Advantage has duly filed in correct form all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and Advantage has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Advantage to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Advantage), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Advantage and the Financial Regulatory Reports of Advantage are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Advantage is not responsible for the taxes of any other person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                 (b) Except as disclosed in Schedule 3.11, Advantage has not executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Advantage, have been adequately provided for in the Financial Statements of Advantage.

                 (c) Advantage has not made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

                 (d) There has not been an  ownership  change,  as  defined   in
Section 382(g) of the Code, of Advantage that occurred during or after any taxable period in which Advantage incurred an operating loss that carries over to any taxable period ending after the fiscal year of Advantage immediately preceding the date of this Agreement.

               (e) (i) Proper and accurate amounts have been withheld by Advantage from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Advantage for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by Advantage in the Financial Statements of Advantage.

         Section 3.12 Employee Benefit Plans.
                      ----------------------

                 (a) Advantage does not maintain any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Schedule 3.12(a) (the "Employee Benefit Plans"). Advantage has, with respect to each such plan, delivered to Sun true and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a),the most recent determination letter received from the Internal Revenue Service or opinion letter issued by the Internal Revenue Service with respect to a prototype plan; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation ("PBGC")).

                 (b) No Employee Benefit Plan is a defined benefit plan. Advantage (or any pension plan maintained by any of them) has not incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                 (c) Advantage has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                 (d) All Employee Benefit Plans are in material compliance with the applicable provisions of ERISA and the Code, including, but not limited to, COBRA, HIPAA and any applicable, similar state law. Advantage has no material liability under any such plan that is not reflected in the Financial Statements of Advantage or the Financial Regulatory Reports of Advantage. None of Advantage, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA ss.ss. 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164. No penalties have been imposed on Advantage, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA ss. 1176 or ss. 1177.

                  For purposes of this Agreement, "COBRA" means the provision of
Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder, and "HIPAA" means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

                 (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                 (f) No Employee Benefit Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                 (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or obligation (including, without limitation, severance, bonus, deferred compensation, retirement, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Advantage under any Employee Benefit Plan or otherwise, (ii) increase any benefits or obligations otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits or obligations.

                 (h) No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA. Advantage has never been a party to or participant in a multiemployer plan.

                 (i) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No assets of Advantage are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

                 (j) Each Employee Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

                 (k) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

                 (l) Each employee pension benefit plan, as defined in Section 3(2) of ERISA , that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of Advantage are allocated to or held in a grantor trust or "rabbi trust" or similar funding vehicle.

                 (m) Except as set forth on Schedule 3.12(m), no Employee Benefit Plan provides benefits to any current or former employee of Advantage following the retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of Advantage.

                 (n) With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with generally accepted accounting principles on the Financial Statements of Advantage.

         Section 3.13 Title and Related Matters.
                      -------------------------

                 (a) Advantage has marketable title, and as to owned real property, has marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of Advantage or the Financial Regulatory Reports of Advantage or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2002), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Advantage and the Financial Regulatory Reports of Advantage or incurred in the ordinary course of business after December 31, 2004, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Advantage.

                 (b) All agreements pursuant to which Advantage leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Condition of Advantage. Advantage has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and, except as set forth on Schedule 3.13(b), Sun shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

                 (c) Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Advantage are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Advantage are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate.
                      -----------

                 (a) Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Advantage or in which Advantage has any ownership or leasehold interest.

                 (b) Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord's property manager (if any), under which Advantage is the lessee of any real property and which relates in any manner to the operation of the businesses of Advantage.

                 (c) Advantage has not violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

                 (d) As to each parcel of real property owned or used by Advantage, Advantage has not received notice of any pending or, to the knowledge of Advantage, threatened condemnation proceedings, litigation proceedings or mechanic's or materialmen's liens.

         Section 3.15 Environmental Matters.
                      ---------------------

                 (a) Each of Advantage, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace. (b) There is no litigation pending or, to the knowledge of Advantage, threatened before any court, governmental agency or board or other forum in which Advantage or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by Advantage or any Participation Facility.

                 (c) There is no litigation pending or, to the knowledge of Advantage, threatened before any court, governmental agency or board or other forum in which any Loan

Property (or Advantage in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

                 (d) There is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

                 (e) During the period of (i) ownership or operation by Advantage of any of its current properties, (ii) participation by Advantage in the management of any Participation Facility, or (iii) holding by Advantage of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties.

                 (f) Prior to the period of (i) ownership or operation by Advantage of any of its current properties, (ii) participation by Advantage in the management of any Participation Facility, or (iii) holding by Advantage of a security interest in any Loan Property, to the knowledge of Advantage, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property.

         Section 3.16 Commitments and Contracts.
                      -------------------------

                 (a) Except as set forth in Schedule 3.16, Advantage is not a party or subject to any of the following (whether written or oral, express or implied):

                         (i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Advantage);

                         (ii) Any labor contract or agreement with any labor union;

                         (iii) Any contract covenants which limit the ability of Advantage to compete in any line of business or which involve any restriction of the geographical area in which Advantage may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

                         (iv) Any lease (other than real estate leases described on Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

                         (v) Any other contract or agreement which would be required to be disclosed in reports filed by Advantage with the New Jersey Department of Banking and Insurance or the Federal Deposit Insurance Corporation (the "FDIC") and which has not been so disclosed.

                 (b) There is not, under any agreement, lease or contract to which Advantage is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

               (c) Except  as  set  forth  on Schedule 3.16(c),  (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the material service contracts (including leases, agreements or licenses) to which Advantage is a party ("Service Contracts"), or modification or acceleration of any of the terms of such Service Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Service Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

                 (d) Schedule 3.16(d) lists  the  deadlines  for  extensions  or
terminations  of  any  material  leases,   agreements  or  licenses   (including
specifically data processing agreements) to which Advantage is a party.

         Section 3.17 Regulatory  Matters.  Advantage has not taken or agreed to
                      -------------------
take any action or has any knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

         Section  3.18  Registration  Obligations.  Advantage  is not  under any
                        -------------------------
obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 Antitakeover  Provisions.  Advantage has taken all actions
                      ------------------------
required to exempt Advantage, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

         Section 3.20 Insurance.  Advantage is presently insured as set forth on
                      ---------
Schedule 3.20, and during each of the past three calendar years has been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Advantage provides adequate coverage against loss, and the fidelity bonds in effect as to which Advantage is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Schedule 3.20.

         Section 3.21 Labor.
                      -----

                 (a) No work stoppage involving Advantage is pending as of the date hereof or, to the knowledge of Advantage, threatened. Advantage is not involved in, or, to the knowledge of Advantage, threatened with or affected by, any proceeding asserting that Advantage has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse

Effect on Advantage. No union represents or claims to represent any employees of Advantage, and, to the knowledge of Advantage, no labor union is attempting to organize employees of Advantage.

                 (b) Advantage has made available to Sun a true and complete list of all employees of Advantage as of the date hereof, together with the employee position, title, salary and date of hire. Except as set forth on
Schedule 3.16(a) hereto, no employee of Advantage has any contractual right to continued employment by Advantage.

                 (c) Advantage is in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

                 (d) Except as set forth on Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and there is not threatened any proceeding against or affecting Advantage relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Advantage.

         Section 3.22  Compliance with Laws.  Advantage has materially  complied
                       --------------------
with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in Schedule 3.22, Advantage:

                 (a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Advantage), and

                 (b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that Advantage is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Advantage), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Advantage, (iii) requiring Advantage to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of Advantage, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity's capital adequacy, credit policies, management or business.

                  (c) is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause
Advantage: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the "USA PATRIOT Act"), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Advantage pursuant to 12 C.F.R. Part
570. Furthermore, the Board of Directors of Advantage has adopted and Advantage has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

         Section 3.23 Transactions with Management. Except for (a) deposits, all
                      ----------------------------
of which are on terms and conditions comparable to those made available to other customers of Advantage at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm's length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of Advantage set forth in Schedule 3.12 and (d) any loans or deposit agreements entered into in the ordinary course with customers of Advantage, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for all such individuals.

         Section 3.24 Derivative Contracts.  Advantage is not a party to and has
                      --------------------
not agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Advantage which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivative Contracts set forth in Schedule 3.24.

         Section 3.25 Deposits. None of the deposits of Advantage are "brokered"
                      --------
deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Advantage's.

         Section 3.26 Accounting Controls;  Disclosure  Controls.  Advantage has
                      ------------------------------------------
devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Advantage;

(ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Advantage or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Advantage is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Advantage; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

         Section  3.27 Proxy  Materials.  None of the  information  relating  to
                       ----------------
Advantage to be included in the Proxy Statement/Prospectus which is to be mailed to the shareholders of Advantage in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement/Prospectus is mailed or at the time of the meeting of shareholders to which such Proxy
Statement/Prospectus relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

         Section 3.28 Deposit  Insurance.  The deposit accounts of Advantage are
                      ------------------
insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Advantage has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.29 Intellectual  Property.  Advantage owns or possesses valid
                      ----------------------
and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks, trademarks, computer software and other intellectual property used in its businesses; Advantage has not received any notice of conflict with respect thereto that asserts the right of others.

         Section 3.30 Untrue  Statements and  Omissions.  No  representation  or
                      ---------------------------------
warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section  3.31  Fairness  Opinion.   Prior  to  the  execution  of  this
                        -----------------
Agreement, Advantage has received an opinion from Sandler to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Stock Consideration is fair to the shareholders of Advantage from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                   ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF SUN

         Sun hereby represents and warrants to Advantage as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 4.1 Organization and Related Matters of Sun.
                     ---------------------------------------

                 (a) Sun is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Sun has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Sun is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Sun, or the character or location of the properties and assets owned or leased by Sun makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of Sun on a consolidated basis. Sun is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC"). True and correct copies of the Amended and Restated Certificate of Incorporation of Sun and the Bylaws of Sun, each as amended to the date hereof, have been made available to Advantage.

                 (b) Sun Bank is a national bank, duly organized, validly existing and in good standing under the laws of the United States. Sun Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted. True and correct copies of the Articles of Association and the Bylaws of Sun Bank, each as amended to the date hereof, have been delivered to Advantage.

(c) Each direct and indirect subsidiary of Sun (other than Sun Bank) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of Sun on a consolidated basis.

                 (d) Sun has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of Sun on a consolidated basis.

         Section 4.2 Capitalization.
                     --------------

                 (a) As of June 30, 2005, the authorized capital stock of Sun consisted of 25,000,000 shares of common stock, par value $1.00 per share, 18,138,494 shares of which are issued and outstanding (exclusive of any such shares held in the treasury of Sun) as of the date hereof, and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding Sun Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

                  (b) The authorized capital stock of Sun Bank consists of 750,000 shares of common stock, $5.00 par value per share, of which 607,577 shares as of the date hereof are issued and outstanding (none of which is held in the treasury of Sun Bank) (the "Sun Bank Shares"). All of the issued and outstanding Sun Bank Shares have been duly authorized and validly issued and all such shares are fully paid, and subject to 12 U.S.C. Section 55, nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Sun Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of Sun Bank.

                 (c) All of the issued and outstanding shares of capital stock of Sun Bank are owned by Sun free and clear of all liens and encumbrances and adverse claims thereto.

         Section 4.3 Authorization.  The execution, delivery, and performance of
                     -------------
this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Sun and Sun Bank, and no other corporate or other proceedings on the part of Sun and Sun Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of Sun and Sun Bank enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the respective charter documents of Sun or Sun Bank or, (ii) to Sun's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sun under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Sun is a party, or by which Sun or any of its properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sun or any of its material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.3; and (Y) with respect to (B) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Condition of Sun on a consolidated basis.

         Section 4.4 Financial Statements.
                     --------------------

(a) Sun has made available to Advantage copies of the consolidated financial statements of Sun as of and for the years ended December 31, 2004, 2003 and 2002, and for the periods ended March 31, 2005 and June 30, 2005, and Sun will make available to Advantage, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of Sun, the consolidated financial statements of Sun as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Sun").

                 (b) Sun has previously delivered to Advantage copies of the call reports of Sun Bank as of and for each of the years ended December 31, 2004, December 31, 2003 and December 31, 2002 and call reports for the quarters ended March 31, 2005 and June 30, 2005, and Sun shall deliver to Advantage, as soon as practicable following the preparation of additional call reports for each subsequent calendar quarter (or other reporting period) or year, the call reports of Advantage as of and for such subsequent calendar quarter (or other reporting period) or year as Advantage may request in writing (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Regulatory Reports of Sun").

                 (c) Each of the Financial Statements of Sun (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Sun have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Sun (including the related notes) fairly presents or will fairly present the consolidated financial position of Sun as of the respective dates thereof and fairly presents or will fairly present the results of operations of Sun for the respective periods therein set forth.

                 (d) Since December 31, 2004, Sun has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Sun on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Sun or reflected in the notes thereto, and (ii) which were incurred after December 31, 2004 in the ordinary course of business consistent with past practices.

         Section 4.5 Consents and Approvals.  Except for (i) the Consents of the
                     ----------------------
Regulatory Authorities; (ii) approval of this Agreement by the shareholders of Advantage; and (iii) as disclosed in Schedule 4.5, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Sun and Sun Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.6 Proxy Materials. None of the information relating solely to
                     ---------------
Sun or any Subsidiary to be included or incorporated by reference in the Proxy Statement/Prospectus which is to be mailed to the shareholders of Advantage in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement/Prospectus is mailed or at the time of the meeting of shareholders of Advantage to which such Proxy Statement/Prospectus relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

         Section 4.7 Regulatory Matters.  Sun has not agreed to take any action,
                     ------------------
has no knowledge of any fact and has not agreed to any  circumstance  that would
(i) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act or (ii) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code.

         Section 4.8 Absence of Certain  Changes or Events.  Since  December 31,
                     -------------------------------------
2004, there has not been any change or any event which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Sun on a consolidated basis, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Sun on a consolidated basis and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

         Section 4.9  Deposit  Insurance.  The deposit  accounts of Sun Bank are
                      ------------------
insured by the FDIC in accordance with the provisions of the Act; Sun Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 4.10 Accounting Controls; Disclosure Controls.
                      ----------------------------------------

                 (a) Each of Sun, Sun Bank and their respective subsidiaries has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Sun, Sun Bank and their respective subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Sun, Sun Bank and their respective subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Sun, Sun Bank and their respective subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Sun, Sun Bank and their respective subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

                 (b) To the extent required, Sun has in place "disclosure controls and procedures" as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended, to allow Sun's management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Sun required under the Securities Exchange Act of 1934, as amended.

         Section  4.11  SEC  Filings.  Sun has  filed  all  forms,  reports  and
                        ------------
documents required to be filed by Sun with the SEC since January 1, 2004 (collectively, the Sun SEC Reports"). The Sun SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Sun's SEC Reports or necessary in order to make statements in Sun's SEC Reports, in light of the circumstances under which they were made, not misleading.

         Section 4.12 Loan  Reserves.  The  allowances  for possible loan losses
                      --------------
shown on the Financial Statements of Sun and the Financial Regulatory Reports of Sun Bank as of June 30, 2005 were, and the allowance for possible loan losses to be shown on the Financial Statements of

Sun and the Financial Regulatory Reports of Sun Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Sun and Sun Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

         Section  4.13 Legal  Proceedings;  Etc.  Neither  Sun nor Sun Bank is a
                       ------------------------
party to any, and there are no pending or, to the knowledge of Sun and each Sun subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Sun or Sun Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Sun and each Sun subsidiary as of the date hereof, there is no proceeding, claim, action or governmental investigation against Sun or Sun Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Sun or Sun Bank which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Sun on a consolidated basis; there is no default by Sun or Sun Bank under any material contract or agreement to which Sun or Sun Bank is a party; and none of Sun or Sun Bank is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Sun or Sun Bank and none of Sun or Sun Bank has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section  4.14  Compliance  with Laws.  Each of Sun,  Sun Bank and their
                        ---------------------
respective subsidiaries has conducted its business in all material respects in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders. None of Sun or Sun Bank:

                 (a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Sun).

                 (b) since  January  1,  2004,  has  received a notification  or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that Sun or Sun Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Sun), (ii) threatening to revoke any permit or license (other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Sun), (iii) requiring Sun or Sun Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of Sun or Sun Bank, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity's capital adequacy, credit policies, management or business.

                 (c) is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Sun or Sun Bank: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA
PATRIOT Act of 2001, Public Law 107-56 (the "USA PATRIOT Act"), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Advantage pursuant to 12 C.F.R. Part
570. Furthermore, the Board of Directors of Sun Bank has adopted and Sun Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

         Section 4.15 Capital  Adequacy.  As of the date of this  Agreement  Sun
                      -----------------
has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, each of Sun and Sun Bank will have sufficient capital to satisfy all applicable regulatory capital requirements.

         Section 4.16 Sun Shares.  As of the date hereof,  Sun has available and
                      ----------
reserved shares of Sun Common Stock sufficient for issuance pursuant to the Merger. The Sun Shares to be issued hereunder pursuant to the Merger will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Sun, with no personal liability attaching to the ownership thereof.

         Section 4.17 Untrue  Statements and  Omissions.  No  representation  or
                      ---------------------------------
warranty contained in Article 4 of this Agreement or in the Schedules of Sun contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5

                            COVENANTS AND AGREEMENTS

         Section 5.1 Conduct of the Business of the Parties.
                     --------------------------------------

                 (a) During the period from the date of this Agreement to the Effective Time of the Merger, Advantage shall, and shall cause its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) preserve for itself and Sun the goodwill of the customers of Advantage and its subsidiaries and others with whom business relationships exist, and (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of Advantage or Sun to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                 (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, Advantage shall not, without the prior written consent of Sun, to:

                    (i) change, delete or add any provision of or to the Certificate of Incorporation or Bylaws of Advantage;

                    (ii) except for the issuance of Advantage Shares pursuant to the terms of the Advantage Options, change the number of shares of the authorized, issued or outstanding capital stock of Advantage, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Advantage, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Advantage; provided that Advantage may pay a one time special cash dividend of up to $.07 per share on each Advantage Share issued and outstanding (other than shares held in treasury and unawarded shares held in benefit plans) prior to the Effective Time.

                    (iii)incur any material  liabilities or material obligations
                         (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

                    (iv) make any capital expenditures individually in excess of
                         $10,000 other than expenditures necessary to maintain existing assets in good repair;

                    (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein;

                    (vi) except as set forth in Schedule  5.1(b)(vi)  and to the extent that the payment pursuant to Section 6.3(f) may constitute a bonus, pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan other than any amendment to any such plan that would permit service on the Advisory Board (as defined in Section 6.10) or the Board of
                         Directors of Sun or Sun Bank to constitute a continuation of service under such plan, except as may be required by law; grant any general increase in compensation or pay any bonuses to its employees as a class or to its officers or employees except for ordinary course salary increases of not more than five percent (5%) of the previous year's base salary per individual, and following not less than three business days prior notice to Sun; grant any increase in fees or other compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

                    (vii)enter  into or extend any  agreement,  lease or license relating to real property, personal property, data processing or bankcard functions relating to Advantage that involves an aggregate of $10,000 or more;

                    (viii) acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, Advantage shall consult with Sun with respect to any such foreclosures;

                    (ix) originate,  purchase,  extend  or  grant  any  loan  in principal amount in excess of $1,000,000, or engage or participate in any lending activities, including modifications to any loans existing on the date hereof;

                    (x) file any applications or make any contract with respect to branching by Advantage (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

                    (xi) form any new subsidiary;

                    (xii)increase or decrease the rate of interest  paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Advantage's past practices;

                    (xiii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

                    (xiv)purchase or sell or  otherwise  acquire any  investment securities; or

                    (xv) commence any cause of action or  proceeding  other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Advantage for material money damages or restrictions upon any of their operations.

         Section  5.2  Current  Information.  During the period from the date of
                       --------------------
this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Advantage will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Sun and to report the general status of the ongoing operations of Advantage. Advantage will promptly notify Sun of any material change in the normal course of business or the operations or the properties of Advantage, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Advantage, the institution or the threat of material litigation, claims, threats or causes of action involving Advantage, and will keep Sun fully informed of such events. Advantage will furnish to Sun, promptly after the preparation and/or receipt by Advantage thereof, copies of its unaudited monthly and quarterly periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Sun, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Advantage and the Financial Regulatory Reports of Advantage, as applicable.

         Section 5.3 Access to Properties; Personnel and Records; Systems Integration.
                       ---------------------------------------------------------

                 (a) For so long as this Agreement shall remain in effect, each party and its subsidiaries, if any, shall permit the other party or its agents full access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to the other party and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which the other party may have a reasonable interest, and each party shall use their reasonable best efforts to provide to the other party and its representatives access to the work papers of such party. For so long as this Agreement shall remain in effect, Advantage shall provide to Sun with as much notice as possible of all special and regular meetings of the Advantage Board of Directors and committees thereof and of all meetings of officers of Advantage and Advantage will permit a Sun representative to attend all such meetings. Advantage shall provide daily information regarding the business activities and operations of Advantage and all parties will establish procedures for coordination and monitoring of transition activities. No party shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by Advantage prior to the date hereof; provided that each party shall cooperate with the other party in seeking to obtain Consents from appropriate  parties  under  whose  rights  or  authority  access  is  otherwise restricted.  The  foregoing  rights  granted  shall  not,  whether  or  not  and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

                 (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (1) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (2) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Without the consent of the other party, neither party shall use information furnished to such party other than for the purposes of the transactions contemplated hereby.

                 (c) From and after the date hereof, Advantage shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause Advantage's data processing service providers to, cooperate and assist Sun in connection with an electronic and systematic conversion of all applicable data regarding Advantage to Sun Bank's system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, Advantage shall make reasonable arrangements during normal business hours to permit personnel and representatives of Sun Bank to train Advantage's employees in Sun Bank's system of electronic data processing. Advantage shall permit Sun to train the Advantage's employees during the one-month period before the anticipated Effective Time of the Merger with regard to Sun's operations, policies and procedures at Sun's sole cost and expense. This training may take place at Advantage's branch offices at such times to be determined in cooperation with Advantage and shall be conducted in a manner so as to not interfere with the business operations of the branch offices.

         Section 5.4  Approval of  Shareholders.  Advantage  will take all steps
                      -------------------------
necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement (but in no event later than 45 days after the Registration Statement has been declared effective) and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Advantage will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Advantage will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids.  Except with respect to this  Agreement  and
                     -------------
the transactions contemplated hereby, neither Advantage nor any "Affiliate" (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, "representative") retained by Advantage shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any "takeover proposal" (as defined below) by any other party. Neither Advantage nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing. Advantage shall promptly notify Sun orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Advantage shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing provisions of this Section 5.5, in the event that, prior to obtaining shareholder approval of the Merger, Advantage receives an unsolicited bona fide proposal for a takeover proposal, and the Advantage Board concludes in good faith (after consultation with its outside counsel and financial advisor) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, Advantage may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Advantage shall have entered into a confidentiality agreement with such third party on terms no less restrictive to Advantage than the confidentiality agreement with Sun, and provided further that Advantage also shall provide to Sun a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.5 to the extent not previously provided or made available to Sun. As used in this
Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Advantage or for the acquisition of a significant equity interest in Advantage or for the acquisition of a significant portion of the assets or liabilities of Advantage.

         Section 5.6 Notice of  Deadlines.  Schedule 5.6 lists the deadlines for
                     --------------------
extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Advantage is a party.

         Section 5.7 Maintenance of Properties;  Certain Remediation and Capital
                     -----------------------------------------------------------
Improvements.  Advantage will maintain their respective properties and assets in
------------
satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.8  Environmental  Audits.  Upon the  written  request of Sun,
                      ---------------------
which request shall occur within thirty (30) days of the date hereof, Advantage will, at Sun's expense, with respect to each parcel of real property that Advantage owns, procure and deliver to Sun, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to Sun.

         Section 5.9 Title  Insurance.  Upon the written  request of Sun,  which
                     ----------------
request shall occur within thirty (30) days of the date hereof, Advantage will, at Sun's expense, with respect to each parcel of real property that Advantage owns, procure and deliver to Sun, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner's title insurance in such amounts and by such insurance company reasonably acceptable to Sun, which policy shall be free of all material exceptions to Sun's reasonable satisfaction.

         Section 5.10 Surveys.  Upon the written  request of Sun,  which request
                      -------
shall occur within thirty (30) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, Advantage, at Sun' expense, will procure and deliver to Sun at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Sun, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured prior to the Effective Time of the Merger.

         Section 5.11 Consents to Assign and Use Leased  Premises.  With respect
                      -------------------------------------------
to the leases disclosed in Schedule 3.14(b), Advantage will obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of Advantage to Sun Bank and to permit the use and operation of the leased premises by Sun Bank as of the Closing. Section 5.12 Compliance Matters. Prior to the Effective Time of the Merger, Advantage shall take, or cause to be taken, all steps reasonably requested by Sun to cure any deficiencies in regulatory compliance by Advantage; provided, however, neither Sun nor Sun Bank shall be responsible for discovering, nor shall Sun have any liability resulting from, such deficiencies or attempts to cure them.

         Section 5.13 Conforming  Accounting and Reserve Policies.  Upon written
                      -------------------------------------------
confirmation from Sun that all conditions to closing set forth in Articles 8 and 9 have been satisfied or waived, at the request of Sun, Advantage shall immediately prior to Closing establish and take such reserves and accruals as Sun reasonably shall request to conform Advantage's loan, accrual, reserve and other accounting policies to the policies of Sun Bank.

         Section 5.14 Affiliate and Voting  Agreements.  Advantage shall deliver
                      --------------------------------
to Sun as of the date of the Agreement, a Voting Agreement in form and substance as set forth on Exhibit 5.14, executed by each director and executive officer of Advantage.

                                   ARTICLE 6

                       ADDITIONAL COVENANTS AND AGREEMENTS

         Section  6.1  Best  Efforts;  Cooperation.  Subject  to the  terms  and
                       ---------------------------
conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters.
                     ------------------

                 (a) As  promptly  as  practicable   following the execution and
delivery of this Agreement, but in no event more than sixty (60) days from the date hereof, Sun and Advantage shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Advantage. Each of the parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

                 (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. The parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Employment and Employee Benefits Matters.
                     ----------------------------------------

                 (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Sun or any of its affiliates and any officer or employee of Advantage or an obligation on the part of Sun or any of its affiliates to employ any such officers or employees.

                 (b) Except as otherwise set forth in this Section 6.3, the parties agree that appropriate steps shall be taken to terminate all Employee Benefit Plans of Advantage as soon as administratively feasible following the Effective Time of the Merger, provided that the conditions of this Subsection
(b) and of paragraphs (i)-(iii) below are then met and provided further that all current employees, and all former employees of Advantage who are presently covered under COBRA, who were participating immediately prior to the Merger in employee benefit plans of Advantage for which Sun maintains a corresponding plan shall commence participation in Sun's corresponding plan upon the later of the Effective Time of the Merger or the date of termination of coverage under the Employee Benefit Plans of Advantage without any gap or interruption in coverage (including any gap affecting any of Advantage employee's dependents), whether a gap in time of coverage or in waiting or elimination periods. Subject to Section 6.3(e) hereof and except as otherwise specifically provided below, Sun agrees that the officers and employees of Advantage who Sun employ shall be eligible to participate in Sun's employee benefit plans, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of Sun; provided, however, that:

                    (i) with respect to each Sun Health Plan, Sun shall waive all waiting periods under said plans for pre-existing conditions to the extent that such conditions were previously subject to coverage by the Advantage plans and employees shall be given credit for co-payments and deductibles incurred during the current calendar year under the Advantage plans;

                    (ii) credit  for each  such  employee's  past  service  with
                         Advantage prior to the Effective Time of the Merger ("Past Service Credit") shall be given by Sun to continuing Advantage employees for purposes of establishing eligibility for participation in and vesting under Sun's welfare and fringe benefit plans; and

                    (iii)Past   Service   Credit   shall  be  given  by  Sun  to
                         continuing Advantage employees for purposes of Sun's vacation policy effective with the beginning of the first calendar year following the Closing Date and continuing Advantage employees shall be permitted to take the balance of their accrued vacation during the period between the Closing Date and the end of the current calendar year. Advantage shall provide Sun with a list of each Advantage employee's accrued vacation as of the Closing Date.

                 (c) Advantage maintains a 401(k) plan for the benefit of its employees. Sun will assume the 401(k) plan maintained by Advantage. Sun shall recognize past service credit for continuing employees of Advantage who become participants in the Sun 401(k) plan.

                 (d)  Sun  shall  provide  COBRA  coverage  under  any  of   the
Advantage Employee Benefit Plans subject to COBRA for all M&A qualified beneficiaries under Q&A 4 of Treasury Regulation ss. 54.4890B-9.

                 (e) Any employee of Advantage whose employment with Sun Bank is involuntarily terminated by Sun Bank, absent termination for cause in accordance with policies of Sun or Sun Bank, shall receive severance payments in accordance with the policy and years of service information set forth on
Schedule 6.3(e).

                 (f) On the Closing Date, Advantage shall pay Peter G. Schoberl an amount equal to all sums to which Mr. Schoberl, in the event of his termination, would be entitled pursuant to Section 4.F. of the Employment Agreement, dated January 31, 2005, between Advantage and Mr. Schoberl.

         Section 6.4 Indemnification.
                     ---------------

                 (a) For a period of six (6) years after the Effective Time of the Merger, Sun shall indemnify, defend and hold harmless each person entitled to indemnification from Advantage (each an "Indemnified Party") against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent which Advantage would have been permitted under any applicable law (and Sun shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

                 (b) After   the   Effective   Time  of  the Merger,  directors,
officers and employees of Advantage, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Sun and its subsidiaries would be entitled under the Certificate of Incorporation and Bylaws of Sun or the particular subsidiary for which they are serving as officers, directors or employees and under such directors' and officers' liability insurance policy as Sun may then make available to officers, directors and employees of Sun and its subsidiaries.

                 (c) Sun shall use its best efforts (and Advantage shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of three (3) years after the Effective Time of the Merger Advantage's existing directors' and officers' liability insurance policy (provided that Sun may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or
(ii)with the consent of Advantage (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that Sun shall not be obligated to make premium payments for such three (3) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Advantage's directors and officers, 150% of the annual premium payments on Advantage's current policy, as in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sun shall use its reasonable efforts to maintain the most advantageous policies of director's and officer's liability insurance obtainable for a premium equal to the Maximum Amount.

                (d) If Sun or any of its successors or assigns shall consolidate with or merge into any other person and shall not be continuing or surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of Sun shall assume the obligations set forth in this Section 6.4.

         Section 6.5 Registration  Statement.  Sun shall use its reasonable best
                     -----------------------
efforts to cause the Registration Statement to be filed with the SEC within ninety days of the date hereof and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement/Prospectus for the meeting of Advantage's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. Advantage will furnish to Sun the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. Sun shall take all actions required to qualify or obtain exemptions from such qualifications for the Sun Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

         Section 6.6 Transaction Expenses of Advantage.
                     ---------------------------------

                 (a) Schedule 6.6(a) contains Advantage's estimated budget of transaction-related expenses reasonably anticipated to be payable by Advantage in connection with this Agreement and the transactions contemplated thereunder, including any payments to be made in accordance with any employment agreements or bonus arrangements between any officer and Advantage to be made before or after the Effective Time of the Merger, based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Advantage shall use its best efforts to maintain expenses within the budget.

                 (b) Promptly after the execution of this Agreement, Advantage shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days. Advantage shall review these invoices and track such expenses against the budget referenced above, and Advantage shall advise Sun of such matters prior to payment of such invoices.

                 (c) Advantage shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month. Advantage shall advise Sun monthly of such invoices for professional services, disbursements and reimbursable expenses which Advantage has incurred in connection with this Agreement prior to payment of such invoices, and Advantage shall track such expenses against the budget referenced above.

                 (d) Sun, in reasonable consultation with Advantage, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus, the expenses of which shall be the responsibility of Advantage.

                 (e) Not later than two business days prior to the Closing Date, Advantage shall provide Sun with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made. Advantage shall detail any variance of such transaction expenses to the budget set forth at Advantage Schedule 6.6(a) as of the date of the Agreement.

         Section 6.7 Press Releases.  Sun and Advantage agree that they will not
                     --------------
issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

         Section 6.8 Prior Notice and Approval  Before  Payments To Be Made.  No
                     ------------------------------------------------------
payments shall be made by Advantage to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with Advantage, except to the extent that such intended payments (i) have been set forth in the Advantage Schedules furnished to Sun at the date of this Agreement, (ii) with prior written notice to Sun of such intended payment, (iii) delivery of a written acknowledgement and release executed by the recipient and Advantage satisfactory to Sun in form and substance, and (iv) the consent of Sun. Prior to Advantage making any such payments to any officer or director, Advantage, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an "excess parachute payment" in accordance with Section 280G of the Code, and Advantage shall furnish Sun with a detailed schedule related to such determination prior to making any such payments.

         Section 6.9 Nasdaq Listing. Sun shall cause the Sun Shares to be issued
                     --------------
in the Merger to be approved for listing for quotation on NASDAQ, subject to official notice of issuance, as of the Effective Time.

         Section 6.10 Sun Advisory  Board for Somerset and  Hunterdon  Counties.
                      ---------------------------------------------------------
Sun will invite the six (6) individuals who were formerly serving as non-employee directors on the Board of Directors of Advantage immediately prior to the Effective Time, and not appointed to the Board of Directors of Sun or Sun Bank, to become members of the Sun Advisory Board for Somerset and Hunterdon Counties (the "Advisory Board") that will be established by Sun for an initial period of two (2) years following the Effective Time of the Merger. Each director appointed to the Advisory Board will be paid $2,500 in Sun Shares for each meeting attended in person, which Shares shall be awarded and deemed issued as of the Advisory Board meeting date and shall vest two years from the date of the meeting. In order to remain qualified as a member of the Advisory Board, each director must attend, in person, at least three (3) Advisory Board meetings per year. Meetings of the Advisory Board are expected to be held in Somerset or Hunterdon County and be attended by representatives of Sun senior management.

         Section 6.11 Board of  Directors of Sun and Sun Bank.  Sun and Sun Bank
                      ---------------------------------------
shall appoint John Fallone (or if Mr. Fallone is not available, one individual who was formerly serving on the Board of Directors of Advantage immediately prior to the Effective Time and who is acceptable to Sun and Sun Bank) to the Board of Directors of Sun and Sun Bank, effective as of the Effective Time, to serve until the next annual meeting of Sun and Sun Bank, subject to the right of removal for cause. Such individual appointed to Sun or Sun Bank's Board of Directors pursuant to this Section 6.11 shall not be appointed to the Advisory Board.

         Section  6.12  Peter G.  Schoberl.  As soon as  practicable  after  the
                        ------------------
Effective Time, Sun Bank shall appoint Peter G. Schoberl as Sun Bank's Executive Vice President and Area Executive for the Hunterdon and Somerset Markets to report directly to Sun Bank's President and Chief Executive Officer. In addition, on the date of such appointment, Sun will (i) grant Mr. Schoberl 5,000 stock options for Sun Shares, on terms and conditions consistent with Sun's existing stock option plan in effect on the date of the award, and (ii) offer him a change in control severance agreement on terms and conditions substantially similar to those agreements in effect at the time for executive officers of Sun Bank in comparable positions.

Section 6.13 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party. Each of Advantage and Sun shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         Section 6.14  Registration of Sun Shares related to Exchanged  Options.
                       --------------------------------------------------------
As soon as practicable after the Effective Time, Sun shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the Sun Shares subject to issuance upon the exercise of such Advantage Options exchanged in accordance with Section 2.2 herein.

                                   ARTICLE 7

                          MUTUAL CONDITIONS TO CLOSING

         The obligations of Sun, on the one hand, and Advantage, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder  Approval.  The Merger shall have been approved
                     ---------------------
by the requisite vote of the shareholders of Advantage.

         Section  7.2  Regulatory  Approvals.  All  necessary  Consents  of  the
                       ---------------------
Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation.  There shall be no actual or threatened  causes
                     ----------
of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either Sun or Advantage, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of Sun or Advantage, as the case may be.

         Section  7.4  Proxy   Statement   and   Registration   Statement.   The
                       --------------------------------------------------
Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and Sun shall have received all state securities laws, or "blue sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the Sun Shares pursuant to the terms of this Agreement.

         Section 7.5 Tax Opinion.  Advantage  shall have  received an opinion of
                     -----------
Malizia Spidi & Fisch, PC, counsel to Sun and Sun Bank, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, (b) there will be no gain or loss recognized by Advantage, Sun or Sun Bank in connection with the Merger, and (c) any gain (but not loss) realized in the Merger will be recognized by the shareholders of Advantage only to the extent of cash or other property (other than Sun Shares) received by the shareholders of Advantage in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of Advantage, Sun, Sun Bank and others.

                                   ARTICLE 8

                      CONDITIONS TO THE OBLIGATIONS OF SUN

         The obligation of Sun to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1  Representations  and Warranties.  The  representations and
                      -------------------------------
warranties of Advantage contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

         Section 8.2 Performance of Obligations.  Advantage shall have performed
                     --------------------------
all covenants, obligations and agreements required to be performed by it in all material respects under this Agreement prior to the Effective Time of the Merger.

         Section  8.3  Certificate  Representing   Satisfaction  of  Conditions.
                       --------------------------------------------------------
Advantage shall have delivered to Sun a certificate of the Chief Executive Officer of Advantage dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Advantage under Article 3 of this Agreement.

         Section  8.4  Absence  of  Adverse  Facts.  There  shall  have  been no
                       ---------------------------
determination by Sun that any fact, event or condition exists or has occurred that, in the judgment of Sun, would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of Advantage or the consummation of the transactions contemplated by this Agreement.

         Section 8.5 Consents Under  Agreements.  Advantage  shall have obtained
                     --------------------------
the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Advantage under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of Sun, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.6 Material Condition. There shall not be any action taken, or
                     ------------------
any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Sun, any material adverse requirement upon Sun or any Sun subsidiary, including, without limitation, any requirement that Sun sell or dispose of any significant amount of the assets of Advantage, or any other Sun subsidiary.

         Section 8.7  Certification of Claims.  Advantage shall have delivered a
                      -----------------------
certificate to Sun that other than as set forth in such certificate, Advantage is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Advantage.

         Section  8.8  Dissenting  Shares.  No more than 10% of the  issued  and
                       ------------------
outstanding shares of Advantage common stock shall be Dissenting Shares.

                                   ARTICLE 9

                     CONDITIONS TO OBLIGATIONS OF ADVANTAGE

         The obligation of Advantage to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1  Representations  and Warranties.  The  representations and
                      -------------------------------
warranties of Sun contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

         Section 9.2  Performance  of  Obligations.  Sun and Sun Bank shall have
                      ----------------------------
performed in all material respects all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate  Representing  Satisfaction of Conditions.  Sun
                     -----------------------------------------------------
shall have delivered to Advantage a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Section 9.1 and
Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Sun under
Article 4 of this Agreement.

         Section  9.4  Nasdaq  Listing.  The Sun  Shares  shall  continue  to be
                       ---------------
admitted for quotation on Nasdaq.

                                   ARTICLE 10

                        TERMINATION, WAIVER AND AMENDMENT


         Section 10.1  Termination.  This  Agreement may be  terminated  and the
                       -----------
Merger abandoned at any time prior to the Effective Time of the Merger:

                 (a) by the mutual consent in writing of the Board of Directors of Sun and Advantage; or

                 (b) by the Board of Directors of Sun or Advantage if the Merger shall not have occurred on or prior to May 31, 2006, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

                 (c) by the Board of Directors of Sun or Advantage (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.1 of this Agreement in the case of Advantage and Section 9.1 in the case of Sun or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Advantage and Section 9.1 of this Agreement in the case of Sun; or

                 (d) by the Board of Directors of Sun or Advantage (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.1 of this Agreement in the case of Advantage and Section 9.1 in the case of Sun or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or

                 (e) by the Board of  Directors of Sun or Advantage in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Advantage fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Advantage's shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

                 (f) by the Board of Directors of Sun or Advantage (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.1 of this Agreement in this case of Advantage and Section 9.1 in the case of Sun or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

                 (g) by the Board of Directors of Sun, (a) if Advantage fails to hold its shareholder meeting to vote on the Agreement within 45 days of the Registration Statement filed with respect to the Sun Shares to be issued in accordance with this Agreement being declared effective by the Securities and Exchange Commission, or (b) if Advantage's Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of Advantage vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Sun its recommendation that the shareholders of Advantage vote in favor of the adoption of this Agreement; or

                 (h) By Advantage if it determines by a vote of the majority of the members of its Board of Directors, and notifies Sun, at any time during the five (5) day period commencing two (2) business days after the Determination Date and if both of the following conditions are satisfied:

                    (i) The Average Closing Price of Sun Common Stock is less than $17.70 (adjusted as set forth in the last sentence of this Section 10.1(h)); and

                    (ii) (x) the number obtained by dividing the Average Closing
                         Price on the Determination Date by the Starting Price (such number being referred to herein as the "Sun Ratio") shall be less than (y) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting .20 from the quotient in this clause (ii)(y) (such number being referred to herein as the "Index Ratio");

         If  Advantage  elects to  terminate  this  Agreement  pursuant  to this
Section 10.1(h), it shall give notice to Sun within the aforementioned five (5) day period, provided such notice may be withdrawn at any time. During the five
(5) day period commencing with its receipt of such notice, Sun shall have the option of adjusting the Per Share Stock Consideration to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $17.70 multiplied by the Per Share Stock Consideration (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Per Share Stock Consideration (as then in effect) and the denominator of which is the Sun Ratio. If Sun makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Advantage of such election and the revised Per Share Stock Consideration, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Stock Consideration shall have been so modified), and any reference in this Agreement to "Per Share Stock Consideration" shall thereafter be deemed to refer to the Per Share Stock Consideration as adjusted pursuant to this Section 10.1(h).


         For purposes of this Section 10.1(h), the following terms shall have the meaning indicated:


         "Average Closing Price" shall mean the average of the per share closing prices of the Sun Common Stock as reported on the NASDAQ for the 20 consecutive trading days ending on the Determination Date as reported by The Wall Street Journal, expressed in decimal figures carried to five figures.


         "Determination Date" means the tenth (10th) trading day prior to the Closing Date.


         "Index Group" means the nineteen (19) financial institution companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 50% of the acquirer's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the market capitalization of the outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The nineteen (19) financial institution companies and the weights attributed to them are as follows:

   Financial Institution Holding Company                      Market     Market
   -------------------------------------                    Cap. ($M)  Weighting
                                                            ---------  ---------
Company Name                                   Ticker
Arrow Financial Corporation                    AROW            277.1       2.43%
Community Bank System, Inc.                    CBU             707.3       6.20%
Community Banks, Inc.                          CMTY            642.6       5.63%
F.N.B. Corporation                             FNB           1,007.3       8.83%
Financial Institutions, Inc.                   FISI            181.6       1.59%
First Commonwealth Financial Corporation       FCF             937.5       8.22%
Harleysville National Corporation              HNBC            585.9       5.14%
Lakeland Bancorp, Incorporated                 LBAI            327.5       2.87%
National Penn Bancshares, Inc.                 NPBC            877.7       7.70%
NBT Bancorp Inc.                               NBTB            765.9       6.71%
Provident Bankshares Corporation               PBKS          1,111.8       9.75%
S&T Bancorp, Inc.                              STBA            974.6       8.54%
Sandy Spring Bancorp, Inc.                     SASR            483.1       4.24%
Sterling Bancorp                               STL             395.5       3.47%
Sterling Financial Corporation                 SLFI            582.8       5.11%
Suffolk Bancorp                                SUBK            321.2       2.82%
Tompkins Trustco, Inc.                         TMP             399.7       3.50%
U.S.B. Holding Co., Inc.                       UBH             489.8       4.29%
Univest Corporation of Pennsylvania            UVSP            336.7       2.95%
Totals                                                      11,405.5      100.0%


         "Index Price" on a given date, means the weighted average (weighted in accordance with the Weighting Factors above, which were calculated with reference to the market capitalizations of the outstanding shares of common stock of the Companies listed above) based upon the closing prices on such date of the common stock of the companies comprising the Index Group.

         "Starting Date" means August 22, 2005.

         "Starting Price" means $21.45 per share.

         If Sun or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(h). (i) By the Board of Advantage prior to obtaining shareholder approval of the Merger, in the event the Board makes the determination in good faith based on the advice of legal counsel that such action of accepting such takeover proposal is required in order for the Board to comply with its fiduciary duties under applicable law, and, provided that Advantage is not in breach of the provisions of this Agreement, including, but not limited to Section 5.5 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a takeover proposal (as defined in Section 5.5).

         Section 10.2 Effect of Termination; Termination Fee.
                      --------------------------------------

                 (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

                 (b) If, after the date of this Agreement, (i) Sun terminates this Agreement in accordance with Section 10.1(g), or (ii) Advantage terminates this Agreement in accordance with Section 10.1(i), (either of (i) or (ii) being a "Trigger Event"), then immediately upon the occurrence of a Trigger Event and in addition to any other rights and remedies of Sun, Advantage shall reimburse Sun for its expenses incurred in negotiation and pursuit of the Agreement and the related transactions contemplated thereunder, including but not limited to fees and expenses of its legal counselors, investment advisors, accountants and related professionals and costs associated with such transaction and process (the "Transaction Expenses") not to exceed $375,000, and if an Acquisition Transaction (as defined below) is consummated or a definitive agreement is entered into by Advantage relating to an Acquisition Transaction, in either case within 18 months following a Trigger Event (a "Subsequent Trigger Event"), then immediately upon the occurrence of a Subsequent Trigger Event and in addition to any other rights and remedies of Sun, Advantage shall pay Sun a cash amount of $1.48 million as an agreed-upon termination fee and reimburse Sun for its
Transaction Expenses not to exceed $250,000, less any Transaction Expenses already reimbursed pursuant to this Section 10.2(b) (collectively, the "Termination Fee"). For purposes of this Section 10.2, "Acquisition Transaction" shall, with respect to Advantage, mean any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Advantage, (b) a purchase, lease or other acquisition of all or substantially all the assets of Advantage, (c) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of Advantage, or (d) a tender or exchange offer to acquire securities representing 10% or more of the voting power of Advantage.

                 (c) Advantage and Sun agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.


         Section 10.3 Amendments. To the extent permitted by law, this Agreement
                      ----------
may be amended by a subsequent writing signed by each of Sun and Advantage.

         Section 10.4 Waivers.  Subject to Section 11.11 hereof,  prior to or at
                      -------
the Effective Time of the Merger, Sun, on the one hand, and Advantage, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.5 Non-Survival of Representations, Warranties and Covenants.
                      ---------------------------------------------------------
The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Sun or Advantage shall not survive the Effective Time of Merger, except that Section 5.3(b) and Section 6.4 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Sun, Advantage (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of Sun or Advantage contained herein shall be deemed to be terminated or extinguished so as to deprive Sun, on the one hand, and Advantage, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Sun or Advantage and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

                                   ARTICLE 11

                                  MISCELLANEOUS

         Section 11.1  Definitions.  Except as otherwise  provided  herein,  the
                       -----------
capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                  "Affiliate" of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

                  "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

                  "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

                  "Loan Property" means any property owned by Advantage, or in which Advantage holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law. Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "Participation Facility" means any facility in which Advantage has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

                 "Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. ss. 300.1100(c).

                  "Material Adverse Effect," with respect to any party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such party and their respective subsidiaries, if any, taken as a whole, or
(ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include changes, effects, events, occurrences or state of facts relating to
(i) the economy or financial markets in general, (ii) the banking industry in general, (iii) the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the transactions contemplated hereby, (iv) the effect of incurring and paying expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (v) changes in applicable laws or the interpretation thereof after the date hereof, and (vi) changes in GAAP or the interpretation thereof after the date hereof.

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System (the "FRB"), the OCC, and all state regulatory agencies having jurisdiction over the parties (including the New Jersey Department of Banking and Insurance), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

         Section  11.2  Entire  Agreement.  This  Agreement  and  the  documents
                        -----------------
referred to herein contain the entire agreement among Sun and Advantage with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.3  Notices.  All notices or other  communications  which are
                       -------
required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                  If to Advantage:

                           Advantage Bank
                           3421 Route 22 East
                           Branchburg, NJ 08876
                           Attention:  Peter G. Schoberl, President and Chief Executive Officer
                           Facsimile No.:  (908) 685-5801

                  With a copy to:

                           Pitney Hardin LLP
                           Attention:  Ronald H.  Janis, Esq.
                           Delivery:
                           --------
                           200 Campus Drive
                           Florham Park, NJ  07932
                           Mail:
                           ----
                           P.O. Box 1945
                           Morristown, NJ  07962-1945
                           Facsimile No.  (973) 966-1015

                  If to Sun, then to:

                           Sun Bancorp, Inc.
                           226 Landis Avenue
                           Vineland, New Jersey  08360
                           Attention:  Thomas A. Bracken, President and Chief Executive Officer
                           Facsimile No.:  (856) 691-9187

                  With a copy to:

                           Malizia Spidi & Fisch, PC
                           1100 New York Avenue, NW
                           Suite 340 West
                           Washington, DC 20005
                           Attention: John J. Spidi, Esq.
                           Facsimile No.: (202) 434-4661

All such notices or other  communications shall be deemed to have been delivered
(i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section  11.4  Severability.   If  any  term,  provision,  covenant  or
                        ------------
restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.5 Costs and Expenses. Except as set forth in Section 6.6(d),
                      ------------------
expenses incurred by Advantage on the one hand and Sun on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section  11.6  Captions.  The  captions as to  contents  of  particular
                        --------
articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer. Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.8 Persons  Bound;  No Assignment.  This  Agreement  shall be
                      ------------------------------
binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by Sun to a subsidiary of Sun).

         Section  11.9  Governing  Law.  This  Agreement  is made  and  shall be
                        --------------
governed by and construed in accordance with the laws of the State of New Jersey (without respect to its conflicts of laws principles) except to the extent federal law may apply.

         Section  11.10  Exhibits  and  Schedules.  Each  of  the  exhibits  and
                         ------------------------
schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 11.11 Waiver. The waiver by any party of the performance of any
                       ------
agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.12  Construction of Terms.  Whenever used in this Agreement,
                        ---------------------
the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.


[CORPORATE SEAL]                       SUN BANCORP, INC.


                                       By: /s/Thomas A. Bracken
                                           -------------------------------------
                                           Thomas A. Bracken
                                           President and Chief Executive Officer
ATTEST:


/s/Sidney R. Brown
------------------
Sidney R. Brown
Its Secretary

[CORPORATE SEAL]                       SUN NATIONAL BANK


                                       By: /s/Thomas A. Bracken
                                           -------------------------------------
                                           Thomas A. Bracken
                                           President and Chief Executive Officer
ATTEST:

/s/Edward H. Salmon
------------------
Edward H. Salmon
Its Secretary

[CORPORATE SEAL]                       ADVANTAGE BANK


                                       By: /s/Peter G. Schoberl
                                           -------------------------------------
                                           Peter G. Schoberl
                                           President and Chief Executive Officer
ATTEST:


/s/Barbara J. DeGiulo
---------------------
Name: Barbara J. DeGiulo
Its Secretary

                                                                      APPENDIX B


August 25, 2005


Board of Directors
Advantage Bank
3421 Route 22 East
Branchburg, NJ 08876

Ladies and Gentlemen:

Advantage Bank ("Advantage Bank") and Sun Bancorp, Inc. ("Sun Bancorp") have entered into an Agreement and Plan of Merger, dated as of August 25, 2005 (the "Agreement"), pursuant to which Advantage Bank will be merged with and into Sun Bancorp (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Advantage Bank common stock, par value $5.00 per share, issued and outstanding immediately prior to the Merger (the "Advantage Common Stock"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof (a) cash in an amount equal to $19.00 per share (the "Per Share Cash Consideration"), without interest or (b) 0.8700 shares (the "Per Share Stock Consideration) of Sun Bancorp common stock, par value $1.00 per share (the "Sun Shares"), subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that no more than $18.7 million of the total consideration will be in cash (the "Aggregate Cash Limit") and that no more than an aggregate of 982,500 of the Advantage Common Stock will be converted into a maximum of 1.965 million Sun Shares (the "Aggregate Stock Limit"). According to the Agreement, the Aggregate Stock Limit may be increased, at the sole discretion of Sun Bancorp, to up to 60% of the aggregate number of shares of Advantage Common Stock outstanding immediately prior to the consummation of the Merger. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Advantage Bank Shares.

Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the merger agreement (ii) certain publicly available financial statements and other historical financial information of Advantage Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Sun Bancorp that we deemed relevant; (iv) internal financial projections for Advantage Bank for the year ending December 31, 2004 and 2005 prepared by and reviewed with management of Advantage Bank;
(v) internal financial projections for Sun Bancorp for the year ending December 31, 2005 and 2006 prepared by and reviewed with management of Sun Bancorp and consensus earnings per share estimates for Sun Bancorp for the years ending December 31, 2005 and 2006 published by I/B/E/S; (vi) the pro forma financial impact of the Merger on Sun Bancorp, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings

Board of Directors
Advantage Bancorp, Inc.
August 25, 2005
Page 2

determined by the senior managements of Advantage Bank and Sun Bancorp; (vii) the publicly reported historical price and trading activity for Advantage Bank's and Sun Bancorp's common stock, including a comparison of certain financial and stock market information for Advantage Bank and Sun Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Advantage Bank the business, financial condition, results of operations and prospects of Advantage Bank and held similar discussions with certain members of senior management of Sun Bancorp regarding the business, financial condition, results of operations and prospects of Sun Bancorp.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Advantage Bank or Sun Bancorp or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Advantage Bank and Sun Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Advantage Bank or Sun Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Advantage Bank or Sun Bancorp nor have we reviewed any individual credit files relating to Advantage Bank or Sun Bancorp. We have assumed, with your consent, that the respective allowances for loan losses for both Advantage Bank and Sun Bancorp are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for Advantage Bank and Sun Bancorp and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Advantage Bank and Sun Bancorp and used by Sandler O'Neill in its analyses, Advantage Bank's and Sun Bancorp's managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Advantage Bank and Sun Bancorp and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Advantage Bank's or Sun Bancorp's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available

Board of Directors
Advantage Bancorp, Inc.
August 25, 2005
Page 3

to us. We have assumed in all respects material to our analysis that Advantage Bank and Sun Bancorp will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Advantage Bank has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Sun Bancorp's common stock will be when issued to Advantage Bank's shareholders pursuant to the Agreement or the prices at which Sun Bancorp's or Advantage Bank's common stock may trade at any time.

We have acted as Advantage Bank's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Advantage Bank has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services for Advantage Bank and have received compensation for such services. In addition, as we have previously advised you, we have in the past provided certain investment banking services to Sun Bancorp and have received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Advantage Bank and Sun Bancorp and their affiliates. We may also actively trade the equity or debt securities of Advantage Bank and Sun Bancorp or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Advantage Bank in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Advantage Bank as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Advantage Bank Shares and does not address the underlying business decision

Board of Directors
Advantage Bancorp, Inc.
August 25, 2005
Page 4

of Advantage Bank to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Advantage Bank or the effect of any other transaction in which Advantage Bank might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Advantage Bank Shares from a financial point of view.

                                            Very truly yours,

                                            /s/ Sandler O'Neill & Partners, L.P.

                                                                      APPENDIX C


               SECTION 215a OF TITLE 12 OF THE UNITED STATES CODE

Section 215a.  Mergers of national banks or State banks into national banks
---------------------------------------------------------------------------

          (a) Approval of Comptroller, board and shareholders; merger agreement; notice, capital stock; liability of receiving association. One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter [12 USC ss.ss. 215 et. seq.], may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall

          (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

          (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank;

          (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

          (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

          (b) Dissenting shareholders. If a merger shall be voted for at the called meetings by the necessary majority of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a shareholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

          (c) Valuation of shares. The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

          (d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law. If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

          (e) Status of receiving association; property rights and interests vested and held as fiduciary. The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interest of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merge and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interest, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interest were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

          (f) Removal as fiduciary; discrimination. Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

          (g) Issuance of stock by receiving association; preemptive rights. Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                              [FORM OF PROXY CARD]


                                 ADVANTAGE BANK
                               3421 ROUTE 22 EAST
                          BRANCHBURG, NEW JERSEY 08876

                         Special Meeting of Shareholders
                                November 30, 2005


         The undersigned hereby appoints each of Julie Noles and Gregory Schneider, or each of their respective designees, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of Advantage Bank which the undersigned is entitled to vote at the special meeting of shareholders (the "Meeting"), to be held on November 30, 2005 at 3:00 p.m. at the offices of the Bank at 286 Route 206 South, Hillsborough, New Jersey, and at any and all adjournments thereof, in the following manner:

                                                        FOR    AGAINST   ABSTAIN
                                                        ---    -------   -------
1.  To approve an Agreement and Plan of Merger,
    dated as of August 25, 2005, by and among
    Sun Bancorp, Inc., Sun National Bank and
    Advantage Bank, which provides for the
    merger of Advantage Bank with and into
    Sun National Bank.                                   [_]     [_]       [_]

    The Board of Directors recommends a vote "FOR" the above listed proposal.
                                              ---

Note: Executing this proxy permits such attorneys and proxies to vote, in their discretion, upon such other business as may properly come before the Meeting or any adjournments thereof.

--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned acknowledges receipt from Advantage Bank prior to the execution of this proxy of a notice of special meeting of shareholders and a proxy statement/prospectus dated October 31, 2005.

Dated:                              , 2005
       -----------------------------


-----------------------------------         ------------------------------------
PRINT NAME OF SHAREHOLDER                   PRINT NAME OF SHAREHOLDER


-----------------------------------         ------------------------------------
SIGNATURE OF SHAREHOLDER                    SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 21.  Exhibits and Financial Statement Schedules.

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:

          2    Agreement and Plan of Merger by and among Sun Bancorp, Inc., Sun National Bank and Advantage Bank
               (included as Exhibit A to the proxy statement/prospectus filed as part of this registration statement).

          3(a) Amended and Restated Certificate of Incorporation of Sun Bancorp, Inc. *

          3(b) Amended and Restated Bylaws of Sun Bancorp, Inc. *

          5    Opinion of Malizia Spidi & Fisch, PC as to the legality of the securities being registered **

          8    Tax Opinion of Malizia Spidi & Fisch, PC  **

         23(a) Consent of Deloitte & Touche LLP (with respect to Sun Bancorp, Inc.)

         23(b) Consent of Sandler O'Neill & Partners, L.P.

         23(c) Consent of Malizia Spidi & Fisch, PC (included in Exhibits 5 and 8)

         24    Powers of Attorney (reference is made to the signature page)

         99(a) Opinion of Sandler O'Neill & Partners, L.P. (included as Exhibit B to the proxy statement/prospectus filed as part of this registration statement)

-----------------------
          *    Incorporated by reference to Sun Bancorp's Registration Statement on Form S-3 (Registration No. 333-109636).
          **   Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vineland, New Jersey, on October 27, 2005.


                                                              SUN BANCORP, INC.

                                                              By:   /s/ Dan A. Chila
                                                                    ------------------------------------------
                                                                    Dan A. Chila
                                                                    Executive Vice President and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on October 27, 2005.

/s/ Bernard A. Brown                                 *        /s/ Thomas A. Bracken                          *
------------------------------------------------------        ------------------------------------------------
Bernard A. Brown                                              Thomas A. Bracken
Chairman                                                      President, Chief Executive Officer and Director

/s/ Ike Brown                                        *        /s/ Sidney R. Brown                            *
------------------------------------------------------        ------------------------------------------------
Ike Brown                                                     Sidney R. Brown
Director                                                      Vice Chairman, Secretary and Treasurer

/s/ Jeffrey S. Brown                                 *        /s/ Peter Galetto, Jr.                         *
------------------------------------------------------        ------------------------------------------------
Jeffrey S. Brown                                              Peter Galetto, Jr.
Director                                                      Director

/s/ Douglas J. Heun                                  *        /s/Charles P. Kaempffer                        *
------------------------------------------------------        ------------------------------------------------
Douglas J. Heun                                               Charles P. Kaempffer
Director                                                      Director

/s/ Anne E. Koons                                    *        /s/ Eli Kramer                                 *
------------------------------------------------------        ------------------------------------------------
Anne E. Koons                                                 Eli Kramer
Director                                                      Director

/s/ Alfonse M. Mattia                                *        /s/ Audrey S. Oswell                           *
------------------------------------------------------        ------------------------------------------------
Alfonse M. Mattia                                             Audrey S. Oswell
Director                                                      Director

/s/ George A. Pruitt                                 *        /s/ Anthony Russo, III                         *
------------------------------------------------------        ------------------------------------------------
George A. Pruitt                                              Anthony Russo, III
Director                                                      Director

/s/ Edward H. Salmon                                 *        /s/ Howard M. Schoor                           *
------------------------------------------------------        ------------------------------------------------
Edward H. Salmon                                              Howard M. Schoor
Director                                                      Director

/s/ Dan A. Chila
------------------------------------------------------
Dan A. Chila
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)


-----------------
*    Signed pursuant to power of attorney.